REVOLVING CREDIT AGREEMENT

Dated as of November 30, 2021

among

CLARION PARTNERS REAL ESTATE INCOME FUND INC.,

as Borrower,

CERTAIN SUBSIDIARIES THEREOF,

as Guarantors,

BANK OF AMERICA, N.A.,

as Administrative Agent

and

L/C Issuer,

and

The Other Lenders Party Hereto

BOFA SECURITIES, INC.,

as

Sole Lead Arranger and Sole Bookrunner

5.02	Eligibility	73
5.03	Addition/Removal of Unencumbered Properties	74

Article VI. Collateral		75
6.01	Liens and Security Interest	75
6.02	Release of Collateral	76

Article VII. Conditions Precedent to Credit Extensions		76
7.01	Conditions of Initial Credit Extension	76
7.02	Conditions to all Credit Extensions	78

Article VIII. Representations and Warranties		79
8.01	Existence, Qualification and Power	79
8.02	Authorization; No Contravention	79
8.03	Governmental Authorization; Other Consents	79
8.04	Binding Effect	79
8.05	Financial Statements; No Material Adverse Effect	80
8.06	Litigation	80
8.07	No Default	80
8.08	Ownership of Property; Liens	80
8.09	Environmental Compliance	81
8.10	Insurance	81
8.11	Taxes	81
8.12	ERISA Compliance	81
8.13	Subsidiaries; Equity Interests	82
8.14	Margin Regulations; Investment Company Act	82
8.15	Disclosure	83
8.16	Compliance with Laws	83
8.17	Taxpayer Identification Number	83
8.18	Unencumbered Properties	83
8.19	Ground Leases	83
8.20	Solvency	84
8.21	REIT Status	84
8.22	OFAC; Sanctions	84
8.23	Anti-Corruption Laws	84
8.24	Affected Financial Institution	84
8.25	Perfection of Security Interests in the Collateral	84
8.26	Beneficial Ownership Certificate	84
8.27	Covered Entities	84
8.28	Casualty, Etc.	84

Article IX. Affirmative Covenants		85
9.01	Financial Statements	85
9.02	Certificates; Other Information	86
9.03	Notices	88
9.04	Payment of Obligations	88
9.05	Preservation of Existence, Etc.	89
9.06	Maintenance of Properties	89
9.07	Maintenance of Insurance	89
9.08	Compliance with Laws	90
9.09	Books and Records	90
9.10	Inspection Rights	90
9.11	Use of Proceeds	90

9.12	Loan Documents and Organization Documents	90
9.13	Environmental Matters	90
9.14	Acceptable Ground Leases	91
9.15	Additional Subsidiary; Covenant to Guarantee and Secure Obligations	91
9.16	REIT Status	91
9.17	Further Assurances	92
9.18	Material Contracts	92
9.19	Anti-Corruption Laws; Sanctions	92
9.20	Compliance with Organization Documents	92
9.21	Beneficial Ownership	92
9.22	Investment Company Act	92
9.23	Periodic Valuations; Appraisals	92

Article X. Negative Covenants		93
10.01	Liens	93
10.02	Investments	94
10.03	Indebtedness	94
10.04	Fundamental Changes	95
10.05	Dispositions	95
10.06	Restricted Payments	96
10.07	Change in Nature of Business	96
10.08	Transactions with Affiliates	96
10.09	Burdensome Agreements	96
10.10	Use of Proceeds	97
10.11	Acceptable Ground Leases	97
10.12	Amendments of Organization Documents	97
10.13	Accounting Changes	97
10.14	Prepayments, Etc.	97
10.15	Sanctions	97
10.16	Anti-Corruption Laws	97
10.17	Financial Covenants	98
10.18	ERISA Compliance	98
10.19	Environmental Matters	98
10.20	Fund Administration	98

Article XI. Events of Default and Remedies		99
11.01	Events of Default	99
11.02	Remedies Upon Event of Default	101
11.03	Application of Funds	101
11.04	Performance by Administrative Agent	102

Article XII. Administrative Agent		102
12.01	Appointment and Authority	102
12.02	Rights as a Lender	103
12.03	Exculpatory Provisions	103
12.04	Reliance by Administrative Agent	104
12.05	Delegation of Duties	104
12.06	Resignation of Administrative Agent	104
12.07	Non-Reliance on Administrative Agent and Other Lenders	106
12.08	No Other Duties, Etc.	106
12.09	Administrative Agent May File Proofs of Claim	106
12.10	Collateral and Guaranty Matters	107

12.11	Administrative Agent Advances	107
12.12	Certain ERISA Matters	108
12.13	Recovery of Erroneous Payments	109

Article XIII. Miscellaneous		109
13.01	Amendments, Etc.	109
13.02	Notices; Effectiveness; Electronic Communication	110
13.03	No Waiver; Cumulative Remedies; Enforcement	112
13.04	Expenses; Indemnity; Damage Waiver	113
13.05	Payments Set Aside	115
13.06	Successors and Assigns	115
13.07	Treatment of Certain Information; Confidentiality	119
13.08	Right of Setoff	120
13.09	Counterparts; Integration; Effectiveness	120
13.10	Survival of Representations and Warranties	121
13.11	Severability	121
13.12	Replacement of Lenders	121
13.13	Governing Law; Jurisdiction; Etc.	122
13.14	Waiver of Jury Trial	123
13.15	Interest Rate Limitation	123
13.16	No Advisory or Fiduciary Responsibility	123
13.17	Electronic Execution of Assignments and Certain Other Documents	124
13.18	USA PATRIOT Act	125
13.19	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	125
13.20	Acknowledgement Regarding Any Supported QFCs	125
13.21	Time of the Essence	126
13.22	ENTIRE AGREEMENT	126

SCHEDULES

SCHEDULE 2.01	Commitments and Applicable Percentages
SCHEDULE 8.06	Litigation
SCHEDULE 8.09	Environmental Matters
SCHEDULE 8.12(d)	Pension Plan Obligations
SCHEDULE 8.13	Subsidiaries; Other Equity Investments; Equity Interests in Borrower
SCHEDULE 13.02	Administrative Agent’s Office; Certain Addresses for Notices; Taxpayer
Identification Number
EXHIBITS

EXHIBIT A	Form of Loan Notice
EXHIBIT B	Form of Revolving Credit Note
EXHIBIT C	Form of Compliance Certificate
EXHIBIT D-1	Form of Assignment and Assumption
EXHIBIT D-2	Form of Administrative Questionnaire
EXHIBIT E	Form of Unencumbered Property Report
EXHIBIT F	Form of U.S. Tax Compliance Certificates
EXHIBIT G	Form of Pledge Agreement
EXHIBIT H	Form of Joinder Agreement
EXHIBIT I	Mortgage Insurance Requirements

REVOLVING CREDIT AGREEMENT

This REVOLVING CREDIT AGREEMENT (as amended, restated or supplemented from time to time, this “Credit Agreement”) is entered into as of November 30, 2021, by and among CLARION PARTNERS REAL ESTATE INCOME FUND INC., a Maryland corporation (“Borrower”), each Guarantor (herein defined) from time to time party hereto, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent and L/C Issuer.

Borrower has requested that the Lenders provide a revolving credit facility to Borrower, to be Guaranteed by the Guarantors, and the Lenders have indicated their willingness to make Loans and the L/C Issuer has indicated its willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Credit Agreement, the following terms shall have the meanings set forth below: “Acceptable Ground Lease” means each ground lease with respect to any Unencumbered Property executed by a Loan Party, as lessee, (a) that has a remaining lease term (including extension or renewal rights) of at least twenty-five (25) years, calculated as of the date such Property becomes an Unencumbered Property, (b) that is in full force and effect, (c) that is transferable and assignable either without the landlord’s prior consent or with such consent, which, however, will not be unreasonably withheld or conditioned by landlord, (d) pursuant to which (i) no default or terminating event exists thereunder, and (ii) no event has occurred which but for the passage of time, or notice, or both would constitute a default or terminating event thereunder, and (e) that is otherwise acceptable to Administrative Agent in its sole discretion.

“Adjusted EBITDA” means, (a) EBITDA for the Consolidated Group for the most recently ended fiscal quarter times four (4) minus (b) the aggregate Annual Capital Expenditure Adjustment.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.02, or such other address or account as Administrative Agent may from time to time notify Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire substantially in the form of Exhibit D-2 or any other form approved by Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means, as of any date, the Commitments of Lenders, as adjusted from time to time in accordance with the terms of this Credit Agreement. The Aggregate Commitments as of the Closing Date shall be $75,000,000, as the same may be decreased pursuant to Section 2.05 or increased pursuant to Section 2.14.

“Annual Capital Expenditure Adjustment” means, for any Property, an amount equal to the greater of (a) (i) for office Properties, an amount equal to the product of (A) $0.25 multiplied by (B) the aggregate net rentable area (determined on a square feet basis) of such Property, (ii) for retail Properties, an amount equal to the product of (A) $0.20 multiplied by (B) the aggregate net rentable area (determined on a square feet basis) of such Property, (iii) for industrial and life-science Properties, an amount equal to the product of (A) $0.10 multiplied by (B) the aggregate net rentable area (determined on a square feet basis) of such Property, and (iv) for residential multi-family Properties, an amount equal to $250 per unit and (b) actual capital expenditures made in respect of such Property during the most recently ended four (4) fiscal quarters; provided, for any Property to which more than one of the categories above applies, the calculation pursuant to clause (a) above shall apply the square footage rates above on the basis of the square footage of such Property allocated to each such use; provided, further, to the extent any such Property has been owned by a member of the Consolidated Group or an Unconsolidated Affiliate for fewer than four (4) complete fiscal quarters, the amount contemplated by clause (b) above shall be deemed to be the amount budgeted by the Consolidated Group or the applicable Unconsolidated Affiliate, as applicable, for capital expenditures with respect to such Property for the first year of ownership of such Property without regard to actual capital expenditures made in respect of such Property.

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, as any such Applicable Percentage may be adjusted as provided in Section 2.15. If the Commitment of each Lender to make Loans and the obligation of L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 11.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in an Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Total Leverage Ratio as set forth in the most-recent Compliance Certificate received by Administrative Agent pursuant to Section 9.02(a):

Applicable Rate
Pricing Level	Total Leverage Ratio	Letters of Credit	BSBY Rate and BSBY Daily Floating Rate	Base Rate
1	< 40.00%	1.60%	1.60%	0.60%
2	≥ 40.00% and < 45.00%	1.70%	1.70%	0.70%
3	≥ 45.00% and < 50.00%	1.85%	1.85%	0.85%
4	≥ 50.00% and < 55.00%	2.00%	2.00%	1.00%
5	≥ 55.00% and < 60.00%	2.15%	2.15%	1.15%
6	≥ 60.00%	2.25%	2.25%	1.25%

Any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 9.02(a); provided that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of Required Lenders, Pricing Level 6 shall apply automatically as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered. The Applicable Rate in effect from the Closing Date until adjusted as set forth above shall be set at Pricing Level 3.

“Appraised Value” means, for any Property, the value of such Property based on the most recent Periodic Valuation; provided, however, that if Administrative Agent has obtained a FIRREA Appraisal on any Unencumbered Property as a condition to the extension of the Initial Maturity Date pursuant to Section 2.13, the value of such Unencumbered Property shall be based on the most-recent FIRREA Appraisal of such Unencumbered Property.

“Approved Costs” means, as of any date of determination with respect to any Property, the sum of the acquisition, construction, and other capitalized costs of such Property, whether in the form of cash, property, liabilities assumed, or other consideration.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means BofA Securities, Inc., in its capacity as sole lead arranger and sole bookrunner.

“Asset Coverage” means, as of any date of determination, the ratio, expressed as a percentage, of (a) the value of the total assets of Borrower less all liabilities and indebtedness of Borrower not represented by Senior Securities (all as determined pursuant to the Investment Company Act), to (b) the aggregate amount of Senior Securities representing indebtedness of Borrower.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.06(b)), and accepted by Administrative Agent, substantially in the form of Exhibit D-1 or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the audited consolidated balance sheet of the Consolidated Group for the fiscal year ended December 31, 2020, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Consolidated Group, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b).

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.05, and (c) the date of termination of the commitment of each Lender to make Loans as set forth herein, and of the obligation of L/C Issuer to make L/C Credit Extensions pursuant to Section 11.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Banking Services” any service provided to any Loan Party by a Person consisting of: (a) deposit accounts; (b) cash management services, including controlled disbursement, lockbox, electronic funds transfers (including, book transfers, fedwire transfers, ACH transfers), online reporting and other services relating to accounts maintained with such Person or its Affiliates, merchant processing services, and other treasury management services (including controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services); and (c) debit cards and credit cards (including “commercial credit cards”, purchase cards, and stored value cards).

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus one half of one percent (0.5%) per annum, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (c) the BSBY Rate plus one percent (1.00%) per annum, and (d) one percent (1.00%) per annum. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” has the meaning specified in Section 13.20(b).

“Bloomberg” means Bloomberg Index Services Limited.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 9.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of BSBY Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Borrowing Base Leverage Ratio” means, at any time, (a) the Total Outstandings divided by (b) the Unencumbered Asset Value.

“BSBY” means the Bloomberg Short-Term Bank Yield Index rate.

“BSBY Daily Floating Rate” means, for any day, a fluctuating rate of interest per annum equal to the BSBY Screen Rate two (2) Business Days prior to such day for a term of one (1) month; provided that if the rate is not published on such determination date then BSBY Daily Floating Rate means the BSBY Screen Rate on the first (1st) Business Day immediately prior thereto; provided, further, if the BSBY Daily Floating Rate determined in accordance with the foregoing provisions of this definition would otherwise be less than zero, the BSBY Daily Floating Rate shall be deemed zero for purposes of this Agreement.

“BSBY Daily Floating Rate Loan” means a Loan that bears interest based on the BSBY Daily Floating Rate.

“BSBY Rate” means:

(a) for any Interest Period with respect to a BSBY Rate Loan, the rate per annum equal to the BSBY Screen Rate two (2) Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published on such determination date then BSBY Rate means the BSBY Screen Rate on the first (1st) Business Day immediately prior thereto; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the BSBY Screen Rate with a term of one (1) month commencing that day;

provided that if the BSBY Rate determined in accordance with either of the foregoing clauses (a) or (b) of this definition would otherwise be less than zero, the BSBY Rate shall be deemed zero for purposes of this Agreement.

“BSBY Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of BSBY Rate.

“BSBY Screen Rate” means the Bloomberg Short-Term Bank Yield Index rate administered by Bloomberg (or any successor administrator satisfactory to Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by Administrative Agent from time to time).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Administrative Agent’s Office is located and, if such day relates to any BSBY Rate Loan or BSBY Daily Floating Rate Loan, in New York City.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateral Account” has the meaning specified in Section 2.03(n).

“Cash Collateralize” means to pledge and deposit with or deliver to Administrative Agent, for the benefit of the L/C Issuers and the Lenders, as collateral for L/C Obligations, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if Administrative Agent or each L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) Administrative Agent and (b) each L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Casualty” means, with respect to any Property, such Property shall be damaged or destroyed, in whole or in part, by fire or other casualty.

“Change in Law” means the occurrence, after the date of this Credit Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, regulations or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means an event or series of events by which:

(a) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(b) the passage of thirty (30) days from the date upon which any Person or two or more Persons acting in concert (in each case, other than Franklin Resources, Inc. and/or its Affiliates), shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Borrower, or control over the equity securities of Borrower entitled to vote for members of the board of directors or equivalent governing body of Borrower on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing thirty-five percent (35%) or more of the combined voting power of such securities; or

(c) Clarion Partners, LLC, a New York limited liability company, shall cease to be the Investment Sub-Adviser of Borrower; or

(d) Borrower shall cease to own, directly or indirectly, one hundred percent (100%) or such lesser percent as may be permitted hereunder of the Equity Interests of any Guarantor, free and clear of any Liens (other than Liens in favor of Administrative Agent and Liens with a lower priority than the Liens in favor of Administrative Agent that are permitted pursuant to Section 10.01(b) or (g)), unless the Unencumbered Property owned by such Guarantor is released as an Unencumbered Property in accordance with Section 5.03.

“Closing Date” means the first date all the conditions precedent in Section 7.01 are satisfied or waived in accordance with Section 13.01.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means the Equity Interest Collateral, the Mortgages, if any, and all other property of the Loan Parties on which Liens have been granted to Administrative Agent pursuant to any of the Security Documents, for the benefit of the Secured Parties, to secure the Obligations.

“Commitment” means, as to each Lender, its obligation to (a) make Loans to Borrower pursuant to Section 2.01, and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Credit Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.) and any successor statute.

“Communication” is defined in Section 13.17(b).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Condemnation” means a temporary or permanent taking by any Governmental Authority as the result, in lieu, or in anticipation, of the exercise of the right of condemnation or eminent domain of all or any part of any Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting any Property or any part thereof.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with BSBY or any proposed Successor Rate, as applicable, any conforming changes to the definitions of Base Rate, BSBY and Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of Business Day, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of Administrative Agent, to reflect the adoption and implementation of such applicable rate, and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Group” means Borrower and its Subsidiaries.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” has the meaning specified in Section 13.20(b).

“Covered Party” has the meaning specified in Section 13.20(a).

“Credit Agreement” is defined in the Preamble hereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Facility Guaranty” means the Guarantee of the Obligations by the Guarantors pursuant to Article IV.

“Customary Permitted Liens” means Liens permitted by Section 10.01(a) through (j).

“Customary Recourse Exceptions” means, with respect to any Indebtedness, personal recourse that is limited to fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities, prohibited transfers, violations of single-purpose entity covenants, voluntary insolvency proceedings, obligations for completion or cost overruns and/or carry obligations in connection with construction related activities, and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate Guarantee or indemnification agreements in non-recourse financing of real property.

“Daily Simple SOFR” means, with respect to any applicable determination date, the secured overnight financing rate (“SOFR”) published on such date by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the highest Applicable Rate applicable to Base Rate Loans plus (iii) two percent (2%) per annum; provided, however, that with respect to a BSBY Rate Loan or a BSBY Daily Floating Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including the highest Applicable Rate) otherwise applicable to such Loan plus two percent (2%) per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the highest Applicable Rate plus two percent (2%) per annum.

“Default Rights” has the meaning specified in Section 13.20(b).

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent, L/C Issuer, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified Borrower, Administrative Agent or L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by Administrative Agent in a written notice of such determination, which shall be delivered by Administrative Agent to Borrower, L/C Issuer and each other Lender promptly following such determination.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dollar” and “$” mean lawful money of the United States.

“EBITDA” means, for the Consolidated Group for any period, without duplication, the sum of (a) Net Investment Income of the Consolidated Group, in each case, excluding (i) any non-recurring or extraordinary gains and extraordinary losses (to the extent actually incurred) for such period, (ii) any income or gain and any loss in each case resulting from early extinguishment of indebtedness, (iii) any net income or gain or any loss resulting from a swap or other derivative contract (including by virtue of a termination thereof), and (iv) any interest income not received in cash plus (b) an amount which, in the determination of net income for such period pursuant to clause (a) above, has been deducted for or in connection with (i) Interest Expense (plus, amortization of deferred financing costs, to the extent included in the determination of Interest Expense per GAAP), (ii) income taxes, (iii) depreciation and amortization, all determined in accordance with GAAP, (iv) adjustments as a result of the straight lining of rents, all as determined in accordance with GAAP, (v) non-cash extraordinary or non-cash non-recurring expenses or losses (including non-cash adjustments due to changes in accounting) and other non-cash charges (in each case as determined in accordance with GAAP) incurred during that period (including, for the avoidance of doubt, non-cash financing costs), (vi) out-of-pocket costs, fees and expenses and charges paid in connection with (1) permitted Investments, dispositions not in the ordinary course of business, incurrence of Indebtedness or proposed issuance of equity interests (including in connection with any registration of securities or exchange offer), refinancing transaction or amendment or modification of any debt instrument that have been consummated, in each case solely to the extent permitted under this Agreement and (2) acquisitions that have been consummated, and (vii) expenses and charges for which Borrower and members of the Consolidated Group are reimbursed (pursuant to indemnity or otherwise) by Franklin Resources, Inc. and/or its Affiliates, plus (c) the Consolidated Group’s pro rata share of the above attributable to Equity Interests in Unconsolidated Affiliates.

“EEA Financial Institution” means: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Copy” is defined in Section 13.17(b).

“Electronic Record” is defined in Section 13.17(b).

“Electronic Signature” is defined in Section 13.17(b).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 13.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 13.06(b)(iii)).

“Environmental Claim” means any investigative, enforcement, cleanup, removal, containment, remedial, or other private or governmental or regulatory action at any time instituted, or completed pursuant to any applicable Environmental Law against any member of the Consolidated Group or against or with respect to any Property or any condition, use, or activity on any Property (including any such action against Administrative Agent or any Lender), and any claim at any time made by any Person against any member of the Consolidated Group or against or with respect to any Property or any condition, use, or activity on any Property (including any such claim against Administrative Agent or any Lender), relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from or in any way arising in connection with any Hazardous Material or any Environmental Law.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws (including common law), regulations, standards, ordinances, rules, judgments, interpretations, orders, decrees, permits, agreements or governmental restrictions relating to pollution or the protection of the environment or human health (to the extent related to exposure to hazardous materials), including those relating to the manufacture, generation, handling, transport, storage, treatment, Release or threat of Release of Hazardous Materials, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, directly or indirectly relating to (a) any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interest Collateral” has the meaning specified in Section 6.01.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; or (i) a failure by any Loan Party or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by any Loan Party or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 11.01.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Credit Facility Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 4.10 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all Guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Credit Facility Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Credit Facility Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 13.12) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(b) or 3.01(d), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(g) and (d) any Taxes imposed pursuant to FATCA.

“Extended Maturity Date” means November 30, 2024.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements entered into between the United States and any other Governmental Authority in connection with the implementation of the foregoing and any fiscal or regulatory legislation, rules or official practices implemented to give effect to any such intergovernmental agreements.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Credit Agreement.

“Fee Letter” means any fee letter among Borrower, Administrative Agent and Arranger.

“FIRREA Appraisal” means, with respect to any Property, an appraisal that is (a) prepared by an independent third party appraisal firm that is a member of the Appraisal Institute selected by Administrative Agent, (b) otherwise compliant with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, all other laws applicable to Administrative Agent and Lenders, and the Uniform Standards of Professional Appraisal Practice, and (c) reviewed and accepted by Administrative Agent.

“Fixed Charges” means, for the Consolidated Group, without duplication, the sum of (a) Interest Expense, plus (b) scheduled principal payments, exclusive of balloon payments, plus (c) Restricted Payments in respect of preferred Equity Interests, if any, plus the Consolidated Group’s pro rata share of the above attributable to Equity Interests in Unconsolidated Affiliates, all for the most recently ended fiscal quarter times four (4).

“Foreign Lender” means (a) if Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 4.01.

“Guarantors” means, collectively, each Subsidiary of Borrower (a) that (i) is a Property Owner or (ii) owns Equity Interests, directly or indirectly, in any Property Owner and (b) has executed this Credit Agreement or that has executed a Joinder Agreement pursuant to which such Subsidiary becomes a party hereto and a Guarantor hereunder but excluding all Subsidiaries of Borrower that have been released from the Credit Facility Guaranty in accordance with the terms hereof, and “Guarantor” means any one of the Guarantors.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.

“Increase Effective Date” has the meaning specified in Section 2.14(d).

“Indebtedness” means, for any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business that are not past due for more than ninety (90) days after the date on which such trade account payable was created);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property of such Person (including indebtedness arising under conditional sales or other title retention agreements) whether or not such indebtedness has been assumed by the grantor of the Lien or is limited in recourse;

(f) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, Indebtedness shall include (i) the Consolidated Group’s pro rata share of the foregoing items and components attributable to Indebtedness of Unconsolidated Affiliates and (ii) the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 13.04(b).

“Information” has the meaning specified in Section 13.07.

“Initial Maturity Date” means November 30, 2023, as the same may be extended pursuant to Section 2.13.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Interest Expense” means, for the Consolidated Group, on a consolidated basis for any period, without duplication, total interest expense determined in accordance with GAAP (including for the avoidance of doubt capitalized interest and interest expense attributable to the Consolidated Group’s ownership interests in Unconsolidated Affiliates).

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan or a BSBY Daily Floating Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a BSBY Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or any BSBY Daily Floating Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means as to each BSBY Rate Loan, the period commencing on the date such BSBY Rate Loan is disbursed or converted to or continued as a BSBY Rate Loan and ending on the date one (1), three (3) or six (6) months thereafter (in each case, subject to availability), as selected by Borrower in its Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a BSBY Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period pertaining to a BSBY Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Company Act” means the United States Investment Company Act of 1940.

“Investment Manager” means Legg Mason Partners Fund Advisor, LLC, a Delaware limited liability company, as the Qualified Investment Adviser of Borrower.

“Investment Sub-Adviser” means Clarion Partners, LLC, a New York limited liability company.

“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by L/C Issuer and Borrower (or any Subsidiary) or in favor of L/C Issuer and relating to such Letter of Credit.

“Joinder Agreement” means an agreement substantially in the form of Exhibit H.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, including any automatic or scheduled increases provided for by the terms of such Letters of Credit, determined without regard to whether any conditions to drawing could be met at that time, plus (b) the aggregate amount of all Unreimbursed Amounts, including all L/C Borrowings. The L/C Obligations of any Lender at any time shall be its Applicable Percentage of the total L/C Obligations at such time. For all purposes of this Credit Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the UCP or Rule 3.13 or Rule 3.14 of the ISP or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of Borrower and each Lender shall remain in full force and effect until the L/C Issuer and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“Lease” means each existing or future lease, sublease (to the extent of any Loan Party’s rights thereunder), or other agreement (other than an Acceptable Ground Lease) under the terms of which any Person has or acquires any right to occupy or use any Property, or any part thereof, or interest therein, and each existing or future Guarantee of payment or performance thereunder.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by L/C Issuer.

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $5,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to any real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” has the meaning specified in Section 2.01.

“Loan Documents” means this Credit Agreement, each Note, each Issuer Document, the Security Documents, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.03(n) or 2.15(d) of this Credit Agreement, and the Fee Letter.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of BSBY Rate Loans, in each case, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by Administrative Agent), appropriately completed and signed by a Responsible Officer of Borrower.

“Loan Parties” means, collectively, Borrower, each Guarantor and each Pledgor; “Loan Party” means any one of the Loan Parties.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Acquisition” means the acquisition of one or more Properties, Persons or operating businesses in a single transaction or series of related transactions for a purchase price of not less than ten percent (10%) of Total Asset Value.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), or financial condition of the Consolidated Group, taken as a whole, (b) a material adverse effect on the rights and remedies of Administrative Agent or any Lender under any Loan Document, or on the ability of any Loan Party to perform its respective obligations under any Loan Document to which it is a party, and (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Contract” means, respect to any Person, each Contractual Obligation to which such Person is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would reasonably be expected to have a Material Adverse Effect.

“Material Environmental Event” means, with respect to any Property: (a) a violation of any Environmental Law with respect to such Property (including, without limitation, as a result of any use or condition thereof or activity thereon); (b) the presence of any Hazardous Materials (other than routine office, cleaning, janitorial and other materials and supplies necessary to operate, maintain, repair, improve and lease such Property, in each case in commercially reasonable quantities and in compliance with all Environmental Laws) on, about or under such Property; (c) the attachment of any environmental lien to such Property; or (d) the placement, installation, disposal, spilling, leaking, dumping or Release of, as applicable, (i) any Hazardous Material (other than routine office, cleaning, janitorial and other materials and supplies necessary to operate, maintain, repair, improve and lease such Property, in each case in commercially reasonable quantities and in compliance with all Environmental Laws) or (ii) any storage tank (or similar vessel) on such Property; provided that, in the case of either clause (a) or (b) above, such event or circumstance would require remediation under or pursuant to any Environmental Law, or could reasonably be expected to have a Material Adverse Effect or result in a Material Property Event.

“Material Property Event” means, with respect to any Property, the occurrence of any event or circumstance occurring or arising after the date of this Credit Agreement that could reasonably be expected to result in a (a) material adverse effect with respect to the value, financial condition or the operations of such Property, or (b) material adverse effect on the ownership of such Property.

“Material Title Defects” means, with respect to any Property, defects, Liens (other than Permitted Liens), and other encumbrances in the nature of easements, servitudes, restrictions, and rights-of-way that would customarily be deemed unacceptable title exceptions for a prudent lender (i.e., a prudent lender would reasonably determine that such exceptions, individually or in the aggregate, materially impair the value or operations of such Property, would prevent such Property from being used in the manner in which it is currently being used, or could reasonably be expected to result in a violation of any Law which could result in a Material Property Event).

“Maturity Date” means the earliest of: (a)(i) if the Initial Maturity Date is not extended to the Extended Maturity Date pursuant to Section 2.13, then the Initial Maturity Date; and (ii) if the Initial Maturity Date is extended to the Extended Maturity Date pursuant to Section 2.13, then the Extended Maturity Date; (b) the date upon which Administrative Agent declares the Obligations, or the Obligations become, due and payable after the occurrence of an Event of Default; and (c) the date upon which Borrower terminates the Commitments pursuant to Section 2.05 or otherwise; provided, however, that in each case, if such date is not a Business Day, then the Maturity Date shall be the next preceding Business Day.

“Maximum Availability” means the lesser of (a) the Aggregate Commitments and (b) the Unencumbered Properties Borrowing Base.

“Metropolitan Statistical Area” means a metropolitan statistical area as defined by the U.S. Office of Management and Budget.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to one hundred three percent (103%) of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by Administrative Agent and the L/C Issuer in their sole discretion.

“Mortgage Collateral” has the meaning specified in Section 2.13(b)(iv).

“Mortgage Deliverables” means, with respect to any Property, the following: (a) an ALTA (or other form acceptable to Administrative Agent in its reasonable discretion) survey of each such Property; (b) a commitment from a title policy issuer reasonably acceptable to Administrative Agent to issue a lender’s title policy with respect to such Property in an amount, containing exceptions, with such endorsements and otherwise on terms and conditions reasonably acceptable to Administrative Agent; (c) a recent Phase I (or Phase II, if applicable) environmental report with respect to each such Property showing no significant environmental conditions which have not been properly addressed through a duly approved and completed remediation and otherwise showing conditions which are reasonably acceptable to Administrative Agent; (d) evidence regarding whether such Property is designated by the Federal Emergency Management Agency as having special flood or mud slide hazards; (e) evidence regarding compliance of such Property with zoning laws; (f) evidence that such Property complies with all insurance requirements set forth in Section 9.07 ; (g) a property condition report with respect to each such Property; (h) upon request of Administrative Agent, a PML report for such Property (it being understood a PML report is required for any Property located in Seismic Zone 3 or Seismic Zone 4); (i) (A) estoppel letters and SNDAs from tenants for such Property (provided that any obligation to obtain the items in this clause (i)(A) shall be subject to the Loan Parties’ commercially reasonable efforts) and (B) estoppel letters and consents from landlords if such Property is subject to a ground lease, and Administrative Agent will endeavor to use any forms attached to each of their respective leases, if any, to the extent that such forms contain usual and customary provisions for transactions of this type; (j) copies of the rent rolls and lease agreements with respect to such Property; (k) Liens searches with respect to such Property and the Loan Party that owns such property; and (l) any other documents, agreements or instruments as Administrative Agent may reasonably request.

“Mortgages” means each mortgage (or deed of trust, deed to secure debt, or similarly titled document, as applicable with respect to the jurisdiction in which the applicable Unencumbered Property is located), and each security agreement, financing statement, and assignment of leases or similarly titled document, each executed by a Loan Party, to or for the benefit of Administrative Agent, for the benefit of the Lenders, in form and substance reasonably acceptable to Administrative Agent.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means an employee benefit plan which has two (2) or more contributing sponsors (including any Loan Party or any ERISA Affiliate) at least two (2) of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“NAV” means, as of any date of determination, the net asset value of the Consolidated Group as determined in accordance with Borrower’s Organization Documents, Offering Documents and applicable Law.

“Negative Pledge” means a provision of any agreement (other than this Credit Agreement or any other Loan Document) that prohibits the creation of any Lien on any assets of a Person.

“Net Investment Income” means the net income (or loss) of the Consolidated Group for the subject period; provided, however, that Net Investment Income shall exclude (a) extraordinary gains and extraordinary losses for such period, (b) the net income of any Subsidiary of any Loan Party during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or law applicable to such Subsidiary during such period, except that such Loan Party’s equity in any net loss of any such Subsidiary for such period shall be included in determining Net Investment Income, and (c) any income (or loss) for such period of any Person if such Person is not a Subsidiary of such Loan Party, except that such Loan Party’s equity in the net income of any such Person for such period shall be included in Net Investment Income up to the aggregate amount of cash actually distributed by such Person during such period to such Loan Party or a Subsidiary thereof as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary of such Loan Party, such Subsidiary is not precluded from further distributing such amount to such Loan Party as described in clause (b) of this proviso).

“Net Operating Income” means, for any Property and for any period, an amount equal to (a) the aggregate gross revenues from the operations of such Property during such period from tenants in occupancy and paying rent (but, excluding such tenants who are subject to a bankruptcy or other insolvency proceeding), minus (b) the sum of (i) all expenses and other proper charges incurred in connection with the operation of such Property during such period (including accruals for real estate taxes and insurance, but excluding debt service charges, income taxes, depreciation, amortization and other non-cash expenses), which expenses and accruals shall be calculated in accordance with GAAP and (ii) the greater of (x) two percent (2%) of gross revenues from the operation of such Property and (y) actual management fees (including property level accounting fees) paid in cash.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 13.01 and (b) has been approved by Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b).

“Non-Recourse Debt” means, for any Person, any Indebtedness of such Person that is not Recourse Debt.

“Note” means a promissory note made by Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that all references to “Obligations” in the Loan Documents, and any other security agreement, or pledge agreements delivered to Administrative Agent to Guarantee, or create or evidence Liens securing, the Obligations shall, in addition to the foregoing, include all present and future indebtedness, liabilities, and obligations now or hereafter owed to Administrative Agent, any Lender, any Affiliate of Administrative Agent or any Lender arising from, by virtue of, or pursuant to any Swap Contract that relates solely to the Obligations, or any Person who was a Lender or an Affiliate of a Lender at the time such Swap Contract was entered into; provided further that the Obligations with respect to any Guarantor shall exclude any Excluded Swap Obligations of such Guarantor.

“Occupancy Rate” means, for any Property, the percentage of the rentable area of such Property leased pursuant to Leases not in default, occupied by tenants that are not Affiliates of any Loan Party and leased by tenants that are not, and if guaranteed, guaranteed by guarantors that are not, subject to a bankruptcy or other insolvency proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Offering Documents” means, for any Person, such Person’s private placement memorandum, prospectus, or other similar offering documents.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (a) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 13.06(d).

“Participant Register” has the meaning specified in Section 13.06(d).

“PATRIOT Act” has the meaning specified in Section 13.18.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by any Loan Party or any ERISA Affiliate or with respect to which any Loan Party or any ERISA Affiliate has any liability and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Periodic Valuation” means a written valuation of a Property by an independent appraisal firm that is a member of the Appraisal Institute, which valuation shall be prepared in accordance with usual and customary market standards and practices of Borrower.

“Permitted Liens” means Liens permitted by Section 10.01(a) through (k).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of any Loan Party or any ERISA Affiliate or any such Plan to which any Loan Party or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Plan Assets” means “plan assets” as defined in the Plan Assets Regulation.

“Plan Assets Regulation” means 29 C.F.R. Section 2510.3-101, et seq., as modified by Section 3(42) of ERISA.

“Platform” has the meaning specified in Section 9.02.

“Pledge Agreement” means each Pledge Agreement, substantially in the form of Exhibit G or any other form approved by Administrative Agent, executed by a Pledgor, to or for the benefit of Administrative Agent, for the benefit of the Secured Parties, covering the Equity Interest Collateral.

“Pledgors” means, collectively, each member of the Consolidated Group that owns Equity Interests in a Guarantor and has executed and delivered a Pledge Agreement as required hereunder; and “Pledgor” means any one of the Pledgors.

“Pro Forma Financial Statements” has the meaning specified in Section 8.05(b) .

“Properties” means real estate properties (including land) owned or ground leased by any member of the Consolidated Group or an Unconsolidated Affiliate, and “Property” means any one of the Properties.

“Property Owner” means Borrower or any Subsidiary of Borrower that directly owns a Property.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 9.02.

“QFC” has the meaning specified in Section 13.20(b).

“QFC Credit Support” has the meaning specified in Section 13.20.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Investment Adviser” means an “investment adviser” as defined in the Investment Company Act.

“Recipient” means Administrative Agent, any Lender, L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Recourse Debt” means, for any Person as of any date of determination, Indebtedness of such Person in respect of which recourse for payment (except for Customary Recourse Exceptions) is to such Person; provided that Indebtedness of a single-purpose entity which is secured by substantially all of the assets of such single-purpose entity but for which there is no recourse to another Person (other than with respect to Customary Recourse Exceptions) shall not be considered a part of Recourse Debt even if such Indebtedness is fully recourse to such single-purpose entity and unsecured Guarantees with respect to Customary Recourse Exceptions provided by a member of the Consolidated Group of mortgage loans to Subsidiaries or Unconsolidated Affiliates shall not be included in Recourse Debt as long as no demand for payment or performance thereof has been demanded.

“Register” has the meaning specified in Section 13.06(c).

“Regulation U” means Regulation U of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“REIT” means a “real estate investment trust” in accordance with Section 856 of the Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the environment, or into, from or through any building, structure or facility.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, a Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, at any time, Lenders having a Total Credit Exposure (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition) representing more than fifty percent (50%) of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, the amount of any participation in any Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is L/C Issuer, as the case may be, in making such determination.

“Rescindable Amount” has the meaning specified in Section 2.11(b)(ii).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means (a) the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, (b) solely for purposes of the delivery of incumbency certificates pursuant to Section 7.01, the secretary or any assistant secretary of a Loan Party, and (c) solely for purposes of notices given pursuant to Article II, David Whorton, the Controller/Senior Vice President of Clarion Partners, LLC, a New York limited liability company, the Investment Sub-Adviser of Borrower, or any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Scheduled Unavailability Date” has the meaning specified in Section 3.03(b)(ii).

“Secured Indebtedness” means, for any Person as of any date, Indebtedness of such Person that is secured by a Lien.

“Secured Parties” means, collectively, Administrative Agent, Lenders, the L/C Issuer and any other Person to which Obligations are owing which are or are purported to be secured by the Collateral under the terms of the Security Documents.

“Security Documents” means: (a) the Pledge Agreements; (b) financing statements to be filed with the appropriate state and/or county offices for the perfection of a security interest in any of the Collateral; (c) if executed and delivered hereunder, the Mortgages; and (d) all other agreements, documents, and instruments securing the Obligations or any part thereof, including any assignments of account or control agreements, as shall from time to time be executed and delivered by any Loan Party or any other Person in favor of Administrative Agent.

“Senior Securities” means “senior securities” as defined and determined pursuant to the Investment Company Act.

“SOFR” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Adjustment” means, (a) with respect to Daily Simple SOFR, 0.11448% (11.448 basis points); and (b) with respect to Term SOFR means 0.11448% (11.448 basis points) for an interest period of one (1)-month’s duration, 0.26161% (26.161 basis points) for an interest period of three (3)-months’ duration, 0.42826% (42.826 basis points) for an interest period of six (6)-months’ duration, and 0.71513% (71.513 basis points) for an interest period of twelve (12)-months’ duration. “Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 4.10).

“Subscription Credit Facility” means the revolving credit facility pursuant to that certain Revolving Credit Agreement, dated April 22, 2021, between Borrower and Wells Fargo Bank, National Association, as the administrative agent, letter of credit issuer and a lender.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Successor Rate” has the meaning specified in Section 3.03(b).

“Supported QFC” has the meaning specified in Section 13.20.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tangible Net Worth” means, for the Consolidated Group as of any date, (a) total equity on a consolidated basis determined in accordance with GAAP, minus (b) all Intangible Assets on a consolidated basis determined in accordance with GAAP plus (c) all depreciation determined in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, for the applicable corresponding Interest Period of BSBY (or if any Interest Period does not correspond to an interest period applicable to SOFR, the closest corresponding interest period of SOFR, and if such interest period of SOFR corresponds equally to two (2) Interest Periods of BSBY, the corresponding interest period of the shorter duration shall be applied) the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Threshold Amount” means $20,000,000.

“Total Asset Value” means, at any date of determination for the Consolidated Group, without duplication, the sum of the following: (a) the Appraised Value of all Properties owned by the Consolidated Group in which a Periodic Valuation or FIRREA Appraisal has been obtained; plus (b) the Approved Costs of all Properties owned by the Consolidated Group in which a Periodic Valuation or FIRREA Appraisal has not yet been received; plus (c) without duplication of the amounts included in clause (a) or (b) above with respect to Unconsolidated Affiliates, the Consolidated Group’s pro rata share of the foregoing items and components attributable to Equity Interests in Unconsolidated Affiliates; plus (d) all Unrestricted Cash; plus (e) the GAAP value of all other assets of the Consolidated Group; provided that, the amount of Total Asset Value attributable to aggregate Investments in:

(i) Mortgages, mezzanine loans, notes receivable, and preferred equity Investments shall not exceed in the aggregate twenty-five percent (25%) of Total Asset Value;

(ii) Publicly traded Equity Interests and publicly traded debt securities shall not exceed in the aggregate twenty-five percent (25%) of Total Asset Value;

(iii) Construction in progress and other development or redevelopment assets shall not exceed in the aggregate ten percent (10%) of Total Asset Value;

(iv) Unconsolidated Affiliates shall not exceed in the aggregate (A) during the period from the Closing Date through March 31, 2022, thirty-five percent (35%) of Total Asset Value, (B) during the period from April 1, 2022 through June 30, 2022, thirty percent (30%) of Total Asset Value, and (C) thereafter, twenty-five (25%) of Total Asset Value; and

(v) Aggregate investments in the items described in clauses (i) through (iv) above shall not exceed in the aggregate (A) during the period from the Closing Date through March 31, 2022, fifty percent (50%) of Total Asset Value, and (B) thereafter, forty-five percent (45%) of Total Asset Value.

For the avoidance of doubt, the percentage limitations set forth above in this definition of Total Asset Value are solely limits in calculating the amount of Total Asset Value and not in any manner limitations on the Investments that can be made by the Consolidated Group.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Total Outstandings of such Lender at such time.

“Total Indebtedness” means, as of any date, the sum of (a) all Indebtedness of the Consolidated Group, on a consolidated basis, as of such date, plus (b) without duplication, the Consolidated Group’s pro rata share of Indebtedness attributable to Equity Interests in Unconsolidated Affiliates.

“Total Leverage Ratio” means, as of any date, the ratio of (a) Total Indebtedness as of such date to (b) Total Asset Value.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Secured Indebtedness” means all Secured Indebtedness of the Consolidated Group (other than the Obligations) determined on a consolidated basis.

“Type” means, with respect to a Loan, its character as a Base Rate Loan, a BSBY Daily Floating Rate Loan or a BSBY Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unconsolidated Affiliate” means an affiliate of a Loan Party whose financial statements are not required to be consolidated with the financial statements of such Loan Party in accordance with GAAP.

“Unencumbered Asset Value” means, at any date of determination for the Consolidated Group, without duplication, the sum of (a) the Appraised Value of the Unencumbered Properties owned or leased (as ground lessee) as of such date by the Consolidated Group in which a Periodic Valuation or FIRREA Appraisal has been obtained; plus (b) the Approved Costs of the Unencumbered Properties owned or leased (as ground lessee) as of such date by the Consolidated Group in which a Periodic Valuation or FIRREA Appraisal has not been obtained.

“Unencumbered NOI” means, at any time for the Consolidated Group, the sum of the Net Operating Income of all Unencumbered Properties for the then most recently ended fiscal quarter multiplied by four (4) minus the Annual Capital Expenditure Adjustment with respect to such Unencumbered Properties. For the avoidance of doubt, (a) the Net Operating Income of an Unencumbered Property that is owned for less than one (1) fiscal quarter will be included in calculating Unencumbered NOI on a proforma basis in a manner acceptable to Administrative Agent as if such Unencumbered Property was owned for the then most recently ended fiscal quarter, (b) the Net Operating Income of an Unencumbered Property that is sold within the fiscal quarter will be excluded in calculating Unencumbered NOI, and (c) income from tenants in bankruptcy will be excluded in calculating Unencumbered NOI.

“Unencumbered Properties” means each Property listed in the most recent Unencumbered Property Report delivered by Borrower hereunder that meets the criteria set forth in Section 5.02; provided that, if any Property does not meet all of the criteria set forth in Section 5.02, then, upon the request of Borrower, such Property may be included as an “Unencumbered Property” with the prior written consent of Administrative Agent in its sole discretion. “Unencumbered Property” means any one of the Unencumbered Properties.

“Unencumbered Properties Borrowing Base” means an amount equal to:

(a) the lesser of:

(i) the amount of Total Outstandings that would cause the Borrowing Base Leverage Ratio to be equal to or less than (A) sixty percent (60%) at all times other than as set forth in the following clause (B) and (B) sixty-five percent (65%) for the period of time commencing on the date of consummation of a Material Acquisition through the last day of the second (2nd) full fiscal quarter following such Material Acquisition (each such period, a “Borrowing Base Bulge Period”), but only if the Borrowing Base Leverage Ratio was equal to or less than sixty percent (60%) for at least one (1) full fiscal quarter following any immediately prior Borrowing Base Bulge Period; and

(ii) the amount of Total Indebtedness (other than Total Secured Indebtedness) that would cause the Unsecured Debt Yield to be equal to or less than (A) eight percent (8%), if calculated prior to the first anniversary of the Closing Date and (B) nine percent (9%) on and following the date that is the first anniversary of the Closing Date; minus

(b) the aggregate amount of any Recourse Debt (to the extent permitted to be incurred hereunder);

provided that, at any time that the number of Properties included in the Unencumbered Properties Borrowing Base is greater than ten (10) and the Total Asset Value of all such Properties is greater than $200,000,000, in each case, as confirmed by Administrative Agent, then for purposes of determining (x) the amount of Unencumbered Asset Value used to calculate the Borrowing Base Leverage Ratio in clause (a)(i) of the definition of Unencumbered Properties Borrowing Base and (y) the amount of Unencumbered NOI used to calculate the Unsecured Debt Yield in clause (a)(ii) of the definition of Unencumbered Properties Borrowing Base, the amount attributable to:

(1) any individual Unencumbered Property shall not exceed thirty percent (30%);

(2) any single tenant shall not exceed thirty percent (30%);

(3) the aggregate Unencumbered Asset Value of all Unencumbered Properties in any single Metropolitan Statistical Area shall not exceed thirty percent (30%) in the aggregate;

(4) Unencumbered Properties that are owned by Subsidiaries that are non-Wholly Owned Subsidiaries shall not exceed twenty percent (20%) in the aggregate; and

(5) Unencumbered Properties that are subject to Acceptable Ground Leases shall not exceed fifteen percent (15%) in the aggregate.

“Unencumbered Property Report” means a report substantially in the form of Exhibit E (or such other form approved by Administrative Agent) certified by a Responsible Officer of Borrower.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(f).

“Unrestricted Cash” means, as of any date, an amount equal to all cash and cash equivalents of the Consolidated Group that are not subject to a pledge, Lien or control agreement (excluding statutory liens in favor of any depositary bank where such cash is maintained) or Negative Pledge (other than under the Loan Documents).

“Unsecured Debt Yield” means, as of the last day of any fiscal quarter, the ratio (expressed as a percentage) of (a) Unencumbered NOI to (b) Total Indebtedness (other than Total Secured Indebtedness).

“Unused Rate” means, as of any date, (a) a percentage per annum equal to twenty-five basis points (0.25%) if on such date the Total Outstandings are less than or equal to fifty percent (50%) of the Aggregate Commitments and (b) a percentage per annum equal to twenty basis points (0.20%) if on such date the Total Outstandings are greater than fifty percent (50%) of the Aggregate Commitments.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning specified in Section 13.20.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(g)(ii)(B)(3).

“Wholly-Owned” means, with respect to the ownership by any Person of any Property, that one hundred percent (100%) of the title to such Property is held directly or indirectly by, or one hundred percent (100%) of such Property is leased pursuant to an Acceptable Ground Lease directly or indirectly by, such Person.

“Wholly-Owned Subsidiary” means, with respect to any Person on any date, any corporation, partnership, limited liability company or other entity of which one hundred percent (100%) of the Equity Interests and one hundred percent (100%) of the ordinary voting power are, as of such date, owned and Controlled by such Person.

“Withholding Agent” means Borrower and Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02 Other Interpretive Provisions. With reference to this Credit Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and

“including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.” (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Loan Document.

(d) Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Consolidated Group shall be deemed to be carried at one hundred percent (100%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Required Lenders shall so request, Administrative Agent, the Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Administrative Agent and the Lenders financial statements and other documents required under this Credit Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the initial Audited Financial Statements to be delivered hereunder for all purposes of this Credit Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

1.04 Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07 Interest Rates. Administrative Agent does not warrant, nor accept responsibility, nor shall Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to Borrower. Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 The Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Loan”) to Borrower from time to time, on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Borrowing, (i) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment; and (ii) the Total Outstandings shall not exceed the Maximum Availability. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01. Loans may be BSBY Daily Floating Rate Loans or BSBY Rate Loans, as further provided herein.

2.02 Borrowings of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of BSBY Rate Loans shall be made upon Borrower’s irrevocable notice to Administrative Agent, which may be given by telephone. Each such notice must be received by Administrative Agent not later than 11:00 a.m. (i) two (2) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of BSBY Rate Loans or of any conversion of BSBY Rate Loans to BSBY Daily Floating Rate Loans, and (ii) on the requested date of any Borrowing of BSBY Daily Floating Rate Loans. Each telephonic notice by Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of Borrower. Each Borrowing of, conversion to or continuation of BSBY Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $250,000 in excess thereof. Each Borrowing of or conversion to BSBY Daily Floating Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of BSBY Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If Borrower fails to specify a Type of Loan in a Loan Notice or if Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, BSBY Daily Floating Rate Loans. Any such automatic conversion to BSBY Daily Floating Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable BSBY Rate Loans. If Borrower requests a Borrowing of, conversion to, or continuation of BSBY Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b) Following receipt of a Loan Notice, Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by Borrower, Administrative Agent shall notify each Lender of the details of any automatic conversion to BSBY Daily Floating Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to Administrative Agent in immediately available funds at Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 7.02

(and, if such Borrowing is the initial Credit Extension, Section 7.01), Administrative Agent shall make all funds so received available to Borrower in like funds as received by Administrative Agent either by (i) crediting the account of Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Administrative Agent by Borrower; provided, however, that if, on the date the Loan Notice with respect to a Borrowing is given by Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to Borrower as provided above.

(c) At any time that Base Rate Loans are outstanding, Administrative Agent shall notify Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(d) Except as otherwise provided herein, a BSBY Rate Loan may be continued or converted only on the last day of an Interest Period for such BSBY Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as BSBY Rate Loans without the consent of the Required Lenders.

(e) Administrative Agent shall promptly notify Borrower and the Lenders of the interest rate applicable to any Interest Period for BSBY Rate Loans upon determination of such interest rate.

(f) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five (5) Interest Periods in effect with respect to Loans.

(g) Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by Borrower, Administrative Agent, and such Lender.

(h) With respect to BSBY, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, Administrative Agent shall post each such amendment implementing such Conforming Changes to Borrower and the Lenders reasonably promptly after such amendment becomes effective.

2.03 Letters of Credit.

(a) General. (i) Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, Borrower may request that the L/C Issuer, in reliance on the agreements of the Lenders set forth in this Section 2.03, issue, at any time and from time to time during the Availability Period, Letters of Credit denominated in Dollars for its own account or the account of any of its Subsidiaries in such form as is acceptable to the L/C Issuer in its reasonable determination. Letters of Credit issued hereunder shall constitute utilization of the Commitments.

(b) Notice of Issuance, Amendment, Extension, Reinstatement or Renewal. To request the issuance of a Letter of Credit (or the amendment of the terms and conditions, extension of the terms and conditions, extension of the expiration date, or reinstatement of amounts paid, or renewal of an outstanding Letter of Credit), Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the L/C Issuer) to the L/C Issuer and to Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, extended, reinstated or renewed, and specifying the date of issuance, amendment, extension, reinstatement or renewal (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with clause (d) of this Section 2.03), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the purpose and nature of the requested Letter of Credit and such other information as shall be necessary to prepare, amend, extend, reinstate or renew such Letter of Credit. If requested by the L/C Issuer, Borrower also shall submit a letter of credit application and reimbursement agreement on the L/C Issuer’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Credit Agreement and the terms and conditions of any form of letter of credit application and reimbursement agreement or other agreement submitted by Borrower to, or entered into by the with, the L/C Issuer relating to any Letter of Credit, the terms and conditions of this Credit Agreement shall control.

If Borrower so requests in any applicable Letter of Credit Application (or the amendment of an outstanding Letter of Credit), the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit shall permit the L/C Issuer to prevent any such extension at least once in each 12-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such 12-month period to be agreed upon by Borrower and the L/C Issuer at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiration date not later than the date permitted pursuant to Section 2.03(d); provided that the L/C Issuer shall not (i) permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its extended form under the terms hereof (except that the expiration date may be extended to a date that is no more than one year from the then-current expiration date) or (B) it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from Administrative Agent that the Required Lenders have elected not to permit such extension or (ii) be obligated to permit such extension if it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from Administrative Agent, any Lender or Borrower that one or more of the applicable conditions set forth in Section 8.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

If Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the L/C Issuer, Borrower shall not be required to make a specific request to the L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Reinstatement Deadline (A) from Administrative Agent that the Required Lenders have elected not to permit such reinstatement or (B) from Administrative Agent, any Lender or Borrower that one or more of the applicable conditions specified in Section 7.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the L/C Issuer not to permit such reinstatement.

(c) Limitations on Amounts, Issuance and Amendment. A Letter of Credit shall be issued, amended, extended, reinstated or renewed only if (and upon issuance, amendment, extension, reinstatement or renewal of each Letter of Credit Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension, reinstatement or renewal (i) the aggregate L/C Obligations shall not exceed the L/C Sublimit, (ii) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment, and (iii) the Total Outstandings shall not exceed the Maximum Availability.

(i) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) such Letter of Credit is to be denominated in a currency other than Dollars;

(D) except as otherwise agreed by Administrative Agent and the L/C Issuer, the Letter of Credit is in an initial stated amount less than $500,000;

(E) any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(F) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(ii) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(d) Expiration Date. Each Letter of Credit shall have a stated expiration date no later than the earlier of (i) the date twelve (12) months after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, whether automatic or by amendment, 12 months after the then current expiration date of such Letter of Credit) and (ii) the date that is one year after the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day), provided that such Letter of Credit is Cash Collateralized pursuant to Section 2.03(n) at least thirty (30) days prior to the Maturity Date then in effect.

(e) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the expiration date thereof), and without any further action on the part of the L/C Issuer or the Lenders, the L/C Issuer hereby grants to each Lender, and each Lender hereby acquires from the L/C Issuer, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this clause (e) in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, extension, reinstatement or renewal of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.

In consideration and in furtherance of the foregoing, each Lender hereby absolutely, unconditionally and irrevocably agrees to pay to Administrative Agent, for account of the L/C Issuer, such Lender’s Applicable Percentage of each L/C Advance made by the L/C Issuer not later than 1:00 p.m. on the Business Day specified in the notice provided by Administrative Agent to the Lenders pursuant to Section 2.03(f) until such L/C Advance is reimbursed by Borrower or at any time after any reimbursement payment is required to be refunded to Borrower for any reason, including after the Maturity Date. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.02 with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this Section 2.03), and Administrative Agent shall promptly pay to the L/C Issuer the amounts so received by it from the Lenders. Promptly following receipt by Administrative Agent of any payment from Borrower pursuant to Section 2.03(f), Administrative Agent shall distribute such payment to the L/C Issuer or, to the extent that the Lenders have made payments pursuant to this clause (e) to reimburse the L/C Issuer, then to such Lenders and the L/C Issuer as their interests may appear. Any payment made by a Lender pursuant to this clause (e) to reimburse the L/C Issuer for any L/C Advance shall not constitute a Loan and shall not relieve Borrower of its obligation to reimburse such L/C Advance.

Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit at each time such Lender’s Commitment is amended pursuant to the operation of Section 2.13 or 2.14, as a result of an assignment in accordance with Section 13.06 or otherwise pursuant to this Credit Agreement.

If any Lender fails to make available to Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(e), then, without limiting the other provisions of this Credit Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through Administrative Agent) with respect to any amounts owing under this clause (e) shall be conclusive absent manifest error.

(f) Reimbursement. If the L/C Issuer shall make any L/C Advance in respect of a Letter of Credit, Borrower shall reimburse the L/C Issuer in respect of such L/C Advance by paying to Administrative Agent an amount equal to such L/C Advance not later than 12:00 noon on (i) the Business Day that Borrower receives notice of such L/C Advance, if such notice is received prior to 10:00 a.m. or (ii) the Business Day immediately following the day that Borrower receives such notice, if such notice is not received prior to such time, provided that, if such L/C Advance is not less than $500,000, Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02 that such payment be financed with a Borrowing of Base Rate Loans in an equivalent amount and, to the extent so financed, Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing of Base Rate Loans. If Borrower fails to make such payment when due, Administrative Agent shall notify each Lender of the applicable L/C Advance, the payment then due from Borrower in respect thereof (the “Unreimbursed Amount”) and such Lender’s Applicable Percentage thereof. In such event, Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the date of payment by the L/C Issuer under a Letter of Credit in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the aggregate Commitments and the conditions set forth in Section 7.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or Administrative Agent pursuant to this Section 2.03(f) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(g) Obligations Absolute. Borrower’s obligation to reimburse L/C Advances as provided in clause (f) of this Section 2.03 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Credit Agreement under any and all circumstances whatsoever and irrespective of:

(i) any lack of validity or enforceability of this Credit Agreement, any other Loan Document or any Letter of Credit, or any term or provision herein or therein;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice Borrower;

(v) honor of a demand for payment presented electronically even if such Letter of Credit required that demand be in the form of a draft;

(vi) any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii) payment by the L/C Issuer under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.03, constitute a legal or equitable discharge of, or provide a right of setoff against, Borrower’s obligations hereunder.

Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify the L/C Issuer. Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

None of Administrative Agent, the Lenders, the L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the L/C Issuer or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the L/C Issuer; provided that the foregoing shall not be construed to excuse the L/C Issuer from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by Applicable Law) suffered by Borrower that are caused by the L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the L/C Issuer (as finally determined by a court of competent jurisdiction), the L/C Issuer shall be deemed to have exercised care in each such determination, and that:

(ix) the L/C Issuer may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation;

(x) the L/C Issuer may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit and without regard to any non-documentary condition in such Letter of Credit;

(xi) the L/C Issuer shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(xii) this sentence shall establish the standard of care to be exercised by the L/C Issuer when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by Applicable Law, any standard of care inconsistent with the foregoing).

Without limiting the foregoing, none of Administrative Agent, the Lenders, the L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of (i) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (ii) the L/C Issuer declining to take-up documents and make payment (A) against documents that are fraudulent, forged, or for other reasons by which that it is entitled not to honor or (B) following Borrower’s waiver of discrepancies with respect to such documents or request for honor of such documents or (iii) the L/C Issuer retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to the L/C Issuer.

(h) Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the L/C Issuer and Borrower when a Letter of Credit is issued by it, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to Borrower for, and the L/C Issuer’s rights and remedies against Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Credit

Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade—International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to Administrative Agent in Article XII with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article XII included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(i) Letter of Credit Fees. Borrower shall pay to Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum equal to the percentage separately agreed upon between Borrower and the L/C Issuer, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Disbursement Procedures. The L/C Issuer for any Letter of Credit shall, within the time allowed by Applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. The L/C Issuer shall promptly after such examination notify Administrative Agent and Borrower in writing of such demand for payment if the L/C Issuer has made or will make an L/C Advance thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its obligation to reimburse the L/C Issuer and the Lenders with respect to any such L/C Advance.

(l) Interim Interest. If the L/C Issuer for any Letter of Credit shall make any L/C Advance, then, unless Borrower shall reimburse such L/C Advance in full on the date such L/C Advance is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Advance is made to but excluding the date that Borrower reimburses such L/C Advance, at the rate per annum then applicable to Base Rate Loans; provided that if Borrower fails to reimburse such L/C Advance when due pursuant to clause (f) of this Section 2.03, then Section 2.07(b) shall apply. Interest accrued pursuant to this clause (l) shall be for account of the L/C Issuer, except that interest accrued on and after the date of payment by any Lender pursuant to clause (f) of this Section 2.03 to reimburse the L/C Issuer shall be for account of such Lender to the extent of such payment.

(m) Replacement of the L/C Issuer. The L/C Issuer may be replaced at any time by written agreement between Borrower, Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer. Administrative Agent shall notify the Lenders of any such replacement of the L/C Issuer. At the time any such replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer pursuant to Section 2.03(i). From and after the effective date of any such replacement, (i) the successor L/C Issuer shall have all the rights and obligations of an L/C Issuer under this Credit Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to include such successor or any previous L/C Issuer, or such successor and all previous L/C Issuer, as the context shall require. After the replacement of the L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Credit Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(n) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that Borrower receives notice from Administrative Agent or the Required Lenders (or, if the maturity of the Obligations has been accelerated, Lenders with L/C Obligations representing at least fifty percent (50%) of the total L/C Obligations) demanding the deposit of Cash Collateral pursuant to this clause (n), Borrower shall immediately deposit into an account established and maintained on the books and records of Administrative Agent (the “Cash Collateral Account”) an amount in cash equal to one hundred three percent (103%) of the total L/C Obligations as of such date plus any accrued and unpaid interest thereon, provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Borrower described in clause (f) of Section 11.01. Such deposit shall be held by Administrative Agent as collateral for the payment and performance of the obligations of Borrower under this Credit Agreement. In addition, and without limiting the foregoing or clause (d) of this Section 2.03, if any L/C Obligations remain outstanding after the expiration date specified in said clause (d), Borrower shall immediately deposit into the Cash Collateral Account an amount in cash equal to one hundred three percent (103%) of such L/C Obligations as of such date plus any accrued and unpaid interest thereon; provided that Borrower shall Cash Collateralize each Letter of Credit that has an expiration date beyond the Maturity Date at least Thirty (30) days prior to the Maturity Date.

Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Cash Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of Administrative Agent and at Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Cash Collateral Account. Moneys in the Cash Collateral Account shall be applied by Administrative Agent to reimburse the L/C Issuer for L/C Advances for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of Borrower for the L/C Obligations at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with L/C Obligations representing fifty percent (50%) of the total L/C Obligations), be applied to satisfy other obligations of Borrower under this Credit Agreement. If Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to Borrower within three Business Days after all Events of Default have been cured or waived.

(o) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, Borrower shall be obligated to reimburse, indemnify and compensate the L/C Issuer hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issues solely for the account of Borrower. Borrower irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of Borrower, and that Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(p) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04 Prepayments.

(a) Optional. Borrower may, upon notice to Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by Administrative Agent not later than 11:00 a.m. (A) two (2) Business Days prior to any date of prepayment of BSBY Rate Loans and (B) on the date of prepayment of Base Rate Loans or BSBY Daily Floating Rate Loans; (ii) any prepayment of BSBY Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $250,000 in excess thereof; and (iii) any prepayment of Base Rate Loans or BSBY Daily Floating Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage). Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if BSBY Rate Loans are to be prepaid, the Interest Period(s) of such Loans. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.15, each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages.

(b) Mandatory. If for any reason the Total Outstandings at any time exceed the Maximum Availability then in effect, then Borrower shall immediately prepay the Loans, L/C Borrowings, and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess (and to be applied to the Obligations in accordance with Borrower’s written instructions delivered to Administrative Agent); provided, however, that Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04(b) unless after the prepayment in full of the Loans, (x) the Total Outstandings exceed the Maximum Availability then in effect, or (y) the Total Outstandings exceed the Unencumbered Properties Borrowing Base then in effect.

2.05 Termination or Reduction of Commitments.

(a) Optional. Borrower may, upon notice to Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (a) any such notice shall be received by Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the date of termination or reduction, (b) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $500,000 in excess thereof, and (c) Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Maximum Availability.

(b) Mandatory. If, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit exceeds the amount of the Aggregate Commitments, such Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.

(c) Application of Commitment Reductions; Payment of Fees. Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit or the Aggregate Commitments under this Section 2.05. Upon any reduction of the Aggregate Commitments, the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. All fees in respect of this Credit Agreement accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.06 Repayment of Loans. Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Loans outstanding on such date.

2.07 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each BSBY Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the BSBY Rate for such Interest Period plus the Applicable Rate for BSBY Rate Loans; (ii) each BSBY Daily Floating Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the BSBY Daily Floating Rate plus the Applicable Rate for BSBY Daily Floating Rate Loans; and (iii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(iii) Upon the request of Required Lenders, while any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08 Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a) Unused Fee. Borrower shall pay to Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, an unused fee equal to the Unused Rate times the actual daily amount by which the Aggregate Commitments exceed the Total Outstandings, subject to adjustment as provided in Section 2.15. The unused fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article VII is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The unused fee shall be calculated quarterly in arrears.

(b) Other Fees.

(i) Borrower shall pay to Arranger and Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.09 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the BSBY Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of Borrower or for any other reason, Borrower or the Lenders determine that (i) the Total Leverage Ratio as calculated by Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Total Leverage Ratio would have resulted in higher pricing for such period, Borrower shall immediately and retroactively be obligated to pay to Administrative Agent for the account of the applicable Lenders or L/C Issuer, as the case may be, promptly on demand by Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, automatically and without further action by Administrative Agent, any Lender or L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of Administrative Agent, any Lender or L/C Issuer, as the case may be, under Section 2.03(c)(ii) or 2.03(i) or under Article XI. Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.10 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business. The accounts or records maintained by Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through Administrative Agent, Borrower shall execute and deliver to such Lender (through Administrative Agent) one or more Notes, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a) above, each Lender and Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.

2.11 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at Administrative Agent’s Office in Dollars and in immediately available funds not later than

2:00 p.m. on the date specified herein. Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office; provided that any such payment shall, to the extent distributed after the Business Day following Administrative Agent’s receipt thereof, be accompanied by interest on such payment amount (payable by Administrative Agent) calculated at the Federal Funds Rate commencing as of the date which is two days following the Business Day following Administrative Agent’s receipt of such payment through the date on which Administrative Agent makes such payment to the applicable Lender(s). All payments received by Administrative Agent after 2:30 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) Clawback.

(i) Funding by Lenders; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of BSBY Rate Loans (or, in the case of any Borrowing of BSBY Daily Floating Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to Administrative Agent such Lender’s share of such Borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by Borrower, the interest rate applicable to Base Rate Loans. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower prior to the time at which any payment is due to Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. With respect to any payment that Administrative Agent makes for the account of the Lenders or the L/C Issuer hereunder as to which Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) Borrower has not in fact made such payment; (2) Administrative Agent has made a payment in excess of the amount so paid by Borrower (whether or not then owed); or (3) Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error. (c) Failure to Satisfy Conditions Precedent. If any Lender makes available to Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to Borrower by Administrative Agent because the conditions to the applicable Credit Extension set forth in Article VII are not satisfied or waived in accordance with the terms hereof, Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 13.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 13.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 13.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.12 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Credit Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.15(a)(v), or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.13 Extension of Maturity Date.

(a) Requests for Extension. Borrower may, by written notice to Administrative Agent (who shall promptly notify the Lenders) not earlier than ninety (90) days and not later than thirty (30) days prior to the Initial Maturity Date, request that the Initial Maturity Date be extended to the Extended Maturity Date.

(b) Conditions Precedent. As a condition precedent to the extension of the Initial Maturity Date to the Extended Maturity Date, pursuant to this Section 2.13:

(i) Borrower shall deliver to Administrative Agent a certificate of each Loan Party (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension and (B) in the case of Borrower, certifying that, as of the date of the notice described in Section 2.13(a), as of the Initial Maturity Date and after giving effect to such extension, (1) the representations and warranties contained in Article VIII and the other Loan Documents are true and correct in all material respects (without duplication of any materiality standards set forth therein) on and as of the Maturity Date then in effect, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (without duplication of any materiality standards set forth therein) as of such earlier date, and except that for purposes of this Section 2.13, the representations and warranties contained in each of Sections 8.05(a) and 8.05(b) shall be deemed to refer to the most recent statements furnished pursuant to Sections Error! Reference source not found. and 9.01(b), respectively, and (2) no Default exists;

(ii) on or prior to the Initial Maturity Date, Borrower shall pay to Administrative Agent, for the pro rata account of each Lender in accordance with their respective Applicable Percentages, an extension fee equal to 0.20% of the Commitments as of such date, which fee shall, when paid, be fully earned and non-refundable under any circumstances;

(iii) on the date of the notice described in Section 2.13(a) and the date of such extension and after giving effect thereto, (A) the representations and warranties contained in Article VIII and the other Loan Documents are true and correct in all material respects (without duplication of any materiality qualifier set forth therein) on and as of the Initial Maturity Date or the Extended Maturity Date (as applicable) or specifying any non-material modifications to the same based on change in circumstances, so long as any such modifications shall not have a Material Adverse Effect, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (without duplication of any materiality qualifier set forth therein) as of such earlier date, and except that for purposes of this Section 2.13, the representations and warranties contained in each of Sections 8.05(a) and 8.05(b) shall be deemed to refer to the most recent statements furnished pursuant to Sections Error! Reference source not found. and 9.01(b), respectively, and (B) no Default exists;

(iv) either (A) (i) the number of Properties included in the Unencumbered Properties Borrowing Base is greater than or equal to ten (10) and (ii) the Total Asset Value of all such Properties is at least equal to $200,000,000 or (B) the Loan Parties shall have executed and delivered to Administrative Agent, Mortgages granting to Administrative Agent, for the benefit of the Secured Parties, a first mortgage Lien on all of the Unencumbered Properties and all present and future leases, assets, improvements, fixtures, equipment, and other real and personal property relating thereto (collectively, the “Mortgage Collateral”), and shall have delivered such other customary collateral documentation, certificates and legal opinions in respect of the Unencumbered Properties including, without limitation, the Mortgage Deliverables, all in form and substance reasonably acceptable to Administrative Agent, such that (x) the Borrowing Base Leverage Ratio (as determined by a FIRREA Appraisal) of the Unencumbered Properties which are subject to Mortgages pursuant to this clause (B) (it being understood that the Mortgage Collateral shall include all Unencumbered Properties) is not greater than sixty percent (60%) and (y) the Unsecured Debt Yield (calculated using Unencumbered NOI with respect to the Unencumbered Properties which are subject to Mortgages pursuant this clause (B) (it being understood that the Mortgage Collateral shall include all Unencumbered Properties)) is not less than nine percent (9%);

(v) if the Obligations are secured by Mortgages as set forth in clause (iv) above, then Administrative Agent shall have obtained, at Borrower’s expense, a FIRREA Appraisal for each Unencumbered Property dated within ninety (90) days prior to the Initial Maturity Date; and

(vi) (x) upon the reasonable request of any Lender made at least five (5) days prior to the effective date of such extension, each Loan Party shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case at least five days prior to the effective date of such extension and (y) at least five (5) days prior to the effective date of such extension, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Loan Party.

(c) Conflicting Provisions. This Section 2.13 shall supersede any provisions in Section 13.01 to the contrary.

2.14 Increase in Commitments.

(a) Request for Increase. Provided there exists no Default, upon notice to Administrative Agent (which shall promptly notify the Lenders), Borrower may from time to time request an increase in the Aggregate Commitments; provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000 and (ii) after giving effect to each such request, the Aggregate Commitments of all Lenders shall not exceed $150,000,000, less the amount of any termination of the Aggregate Commitments pursuant to Section 2.05. At the time of delivery of such notice, Borrower (in consultation with Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).

(b) Lender Elections to Increase. Each Lender shall notify Administrative Agent within such time period whether or not it agrees to increase its Total Credit Exposure and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Total Credit Exposure.

(c) Notification by Administrative Agent; Additional Lenders. Administrative Agent shall notify Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of Administrative Agent and L/C Issuer (which approvals shall not be unreasonably withheld), Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to Administrative Agent and its counsel.

(d) Effective Date and Allocations. If the Total Credit Exposure of any Lender is increased in accordance with this Section 2.14, Administrative Agent and Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. Administrative Agent shall promptly notify Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, (i) Borrower shall deliver to Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (x) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (y) in the case of Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article VIII and the other Loan Documents are true and correct in all material respects (without duplication of any materiality qualifier set forth therein) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (without duplication of any materiality qualifier set forth therein) as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 8.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b) respectively, of Section 9.01, and (B) no Default exists and (ii)(x) upon the reasonable request of any Lender made at least five (5) days prior to the Increase Effective Date, Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least five (5) days prior to the Increase Effective Date and (y) at least five (5) days prior to the Increase Effective Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Loan Party. If there shall be any nonratable increase in the Commitments under this Section, then Administrative Agent shall reallocate (and, solely for purposes thereof, Borrower shall be deemed to have paid) any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans ratable with respect to any revised Applicable Percentages arising from such nonratable increase in the Total Credit Exposure of any Lender under this Section, and Borrower shall execute and deliver such documents or instruments as Administrative Agent may require to evidence such increase in the Total Credit Exposure of any Lender and to ratify Borrower’s continuing obligations hereunder and under the other Loan Documents, including a replacement Note.

(f) Conflicting Provisions. This Section 2.14 shall supersede any provisions in Section 2.12 or 13.01 to the contrary.

2.15 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 13.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XI or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 13.08), shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to L/C Issuer hereunder; third, to Cash Collateralize L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.15(d); fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Credit

Agreement and (y) Cash Collateralize L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Credit Agreement, in accordance with Section 2.15(d); sixth, to the payment of any amounts owing to the Lenders or L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 7.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fee payable under Section 2.08(a) for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.15(a)(v).

(C) With respect to any fee payable under Section 2.08(a) and (b) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (A) the conditions set forth in Section 7.02 are satisfied at the time of such reallocation (and, unless Borrower shall have otherwise notified Administrative Agent at such time, Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (B) such reallocation does not cause the aggregate Total Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 13.19, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in Section 2.15(a)(iv) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under Applicable Law, Cash Collateralize L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.15(d).

(b) Defaulting Lender Cure. If Borrower, Administrative Agent and L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Letters of Credit. So long as any Lender is a Defaulting Lender, the L/C Issuer shall not be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(d) Cash Collateral.

(i) Obligation to Cash Collateralize. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of Administrative Agent or the L/C Issuer (with a copy to Administrative Agent), Borrower shall Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(ii) Grant of Security Interest. Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) Administrative Agent, for the benefit of Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(d). If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, Borrower will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (determined in the case of Cash Collateral provided pursuant to Section 2.15(a)(v), after giving effect to Section 2.15(a)(v) and any Cash Collateral provided by the Defaulting Lender). All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(iii) Application. Notwithstanding anything to the contrary contained in this Credit Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.04, 2.05, or 11.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(iv) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 13.06(b)(vi))) or (ii) the determination by Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Defined Terms. For purposes of this Section 3.01, the term “Applicable Law” includes FATCA and the term “Lender” includes any L/C Issuer.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by Borrower. Without limiting or duplicating the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by Borrower. Each of the Loan Parties shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders and L/C Issuer. Each Lender and L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor, (x) Administrative Agent against any Indemnified Taxes attributable to such Lender or L/C Issuer (but only to the extent that Borrower has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (y) Administrative Agent and Borrower, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.06(d) relating to the maintenance of a Participant Register and (z) Administrative Agent and Borrower, as applicable, against any Excluded Taxes attributable to such Lender or L/C Issuer, in each case, that are payable or paid by Administrative Agent or Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender and L/C Issuer hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to Administrative Agent under this clause (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority as provided in this Section 3.01, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(g) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.01(g)(ii)(A), 3.01(g)(ii)(B) and 3.01(g)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-9BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-9BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI,

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-9BEN, as applicable); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-9BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.01(g)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement. For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of this Credit Agreement, Borrower and Administrative Agent shall treat (and the Lenders hereby authorize Administrative Agent to treat) the Credit Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. Unless required by Applicable Laws, at no time shall Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or L/C Issuer, or have any obligation to pay to any Lender or L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (h), in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this clause (h) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This clause (h) shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(i) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender or L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the BSBY Rate or BSBY Daily Floating Rate, or to determine or charge interest rates based upon the BSBY Rate or BSBY Daily Floating Rate then, upon notice thereof by such Lender to Borrower (through Administrative Agent), (a) any obligation of such Lender to make, convert or continue BSBY Rate Loans or to convert BSBY Daily Floating Rate Loans to BSBY Rate Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the BSBY Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the BSBY Rate component of the Base Rate, in each case until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) Borrower shall, upon demand from such Lender (with a copy to Administrative Agent), prepay or, if applicable, convert all BSBY Rate Loans and BSBY Daily Floating Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the BSBY Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such BSBY Rate Loans or BSBY Daily Floating Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such BSBY Rate Loans or BSBY Daily Floating Rate Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the BSBY Rate, Administrative Agent shall, during the period of such suspension, compute the Base Rate applicable to such Lender without reference to the BSBY Rate component thereof until Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the BSBY Rate. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted., together with any additional amounts required pursuant to Section 3.05.

3.03 Inability to Determine Rates.

(a) If in connection with any request for a BSBY Daily Floating Rate Loan, a BSBY Rate Loan or a conversion to or continuation thereof, as applicable (i) Administrative Agent determines (which determination shall be conclusive absent manifest error) that (x) no Successor Rate has been determined in accordance with Section 3.03(b), and the circumstances under Section 3.03(b)(i) or the Scheduled Unavailability Date has occurred (as applicable), or (y) adequate and reasonable means do not exist for determining BSBY for any requested Interest Period with respect to a proposed BSBY Rate Loan or in connection with an existing or proposed BSBY Daily Floating Rate Loan; or (ii) Administrative Agent or Required Lenders determine that for any reason that the BSBY Rate for any requested Interest Period with respect to a proposed BSBY Rate Loan or the BSBY Daily Floating Rate in connection with an existing or proposed BSBY Daily Floating Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such BSBY Rate Loan or BSBY Daily Floating Rate Loan, Administrative Agent will promptly so notify Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain BSBY Rate Loans and BSBY Daily Floating Rate Loans, or to convert BSBY Daily Floating Rate Loans to BSBY Rate Loans, shall be suspended (to the extent of the affected BSBY Rate Loans, BSBY Daily Floating Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the BSBY component of the Base Rate, the utilization of the BSBY Rate component in determining the Base Rate shall be suspended, in each case until Administrative Agent (or in the case of a determination by Required Lenders described in clause (ii) above, until Administrative Agent upon instruction of Required Lenders) revokes such notice. Upon receipt of such notice, (i) Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of BSBY Rate Loans or BSBY Daily Floating Rate Loans (to the extent of the affected BSBY Rate Loans, BSBY Daily Floating Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding BSBY Rate Loans or BSBY Daily Floating Rate Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.

(b) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if Administrative Agent determines (which determination shall be conclusive absent manifest error), or Borrower or Required Lenders notify Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower) that Borrower or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining one (1) month, three (3) month and six (6) month interest periods of BSBY, including, without limitation, because the BSBY Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) Bloomberg or any successor administrator of the BSBY Screen Rate or a Governmental Authority having jurisdiction over Administrative Agent or Bloomberg or such administrator with respect to its publication of BSBY, in each case acting in such capacity, has made a public statement identifying a specific date after which one (1) month, three (3) month and six (6) month interest periods of BSBY or the BSBY Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of Dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to Administrative Agent, that will continue to provide such interest periods of BSBY after such specific date (the latest date on which one (1) month, three (3) month and six (6) month interest periods of BSBY or the BSBY Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);

then, on a date and time determined by Administrative Agent (any such date, the “BSBY Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, BSBY and the BSBY Screen Rate will be replaced hereunder and under any Loan Document with, subject to the proviso below, the first available alternative set forth in the order below for any payment period for interest calculated that can be determined by Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”):

(x)	Term SOFR plus the SOFR Adjustment; and

(y)	Daily Simple SOFR plus the SOFR Adjustment;

provided that, if initially BSBY is replaced with the rate contained in clause (y) above (Daily Simple SOFR plus the SOFR Adjustment) and subsequent to such replacement, Administrative Agent determines that Term SOFR has become available and is administratively feasible for Administrative Agent in its sole discretion, and Administrative Agent notifies Borrower and each Lender of such availability, then from and after the beginning of the Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than thirty (30) days after the date of such notice, the Successor Rate shall be Term SOFR plus the SOFR Adjustment.

If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (i) if Administrative Agent determines that neither of the alternatives set forth in clauses (x) and (y) above is available on or prior to the BSBY Replacement Date or (ii) if the events or circumstances of the type described in Section 3.03(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, Administrative Agent and Borrower may amend this Agreement solely for the purpose of replacing BSBY or any then current Successor Rate in accordance with this Section 3.03 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a Successor Rate. Any such amendment shall become effective at 5:00 p.m. on the fifth (5th) Business Day after Administrative Agent shall have posted such proposed amendment to all Lenders and Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to Administrative Agent written notice that such Required Lenders object to such amendment.

Administrative Agent will promptly (in one or more notices) notify Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of the Loan Agreement and the other Loan Documents.

If the Successor Rate includes a SOFR-based rate, then, as of the BSBY Replacement Date, the Applicable Rate that applies to the unused fee set forth in Section 2.08(a) shall increase by the percentage points equal to the SOFR Adjustment for an interest period of one month’s duration.

In connection with the implementation of a Successor Rate, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, Administrative Agent shall post each such amendment implementing such Conforming Changes to Borrower and the Lenders reasonably promptly after such amendment becomes effective.

3.04 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or L/C Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or L/C Issuer any other condition, cost or expense affecting this Credit Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan, or to increase the cost to such Lender or L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or L/C Issuer, Borrower will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any Lending Office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Credit Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender or L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or L/C Issuer, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower; or

(c) any assignment of a BSBY Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 13.12;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

The amounts payable under this Section 3.05 shall never be less than zero or greater than is permitted by applicable Law. For the avoidance of doubt, no amounts will be owing under this Section in connection with the prepayment of any Base Rate Loan (if any).

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender, L/C Issuer, or any Governmental Authority for the account of any Lender or L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of Borrower such Lender or L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or L/C Issuer, as the case may be. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.06(a), Borrower may replace such Lender in accordance with Section 13.12.

3.07 Survival. All of Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of Administrative Agent.

ARTICLE IV.

CREDIT FACILITY GUARANTY

4.01 The Guaranty. Each Guarantor from time to time party to this Credit Agreement hereby Guarantees, jointly and severally, to Administrative Agent and each of the holders of the Obligations, as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations (the “Guaranteed Obligations”) in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof; provided that the Guaranteed Obligations shall exclude any Excluded Swap Obligations. Each Guarantor hereby further agrees that if any of the Guaranteed Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), such Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

4.02 Obligations Unconditional. The obligations of each Guarantor under Section 4.01 are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, compromise, release, impairment or exchange of any other Guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by Applicable Laws, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than payment in full of the Guaranteed Obligations), it being the intent of this Section 4.02 that the obligations of each Guarantor hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been irrevocably paid in full and the commitments relating thereto have expired or been terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Applicable Laws, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to such Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Loan Documents, or other documents relating to the Guaranteed Obligations or any other agreement or instrument referred to therein shall be done or omitted;

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or other documents relating to the Guaranteed Obligations, or any other agreement or instrument referred to therein shall be waived or any other Guarantee of any of the Guaranteed Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, Administrative Agent or any of the holders of the Guaranteed Obligations as security for any of the Guaranteed Obligations shall fail to attach or be perfected; or

(e) any of the Guaranteed Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of Borrower or any such Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of Borrower or any such Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest, notice of acceptance of the Credit Facility Guaranty given hereby and of Credit Extensions that may constitute obligations Guaranteed hereby, notices of amendments, waivers and supplements to the Loan Documents and other documents relating to the Guaranteed Obligations, or the compromise, release or exchange of collateral or security, and all notices whatsoever, and any requirement that Administrative Agent or any holder of the Guaranteed Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other documents relating to the Guaranteed Obligations or any other agreement or instrument referred to in the Loan Documents.

4.03 Reinstatement. Neither any Guarantor’s obligations hereunder nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of Borrower, by reason of Borrower’s bankruptcy or insolvency or by reason of the invalidity or unenforceability of all or any portion of the

Guaranteed Obligations. The obligations of each Guarantor under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings pursuant to any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify Administrative Agent and each holder of Guaranteed Obligations on demand for all costs and expenses (including all reasonable fees, expenses and disbursements of any law firm or other outside counsel incurred by Administrative Agent) incurred by Administrative Agent or such holder of Guaranteed Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

4.04 Certain Waivers. Each Guarantor acknowledges and agrees that (a) the Credit Facility Guaranty given hereby may be enforced without the necessity of resorting to or otherwise exhausting remedies in respect of any other security or collateral interests, and without the necessity at any time of having to take recourse against Borrower hereunder or against any collateral securing the Guaranteed Obligations or otherwise, (b) it will not assert any right to require the action first be taken against Borrower or any other Person (including any co-guarantor) or pursuit of any other remedy or enforcement any other right and (c) nothing contained herein shall prevent or limit action being taken against Borrower hereunder, under the other Loan Documents or the other documents and agreements relating to the Guaranteed Obligations or from foreclosing on any security or collateral interests relating hereto or thereto, or from exercising any other rights or remedies available in respect thereof, if neither Borrower nor Guarantors shall timely perform their obligations, and the exercise of any such rights and completion of any such foreclosure proceedings shall not constitute a discharge of such Guarantor’s obligations hereunder unless as a result thereof, the Guaranteed Obligations shall have been paid in full and the commitments relating thereto shall have expired or been terminated, it being the purpose and intent that such Guarantor’s obligations hereunder be absolute, irrevocable, independent and unconditional under all circumstances.

4.05 Remedies. Each Guarantor agrees that, to the fullest extent permitted by Applicable Laws, as between Guarantors, on the one hand, and Administrative Agent and the holders of the Guaranteed Obligations, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Section 11.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11.02) for purposes of Section 4.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Guaranteed Obligations being deemed to have become automatically due and payable), the Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by each such Guarantor for purposes of Section 4.01.

4.06 Joint and Several Liability. Each Guarantor acknowledges, agrees, represents and warrants the following:

(a) Inducement. The Lenders have been induced to make the Loans to, and the L/C Issuer has been induced to issue Letters of Credit for the account of, Borrower in part based upon the assurances by each Guarantor that each such Guarantor desires that the obligations under this Credit Facility Guaranty be honored and enforced as separate obligations of each Guarantor, should Administrative Agent and Lenders desire to do so.

(b) Combined Liability. Notwithstanding the foregoing, Guarantors shall be jointly and severally liable to Lenders for all representations, warranties, covenants, obligations and indemnities, including, without limitation, the Loans, the Letters of Credit and the other Obligations, and Administrative Agent and Lenders may at their option enforce the entire amount of the Loans, the Letters of Credit and the other Obligations against any one or more Guarantors.

(c) Separate Exercise of Remedies. Administrative Agent (on behalf of Lenders) may exercise remedies against each Guarantor and its property separately, whether or not Administrative Agent exercises remedies against another Guarantor or its property. Administrative Agent may enforce one or more Guarantor’s obligations without enforcing the other Guarantor’s obligations and vice versa. Any failure or inability of Administrative Agent to enforce one or more Guarantor’s obligations shall not in any way limit Administrative Agent’s right to enforce the obligations of another Guarantor. If Administrative Agent forecloses or exercises similar remedies under any one or more Security Documents, then such foreclosure or similar remedy shall be deemed to reduce the balance of the Loans only to the extent of the cash proceeds actually realized by Lenders from such foreclosure or similar remedy or, if applicable, Administrative Agent’s credit bid at such sale, regardless of the effect of such foreclosure or similar remedy on the Loans secured by such Security Documents under the applicable state law.

4.07 Rights of Contribution. Each Guarantor hereby agrees that, in connection with payments made hereunder, it shall have a right of contribution from each other Guarantor in accordance with Applicable Laws. Such contribution rights shall be subordinate and subject in right of payment to the Guaranteed Obligations until such time as the Guaranteed Obligations have been irrevocably paid in full (other than contingent indemnification obligations for which no claim has been made), the termination of the Commitments and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to Administrative Agent and the L/C Issuer shall have been made), and no Guarantor shall exercise any such contribution rights until the Guaranteed Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated.

4.08 Guaranty of Payment; Continuing Guaranty. The Credit Facility Guaranty in this Article IV is a Guarantee of payment and performance, and not merely of collection, and is a continuing Guarantee, and shall apply to all Guaranteed Obligations whenever arising.

4.09 Additional Guarantors. After the Closing Date, one or more Subsidiaries of Borrower may be designated as a “Guarantor” under this Credit Agreement pursuant to satisfaction of the conditions set forth in Section 9.15(b)(i). Upon the fulfillment of all such conditions, such Subsidiary shall be a “Guarantor” for all purposes hereunder. Administrative Agent shall promptly notify Lenders that such Person has been designated as a Guarantor under this Credit Agreement, which Guarantor shall then be subject to all of the benefits and obligations of a Guarantor under this Credit Agreement. Prior to the termination of the Commitments and irrevocable payment and satisfaction in full of all Obligations (other than contingent indemnification obligations for which no claim has been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to Administrative Agent and the L/C Issuer shall have been made), a Guarantor may only be released from this Credit Facility Guaranty in accordance with to Section 5.03(d).

4.10 Keepwell. Each Loan Party that is a Qualified ECP Guarantor at the time of effectiveness of this Credit Facility Guaranty or the grant of the security interest hereunder, in each case, by any Specified Loan Party with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under this Credit Facility Guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a Guarantee of the Obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

ARTICLE V.

UNENCUMBERED PROPERTIES

5.01 Changes in Unencumbered Properties Borrowing Base Calculation. Each change in the Unencumbered Properties Borrowing Base shall be effective upon receipt of a new Unencumbered Property Report pursuant to Section 9.02(b).

5.02 Eligibility. In order for a Property to be eligible for inclusion in the Unencumbered Properties Borrowing Base, such Property shall satisfy the following:

(a) such Property is located within a State of the United States;

(b) such Property is income producing (no real estate securities, mezzanine debt or preferred equity);

(c) such Property is Wholly-Owned in fee simple absolute (or ground leased pursuant to an Acceptable Ground Lease) by its Property Owner, who shall be either (i) Borrower or (ii) a Guarantor that is either (A) a Wholly-Owned Subsidiary of Borrower or (B) a Subsidiary of Borrower in which Borrower owns, directly or indirectly, at least ninety percent (90%) of the issued and outstanding Equity Interests, free and clear of any Liens; and the direct and indirect Equity Interests of such Property Owner owned by any member of the Consolidated Group shall have been pledged to Administrative Agent for the benefit of the Secured Parties in accordance with Section 9.15(b)(ii);

(d) if such Property is owned by a Subsidiary of Borrower, then such Subsidiary is Controlled (including Control over operating activities of such Subsidiary and the ability of such Subsidiary to Dispose of, grant Liens in, or otherwise encumber assets, incur, repay and prepay Indebtedness, provide Guarantees and make Restricted Payments, in each case without any requirement for the consent of any other Person) exclusively by Borrower and/or one or more Wholly-Owned Subsidiaries of Borrower;

(e) such Property is not subject to any ground lease (where the owner of such Property is the ground lessor) (other than an Acceptable Ground Lease), any Lien, any Negative Pledge and/or other encumbrances or restrictions on the ability of the relevant Loan Party to Dispose of, pledge or otherwise encumber such Property or any income therefrom (other than Customary Permitted Liens);

(f) except for restrictions set forth herein, Borrower or the applicable Guarantor that owns such Property has the unilateral right to (i) Dispose of such Property, and (ii) create a Lien on such Property as security for Indebtedness of Borrower or such Guarantor;

(g) such Property is not unimproved land or property under development;

(h) such Property is not a hotel or similar lodging Property;

(i) such Property is free of all material structural defects or architectural deficiencies, Material Title Defects, zoning violations or other adverse matters which, individually or collectively, could result in a Material Property Event;

(j) such Property has not suffered a Material Environmental Event;

(k) the Occupancy Rate for such Property is at least eighty percent (80%); and

(l) such Property is not subject to any Casualty or Condemnation that is a Material Property Event.

5.03 Addition/Removal of Unencumbered Properties.

(a) Borrower may from time to time add an additional Property as an Unencumbered Property upon the consent of Administrative Agent in its reasonable discretion by delivery of an Unencumbered Property Report to Administrative Agent in accordance with the terms of Section 9.02(b); if, and to the extent (i) Borrower has provided at least ten (10) days’ (or such shorter period as Administrative Agent shall agree in its sole discretion) prior written notice to Administrative Agent, (ii) Borrower has provided to Administrative Agent any applicable purchase agreement of such Property (if such Property was acquired during the preceding four (4) fiscal quarters), the most-recent Periodic Valuation (if available), operating statements and rent rolls and, upon Administrative Agent’s request, environmental reports, engineering reports, title reports, copies of leases or lease abstracts, and Lien searches, together with such other information reasonably requested by Administrative Agent in order for Administrative Agent to determine that such Property satisfies the criteria set forth in Section 5.02, in each case in form and substance satisfactory to Administrative Agent; (iii) the Property Owner (other than Borrower) and each other member of the Consolidated Group that indirectly or directly owns Equity Interests in such Property Owner has joined this Credit Agreement as a Guarantor hereunder, as contemplated by Section 9.15 (to the extent such Person is not already a Guarantor); (iv) each member of the Consolidated Group that directly or indirectly owns Equity Interests in the Property Owner (other than Borrower) has executed a Pledge Agreement in favor of Administrative Agent pursuant to which the applicable Pledgor has granted security interests and Liens on the Equity Interests of such Property Owner and applicable Subsidiaries that directly or indirectly own Equity Interests of such Property Owner, as contemplated by Section 9.15; and (v) the Loan Parties, immediately following such addition, are in pro-forma covenant compliance, as evidenced by a Compliance Certificate duly completed and delivered by a Responsible Officer to Administrative Agent simultaneously with Borrower’s written notice set forth above; provided that no Property shall be included as an Unencumbered Property in any Unencumbered Property Report delivered to Administrative Agent or in any calculation of any of the components of the financial covenants set forth in Section 10.11 that refer to “Unencumbered Properties” unless such Property satisfies the eligibility criteria set forth in the definition of “Unencumbered Property”; and provided further that, at any time during which there are (A) less than ten (10) Unencumbered Properties and/or (B) the Unencumbered Asset Value of all Unencumbered Properties is less than $200,000,000, in each case, as confirmed by Administrative Agent, the consent of Administrative Agent (which shall be in its sole discretion) shall be required prior to including any Property in the calculation of Maximum Availability pursuant to clause (b) of the definition thereof.

(b) Borrower may request that an Unencumbered Property be released as an Unencumbered Property by deleting such Unencumbered Property in an Unencumbered Property Report delivered to Administrative Agent in accordance with the terms of Section 9.02(b), if, and to the extent: (i) Borrower has provided at least five (5) Business Days’ (or such shorter period as

Administrative Agent shall agree in its sole discretion) prior written notice to Administrative Agent; (ii) no Default exists before and after giving effect thereto (other than Defaults solely with respect to such Unencumbered Property that would no longer exist after giving effect to the release of such Unencumbered Property from the Unencumbered Properties Borrowing Base); (iii) all representations and warranties of Borrower and each other Loan Party contained in Article VIII or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (without duplication of any materiality standards set forth therein) on and as of the date of such requested release after giving effect thereto, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (without duplication of any materiality standards set forth therein) as of such earlier date; (iv) contemporaneously with the delivery of the written notice in clause (i) above, Administrative Agent receives a Compliance Certificate in accordance with the terms of Section 9.02(a) duly completed and delivered by a Responsible Officer of Borrower assuming that such Property is no longer an Unencumbered Property and demonstrating pro-forma covenant compliance with the covenants and facility limitations set forth herein; and (v) Borrower has made any prepayment required under Section 2.04(b).

(c) If any Unencumbered Property no longer satisfies the criteria set forth in Section 5.02, and such failure is not cured within thirty (30) days of the earlier of the date on which (x) written notice thereof has been given by Administrative Agent to Borrower or (y) a Responsible Officer of Borrower obtains actual knowledge thereof, then Administrative Agent shall have the right to require that Borrower remove such Property as an Unencumbered Property upon written notice thereof from Administrative Agent. Upon such removal, Borrower shall promptly provide an Unencumbered Property Report to Administrative Agent in accordance with the terms of Section 9.02(b) removing such Property from the list of Unencumbered Properties. To the extent any such Unencumbered Property thereafter returns to compliance with such criteria, such Property shall, upon notice from Borrower to Administrative Agent, become reinstated as an Unencumbered Property.

(d) Notwithstanding anything to the contrary set forth herein, upon release of any Unencumbered Property pursuant to Sections 5.03(b) or 5.03(c), Administrative Agent shall, so long as no Default or Event of Default exists, also promptly release (i) the applicable Guarantor that owned such Unencumbered Property from the Credit Facility Guaranty hereunder, (ii) any and all Equity Interest Collateral relating to such Guarantor, and (iii) any Mortgage applicable to such Unencumbered Property, and shall provide evidence of such release at Borrower’s expense.

ARTICLE VI.

COLLATERAL

6.01 Liens and Security Interest. To secure performance by the Loan Parties of the payment and performance of the Obligations, the applicable Pledgors shall grant to Administrative Agent, for the benefit of the Secured Parties, an exclusive, perfected, first priority security interest and Lien in and to (a) the Equity Interests of each Subsidiary that directly or indirectly owns any Unencumbered Property (the “Equity Interest Collateral”) and (b) the Mortgages, if any, as required pursuant to Section 2.13(b), subject in each case only to Customary Permitted Liens. In the event Mortgages are required pursuant to Section 2.13(b), the Loan Parties shall deliver to Administrative Agent in connection therewith, at such Loan Parties’ expense, (a) all Mortgage Collateral, (b) all Mortgage Deliverables, and (c) all other documents, agreements and instruments that may be required by applicable Law and which Administrative Agent may, from time to time, reasonably request to ensure the creation, perfection and priority of the Liens created or intended to be created in the Unencumbered Properties.

6.02 Release of Collateral. The applicable Equity Interest Collateral and Mortgage Collateral shall be released from the security interests and Liens granted pursuant to the applicable Pledge Agreements or Mortgages, as applicable, in accordance with Section 5.03(d).

ARTICLE VII.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

7.01 Conditions of Initial Credit Extension. The obligation of L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) or electronic copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to Administrative Agent and each of the Lenders:

(i) executed counterparts of this Credit Agreement;

(ii) a Note executed by Borrower in favor of each Lender requesting a Note;

(iii) a Pledge Agreement duly executed and delivered by each Pledgor (if applicable), together with:

(1) searches of UCC filings (or their equivalent) in each jurisdiction where a filing has been or would need to be made in order to perfect the Secured Parties’ security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist, or, if necessary, copies of proper financing statements, if any, filed on or before the date hereof necessary to terminate all security interests and other rights of any Person in any Collateral previously granted; and

(2) duly authorized UCC financing statements, and any amendments thereto, each in form appropriate for filing in each jurisdiction as is necessary, in Administrative Agent’s sole discretion, to perfect the Secured Parties’ security interest in the Collateral;

(iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Credit Agreement and the other Loan Documents to which such Loan Party is a party;

(v) such documents and certifications as Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing (to the extent the concept is applicable) and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(vi) favorable opinions of Seward & Kissel LLP and Venable LLP, counsel to the Loan Parties, addressed to Administrative Agent and each Lender, as to the matters concerning the Loan Parties and the Loan Documents as Required Lenders may reasonably request. Borrower, on behalf of the Loan Parties, hereby requests that such counsel deliver such opinions;

(vii) a certificate of a Responsible Officer of each Loan Party (A) either (i) attaching copies of all approvals, consents, exemptions, authorizations, or other actions by, or notice to, or filing with, any Governmental Authority or any other Person necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Credit Agreement or any other Loan Document or (b) the exercise by Administrative Agent or any Lender of its rights under the Loan Documents, and such approvals, consents, exemptions, authorizations, or other actions or notices shall be in full force and effect, or (ii) stating that no such approvals, consents, exemptions, authorizations, or other actions or notices are so required and (B) certifying that there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Borrower after due and diligent investigation, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against any member of the Consolidated Group or against any of their properties or revenues that could reasonably be expected to be determined adversely to any member of the Consolidated Group and if determined adversely to such member of the Consolidated Group would reasonably be expected to have a Material Adverse Effect;

(viii) a certificate signed by a Responsible Officer of Borrower certifying (A) that the conditions specified in Sections 7.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance, since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (C) the Pro Forma Financial Statements, and (D) a pro forma calculation of the Total Leverage Ratio as of the Closing Date;

(ix) a certificate signed by a Responsible Officer of Borrower (A) providing calculations of all financial covenants set forth in Section 10.17; (B) certifying no action, suit, investigation or proceeding is pending or, to the knowledge of any Loan Party, threatened in any court or before any arbitrator or Governmental Authority related to the transactions contemplated by this Credit Agreement or that could reasonably be expected to have a Material Adverse Effect; and (C) certifying that on the Closing Date after giving effect to any funding of the Loans on the Closing Date, (i) the Total Outstandings do not exceed the Maximum Availability and (ii) the Total Outstandings do not exceed the Unencumbered Properties Borrowing Base;

(x) a Compliance Certificate as of the last day of the three-month period ended on October 31, 2021, signed by a Responsible Officer of Borrower;

(xi) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect; and

(xii) such other assurances, certificates, documents, consents or opinions as Administrative Agent, L/C Issuer or Required Lenders may reasonably require.

(b) Payoff letter executed by Borrower and the administrative agent under the Subscription Credit Facility evidencing the termination of the total commitments thereunder.

(c) Upon the reasonable request of any Lender made at least five (5) days prior to the Closing Date, Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, (i) the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case at least five (5) days prior to the Closing Date and (ii) at least five (5) days prior to the Closing Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Loan Party.

(d) Any fees required to be paid on or before the Closing Date shall have been paid.

(e) Unless waived by Administrative Agent, Borrower shall have paid all reasonable fees, charges and disbursements of counsel to Administrative Agent (directly to such counsel if requested by Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Administrative Agent).

(f) Administrative Agent and Lenders shall have received and be reasonably satisfied with the Pro Forma Financial Statements.

(g) Payoff letters with respect to the obligations and liens currently outstanding on the Property located at 100 Friars Blvd. in West Deptford, New Jersey.

Without limiting the generality of the provisions of the last paragraph of Section 12.03, for purposes of determining compliance with the conditions specified in this Section 7.01, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

7.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of BSBY Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of Borrower and each other Loan Party contained in Article VIII or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (without duplication of any materiality standards set forth therein) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (without duplication of any materiality standards set forth therein) as of such earlier date, and except that for purposes of this Section 7.02, the representations and warranties contained in subsections (a) and (b) of Section 8.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 9.01.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) Administrative Agent and, if applicable, L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) After giving effect to such proposed Credit Extension, the Total Outstandings do not exceed the Maximum Availability.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of BSBY Rate Loans) submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 7.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VIII.

REPRESENTATIONS AND WARRANTIES

Each Loan Party, for itself and each member of the Consolidated Group, represents and warrants to Administrative Agent and the Lenders that:

8.01 Existence, Qualification and Power. Each member of the Consolidated Group (a) is duly organized or formed, validly existing and, as applicable, in good standing (to the extent the concept is applicable) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Liens in favor of Administrative Agent pursuant to the Security Documents) under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

8.03 Governmental Authorization; Other Consents. Except as expressly contemplated in the Loan Documents, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Credit Agreement or any other Loan Document or (b) the exercise by Administrative Agent or any Lender of its rights under the Loan Documents.

8.04 Binding Effect. This Credit Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Credit Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to Debtor Relief Laws and general principles of equity.

8.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Consolidated Group as of the date thereof and their results of operations, cash flows and changes in shareholders’ equity for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Consolidated Group as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The consolidated and consolidating pro forma balance sheets of the Consolidated Group dated as of October 31, 2021, and the related consolidated and consolidating pro forma statements of income and cash flows for the portion of the fiscal year then ended (the “Pro Forma Financial Statements”), certified by the chief financial officer or treasurer of Borrower, copies of which have been furnished to Administrative Agent and each Lender, fairly present in all material respects the consolidated and consolidating pro forma financial condition of the Consolidated Group as of such date and the consolidated and consolidating pro forma results of operations of Consolidated Group for the period ended on such date, all in accordance with GAAP (subject to the absence of footnotes and to normal year-end adjustments).

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) The consolidated and consolidating forecasted balance sheet and statements of income and cash flows of the Consolidated Group delivered pursuant to Section 9.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, Borrower’s best estimate of its future financial condition and performance.

8.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against any member of the Consolidated Group or against any of their properties or revenues that (a) purport to affect or pertain to this Credit Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 8.06, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect, and there has been no adverse change in the status of, or financial effect on any member of the Consolidated Group with respect to, the matters described on Schedule 8.06.

8.07 No Default. No member of the Consolidated Group is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Credit Agreement or any other Loan Document.

8.08 Ownership of Property; Liens. Each member of the Consolidated Group has good record and marketable title in fee simple to, or valid leasehold interests in, all Properties necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each applicable Loan Party has good record and marketable fee simple title (or, in the case of Acceptable Ground Leases, a valid leasehold) to the Unencumbered Property owned by such Loan Party, subject only to Customary Permitted Liens. All of the outstanding Equity Interests in each Guarantor have been validly issued, are fully paid and nonassessable and are owned by the applicable Pledgors free and clear of all Liens (other than Customary Permitted Liens).

8.09 Environmental Compliance. The members of the Consolidated Group have conducted in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties. No member of the Consolidated Group: (a) has any knowledge of the occurrence of a Material Environmental Event with respect to such Person’s Properties; and (b) to its knowledge, has threatened or actual liability in connection with the Release or threatened Release of any Hazardous Material into the Environment which, except as specifically disclosed in Schedule 8.09, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.10 Insurance. The properties of the Consolidated Group are insured with financially sound and reputable insurance companies not Affiliates of any member of the Consolidated Group, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the members of the Consolidated Group operate.

8.11 Taxes. The members of the Consolidated Group have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any member of the Consolidated Group that would, if made, have a Material Adverse Effect. No member of the Consolidated Group is party to any tax sharing agreement.

8.12 ERISA Compliance.

(a) Except in each case to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws, (ii) each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service, and (iii) to the best knowledge of Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the best knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred, and no Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and no Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) no Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) no Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d) No Loan Party nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (A) on the Closing Date, those listed on Schedule 8.12(d) hereto and (B) thereafter, Pension Plans not otherwise prohibited by this Credit Agreement.

(e) The assets of each member of the Consolidated Group do not constitute Plan Assets and are not subject to any law or regulation substantially similar to Section 406 of ERISA.

8.13 Subsidiaries; Equity Interests. No Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 8.13 (as such Schedule may be updated from time to time in accordance with Section 9.15), and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the applicable Loan Party in the amounts specified on Part (a) of Schedule 8.13 free and clear of all Liens other than as created by the Loan Documents and Liens with a lower priority than the Liens created by the Loan Documents that are permitted pursuant to Section 10.01(b) or (g). No Loan Party has any direct or indirect equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 8.13.

8.14 Margin Regulations; Investment Company Act.

(a) No Loan Party is engaged and no Loan Party will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than twenty-five percent (25%) of the value of the assets (either of Borrower only or of the Consolidated Group on a consolidated basis) subject to any restriction contained in any agreement or instrument between Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness will be margin stock.

(b) (i) Borrower is a “non-diversified” “closed-end” “management investment company” and is subject to the regulation under the Investment Company Act. The business and other activities of Borrower, including but not limited to, the making of the Borrowings by the Lenders, the application of the proceeds and repayment thereof by Borrower and the consummation of the transactions contemplated by the Loan Documents do not result in any violation of the provisions of the Investment Company Act, or any rules, regulations or orders issued by the Securities and Exchange Commission thereunder, and (ii) other than Borrower, no other Loan Party or any Person Controlling such Loan Party (other than Borrower) is, or is required to be, registered as an “investment company” under the Investment Company Act.

8.15 Disclosure. Borrower has disclosed to Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Credit Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

8.16 Compliance with Laws. Each member of the Consolidated Group is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

8.17 Taxpayer Identification Number. Each Loan Party’s true and correct U.S. taxpayer identification number is set forth on Schedule 13.02.

8.18 Unencumbered Properties. Each Property identified by Borrower as an Unencumbered Property in the most recent Unencumbered Property Report delivered to Administrative Agent hereunder fully qualifies as an Unencumbered Property as of the date of such Unencumbered Property Report.

8.19 Ground Leases.

(a) The Loan Parties have delivered true and correct copies of each Acceptable Ground Lease.

(b) Each Acceptable Ground Lease is in full force and effect.

(c) (i) there are no defaults or terminating events under any Acceptable Ground Lease by any Loan Party or any ground lessor thereunder, and (ii) no event has occurred which but for the passage of time, or notice, or both would constitute a default or terminating event under any Acceptable Ground Lease except for such defaults or terminating events specifically disclosed to Administrative Agent in writing.

(d) All rents, additional rents, and other sums due and payable under each Acceptable Ground Lease have been paid in full.

(e) No Loan Party nor the ground lessor under any Acceptable Ground Lease has commenced any action or given or received any notice for the purpose of terminating such Acceptable Ground Lease.

(f) Each Acceptable Ground Lease or a memorandum thereof has been duly recorded.

(g) No Loan Party’s interest in any Acceptable Ground Lease is subject to any Liens or encumbrances other than Liens permitted under Section 10.01(a), (b) or (j).

(h) Each Loan Party’s interest in each Acceptable Ground Lease is assignable to Administrative Agent upon notice to, but without the consent of, the ground lessor thereunder (or, if any such consent is required, then such consent has been obtained prior to the date hereof).

8.20 Solvency. Each Loan Party is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

8.21 REIT Status. Borrower is qualified as a REIT.

8.22 OFAC; Sanctions. Neither any member of the Consolidated Group, nor, to the knowledge of any member of the Consolidated Group, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s list of Specially Designated nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction. Each member of the Consolidated Group has conducted its business in compliance in all material respects with all applicable Sanctions and has instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.

8.23 Anti-Corruption Laws. The Loan Parties and their Subsidiaries have conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

8.24 Affected Financial Institution. No member of the Consolidated Group is an Affected Financial Institution.

8.25 Perfection of Security Interests in the Collateral. The Security Documents create, as security for the Obligations, valid and enforceable, exclusive, first priority security interests in and Liens on all of the Collateral in which any Loan Party has any right, title or interest, in favor of Administrative Agent for the benefit of the Secured Parties, subject to no other Liens, except for Customary Permitted Liens and as enforceability may be limited by Debtor Relief Laws and equitable principles.

8.26 Beneficial Ownership Certificate. As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

8.27 Covered Entities. No Loan Party is a Covered Entity.

8.28 Casualty, Etc. Neither the businesses nor the properties of any member of the Consolidated Group are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), condemnation or eminent domain proceeding that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

ARTICLE IX.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

9.01 Financial Statements. Each Loan Party shall deliver to Administrative Agent (for distribution to each Lender), in form and detail reasonably satisfactory to Administrative Agent and Required Lenders:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Borrower (commencing with the fiscal year ending December 31, 2021), a consolidated and consolidating statement of assets and liabilities as at the end of such fiscal year, together with the related schedule of investments and statements of operations, changes in cash flows for such fiscal period, and changes in net assets for such fiscal period, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and such consolidating statements to be certified by a Responsible Officer of Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Borrower;

(b) as soon as available, but in any event within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of Borrower, an unaudited consolidated and consolidating statement of assets and liabilities as at the end of such fiscal quarter, together with the related schedule of investments and statements of operations, changes in cash flows for such fiscal quarter, and changes in net assets for such fiscal quarter, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of Borrower as fairly presenting in all material respects the financial condition, results of operations, and cash flows of the Consolidated Group in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes (other than explanatory footnotes) and such consolidating statements to be certified by a Responsible Officer of Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Borrower;

(c) as soon as available, but in any event at least fifteen (15) days before the end of each fiscal year of such Loan Party, forecasts prepared by management of Borrower, in form satisfactory to Administrative Agent and Required Lenders, of consolidated balance sheets and statements of income or operations and cash flows of the Consolidated Group on a monthly basis for the immediately following fiscal year (including the fiscal year in which the Maturity Date occurs); provided, that such forecasts shall be based solely on the Properties owned by the Consolidated Group as of the date of such forecast and shall not reflect anticipated equity contributions to be made to Borrower or dividends and distributions to be made by Borrower; provided further, that forecasts in the format provided to Administrative Agent prior to the Closing Date shall be deemed to be in a form satisfactory to Administrative Agent and Required Lenders for purposes of this clause (c); and

(d) (i) as soon as reasonably practicable, but in any event at least fifteen (15) days before the end of each fiscal year of Borrower, a capital and operating budget for each Unencumbered Property; and (ii) as soon as reasonably practicable but in any event within sixty (60) days after the end of each fiscal quarter of Borrower, (A) a statement of all income and expenses for such fiscal quarter in connection with each Unencumbered Property, (B) a current rent roll (including agings of rent payments) as of last day of such fiscal quarter in connection with each Unencumbered Property, including in each case a comparison to the budget, each certified in writing as true and correct in all material respects (without duplication of any materiality standards set forth therein) by a Responsible Officer of Borrower, and (C) other statements, reports, and information as Administrative Agent may reasonably request.

9.02 Certificates; Other Information. Each Loan Party shall deliver to Administrative Agent and each Lender, in form and detail reasonably satisfactory to Administrative Agent and Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 9.01(a) and 9.01(b) , and upon the addition or removal of any Unencumbered Property pursuant to Section 5.03 or other event or circumstance that results in a Property previously qualifying as an Unencumbered Property ceasing to qualify as such, a duly completed Compliance Certificate signed by a Responsible Officer of such Loan Party (which delivery may, unless Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes), which Compliance Certificate shall, among other things: (i) certify that the financial statements of Borrower fairly present, in all material respects, the financial condition and the results of operations of the Loan Parties on the dates and for the periods indicated, on the basis of GAAP, subject, in the case of interim financial statements, to normally recurring year-end adjustments; (ii) certify that applicable officer is familiar with the terms and provisions of the Loan Documents, and has made, or caused to be made under his or her supervision, a detailed review of the transactions and condition (financial or otherwise) of Loan Parties during the period covered by such Compliance Certificate; (iii) state whether any Event of Default or Default exists and is continuing and the continued accuracy of all representations and warranties, and (iv) provide calculations of each of the financial covenants set forth in Section 10.17 regardless of whether the testing period for such financial covenant then applies; provided however, Borrower is only required to provide a calculation of the Tangible Net Worth described in Section 10.17(d) at the applicable testing;

(b) concurrently with the delivery of the financial statements referred to in Sections 9.01(a) and 9.01(b) , and upon the addition or removal of any Unencumbered Property pursuant to Section 5.03 or other event or circumstance that results in a Property previously qualifying as an Unencumbered Property ceasing to qualify as such, a duly completed Unencumbered Property Report signed by a Responsible Officer of such Loan Party (which delivery may, unless Administrative Agent or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(c) promptly after any reasonable request by Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of such Loan Party by independent accountants in connection with the accounts or books of any member of the Consolidated Group, or any audit of any of them;

(d) (i) promptly upon reasonable request by Administrative Agent at each time a Property is to be added as a Unencumbered Property, information concerning such newly added Unencumbered Property including, without limitation, rent rolls, operating statements, capital expenditure budgets, copies of leases, copies of tenant financial statements to the extent received by any Loan Party, agings of rent payments, copies of environmental assessments, and copies of property inspection reports; and (ii) promptly upon reasonable request by Administrative Agent, but no more often than once per quarter, information concerning all of the Unencumbered Properties including, without limitation, rent rolls, operating statements, capital expenditure budgets, copies of leases, copies of tenant financial statements to the extent received by any Loan Party, agings of rent payments, copies of environmental assessments, and copies of property inspection reports;

(e) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any member of the Consolidated Group pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 9.01 or any other subsection of this Section 9.02; and

(f) promptly, such additional information regarding the business, financial, legal or corporate affairs of any member of the Consolidated Group, or compliance with the terms of the Loan Documents, as Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 9.01(a), (b), (c), or (d) or Section 9.02(d) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which such Loan Party posts such documents, or provides a link thereto on such Loan Party’s website on the Internet at the website address listed on Schedule 13.02; or (ii) on which such documents are posted on such Loan Party’s behalf on an Internet or intranet website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent); provided that: (i) any Loan Party or Borrower shall deliver paper copies of such documents to Administrative Agent or any Lender upon its request to such Loan Party or Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by Administrative Agent or such Lender and (ii) Borrower shall notify Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Borrower hereby acknowledges that (a) Administrative Agent and/or Arranger may, but shall not be obligated to, make available to the Lenders and L/C Issuer materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on Debt Domain, IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized Administrative Agent, Arranger, L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 13.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) Administrative Agent and Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

9.03 Notices. Each Loan Party shall promptly notify Administrative Agent and each Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of Borrower or any Subsidiary; (ii) any action, suit, dispute, litigation, investigation, proceeding or suspension involving any Loan Party or any Subsidiary or any of their respective properties and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event;

(d) any material litigation, arbitration or governmental investigation or proceeding instituted or threatened against an Unencumbered Property, and any material development therein;

(e) any actual or threatened Condemnation of any portion of an Unencumbered Property, any negotiations with respect to any such taking, or any Casualty or other substantial loss of or substantial damage to any Unencumbered Property;

(f) any notice received by any Loan Party with respect to the cancellation, alteration or non-renewal of any insurance coverage maintained with respect to any Unencumbered Property;

(g) any required permit, license, certificate or approval with respect to any Unencumbered Property lapses or ceases to be in full force and effect, or notice from any Governmental Authority that any Unencumbered Property, or any use, activity, operation or maintenance thereof or thereon, is not in compliance with any Law, the effect of which is which is reasonably likely to result in a Material Property Event;

(h) of any material change in accounting policies or financial reporting practices by such Loan Party; and

(i) any labor controversy pending or threatened against any member of the Consolidated Group or, to the extent a Loan Party has knowledge thereof, any contractor performing work on an Unencumbered Property, and any material development in any labor controversy.

Each notice pursuant to this Section 9.03 shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 9.03(a) shall describe with particularity any and all provisions of this Credit Agreement and any other Loan Document that have been breached.

9.04 Payment of Obligations. Borrower and each other Loan Party shall, and shall cause each other member of the Consolidated Group to, (a) pay and discharge prior to delinquency, all its obligations and liabilities, including (i) all tax liabilities, assessments and governmental charges or levies upon any member of the Consolidated Group or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien) and adequate reserves in accordance with GAAP are being maintained by any member of the Consolidated Group except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; and (ii) all lawful claims and Indebtedness (subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness) which, if unpaid, would by law become a Lien upon its property unless the same are being contested in good faith, and (b) timely file all tax returns required to be filed, in each case of clauses (a) and (b) above, except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

9.05 Preservation of Existence, Etc. Borrower and each other Loan Party, and shall cause each other member of the Consolidated Group to: (a) preserve, renew and maintain in full force and effect its legal existence and, to the extent such concept is applicable, good standing, under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 10.04 or 10.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

9.06 Maintenance of Properties. Borrower and each other Loan Party shall, and shall cause each other Loan Party to, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; (c) use the standard of care typical in the industry in the operation and maintenance of its facilities, and (d) keep the Unencumbered Properties in good order, repair, operating condition, and appearance, causing all necessary repairs, renewals, replacements, additions, and improvements to be promptly made, and not allow any of the Unencumbered Properties to be misused, abused or wasted or to deteriorate (ordinary wear and tear excepted), except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

9.07 Maintenance of Insurance. Borrower shall, and shall cause each other member of the Consolidated Group to:

(a) Maintain with financially sound and reputable insurance companies not Affiliates of Borrower or any member of the Consolidated Group, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by such Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

(b) Pay all premiums on policies required pursuant to this Section 9.07 as they become due and payable and, upon Administrative Agent’s request, promptly deliver to Administrative Agent evidence satisfactory to Administrative Agent of the timely payment thereof.

(c) In the event Mortgages are required pursuant to Section 2.13(b), each Loan Party pledging any Mortgage Collateral to secure the Obligations shall obtain and maintain, at such Loan Party’s sole expense, insurance as set forth in Exhibit I, and shall otherwise comply with all of the terms and conditions set forth in Exhibit I.

9.08 Compliance with Laws. Borrower shall, and shall cause each other member of the Consolidated Group to, comply in all material respects with the requirements of all Laws (including Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

9.09 Books and Records. Borrower and each other Loan Party shall, and shall cause each other member of the Consolidated Group to, maintain: (a) proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrower or such member of the Consolidated Group, as the case may be; and (b) such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrower or such Subsidiary, as the case may be.

9.10 Inspection Rights. Borrower and each other Loan Party shall, and shall cause each other Loan Party to, permit representatives and independent contractors of Administrative Agent and each Lender to visit, inspect and photograph any of its properties, including any Unencumbered Property, to examine its corporate, financial and operating records, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Borrower; provided, however, that when an Event of Default exists Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice; provided, further, that, so long as no Default or Event of Default exists, Borrower will not be required to reimburse Administrative Agent and the Lenders in any calendar year for more than one such visit, inspection or examination.

9.11 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions for general corporate purposes not in contravention of any Law or of any Loan Document.

9.12 Loan Documents and Organization Documents. Borrower and each other Loan Party shall, and shall cause each other Loan Party to, comply with all covenants and requirements set forth in (a) the Loan Documents and (b) the Organization Documents of Borrower or the applicable Loan Party.

9.13 Environmental Matters. Borrower shall, and shall cause each other Loan Party to:

(a) Keep the Unencumbered Properties free of Hazardous Material (other than routine office, cleaning, janitorial and other materials and supplies necessary to operate, maintain, repair, improve and lease such Property, in each case in commercially reasonable quantities and in compliance with all Environmental Laws) except to the extent where failure to comply could not reasonably be expected to cause a Material Property Event;

(b) Promptly deliver to Administrative Agent a copy of each report pertaining to any Unencumbered Property or to any Loan Party prepared by or on behalf of such Loan Party pursuant to any Environmental Law; and

(c) Immediately advise Administrative Agent in writing of any Environmental Claim, any Environmental Liability, or of the discovery of any Hazardous Material (other than routine office, cleaning, janitorial and other materials and supplies necessary to operate, maintain, repair, improve and lease such Property, in each case in commercially reasonable quantities and in compliance with all Environmental Laws) on any Unencumbered Property, as soon as any Loan Party first obtains knowledge thereof, including a full description of the nature and extent of the Environmental Claim, Environmental Liability, and/or Hazardous Material and all relevant circumstances.

9.14 Acceptable Ground Leases. Borrower and each other Loan Party shall:

(a) pay or cause to be paid all rents, additional rents, and other sums required to be paid by the applicable Loan Party, as tenant under and pursuant to the provisions of each Acceptable Ground Lease;

(b) diligently perform and observe all of the material terms, covenants, and conditions of each Acceptable Ground Lease as tenant under such Acceptable Ground Lease; and

(c) promptly notify Administrative Agent of (i) the giving to any Loan Party of any notice of any default by such Loan Party under any Acceptable Ground Lease and deliver to Administrative Agent a true copy of each such notice, and (ii) any bankruptcy, reorganization, or insolvency of the landlord under any Acceptable Ground Lease or of any notice thereof, and deliver to Administrative Agent a true copy of such notice.

9.15 Additional Subsidiary; Covenant to Guarantee and Secure Obligations.

(a) Borrower shall notify Administrative Agent at the time that any Person becomes a Subsidiary of Borrower and shall promptly deliver an updated Schedule 8.13 to this Credit Agreement.

(b) With respect to any Property acquired by any Subsidiary after the Closing Date, then, prior to the date that such Property may be designated as an Unencumbered Property hereunder, the Loan Parties shall cause:

(i) such Subsidiary, and each other Subsidiary that directly or indirectly owns Equity Interests in such Subsidiary, to execute and deliver a Joinder Agreement pursuant to which each such Subsidiary agrees to become a Guarantor hereunder and cause the delivery of the applicable items described in Section 7.01(a) with respect to each such additional Guarantor (including without limitation, certificates and legal opinions in form and substance satisfactory to Administrative Agent relating to each such Guarantor); and

(ii) each member of the Consolidated Group that directly or indirectly owns an Equity Interest in the Property Owner referred to in subclause (i) above to execute a Pledge Agreement and deliver to Administrative Agent any stock or membership certificates representing such Equity Interests (together with a properly completed and signed stock power or endorsement) and cause the delivery of the applicable items described in Section 7.01(a) with respect to each such Pledgor including without limitation, certificates and legal opinions in form and substance reasonably satisfactory to Administrative Agent relating to the pledge by such Pledgor.

9.16 REIT Status. Any Loan Party that is a REIT shall take all action necessary to maintain such Person’s status as a REIT. The applicable Loan Parties will use their best efforts to cause such REIT to operate its business so as to satisfy all requirements necessary to qualify as a REIT, and will not intentionally take any action that will cause such Person to fail to so qualify. The applicable Loan Parties will cause such Person to maintain adequate records so as to comply with all record-keeping requirements relating to such Person’s qualification as a REIT as required by the Code and applicable regulations of the Department of Treasury promulgated thereunder and to properly prepare and timely file with the Internal Revenue Service all returns and reports required thereby to qualify as a REIT each year.

9.17 Further Assurances. Each Borrower and any other Loan Party shall, promptly upon request by Administrative Agent, or any Lender through Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as Administrative Agent, or any Lender through Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by Applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Security Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Security Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto Administrative Agent or any Lender the rights granted or now or hereafter intended to be granted to Administrative Agent or any Lender under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

9.18 Material Contracts. Borrower and each other Loan Party shall, and shall cause each other member of the Consolidated Group to, (a) perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, except to the extent that the failure to so act could not reasonably be expected to result in a Material Adverse Effect, (b) maintain each such Material Contract in full force and effect, and (c) enforce each such Material Contract in accordance with its terms, except to the extent that the failure to so act could not reasonably be expected to result in a Material Adverse Effect.

9.19 Anti-Corruption Laws; Sanctions. Borrower and each other Loan Party shall, and shall cause each other member of the Consolidated Group to, conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and with all applicable Sanctions, and maintain policies and procedures designed to promote and achieve compliance with such laws and Sanctions.

9.20 Compliance with Organization Documents. Each Loan Party will at all times comply in all material respects with its Organization Documents.

9.21 Beneficial Ownership. Promptly following any request therefor, provide information and documentation reasonably requested by Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including the Act and the Beneficial Ownership Regulation.

9.22 Investment Company Act. Borrower shall comply with all applicable requirements of the Investment Company Act, including, without limitation, Section 18(a) thereof.

9.23 Periodic Valuations; Appraisals.

(a) Borrower shall obtain a Periodic Valuation with respect to each Unencumbered Property on or before the last day of the first full fiscal quarter following the acquisitions thereof and thereafter at least once every fiscal quarter, and shall provide to Administrative Agent, upon Administrative Agent’s request, copies of each such Periodic Valuation; provided that Borrower may, in its sole discretion, obtain Periodic Valuations more frequently than quarterly.

(b) In addition to any FIRREA Appraisals obtained pursuant to Section 2.13, which, for the avoidance of doubt will be at Borrower’s expense, Administrative Agent may, at its discretion, obtain a new FIRREA Appraisal for any Unencumbered Property at Borrower’s expense (i) at any time in which a Default or Event of Default has occurred and is continuing or (ii) if required under Applicable Law.

ARTICLE X.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

10.01 Liens. Borrower and each other Loan Party shall not, and shall not permit any other member of the Consolidated Group to, directly or indirectly create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names any such Person as debtor, or assign any accounts or other right to receive income, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens for taxes, assessments and other governmental charges not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than sixty (60) days or which are being contested in good faith and by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien), if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(e) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f) easements, rights-of-way, restrictions, restrictive covenants, encroachments, protrusions, and other similar encumbrances affecting such Property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of such Property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(g) Liens securing judgments for the payment of money not constituting an Event of Default under Section 11.01(h);

(h) (i) Liens arising in the ordinary course of business or under applicable law relative to Banking Services and (ii) customary set-off rights against depository accounts permitted under this Agreement in favor of banks at which any of the Loan Parties and their Subsidiaries maintains any such depository accounts so long as in the case of clauses (i) and (ii), those set-off rights secure only the obligations of that Loan Party or that Subsidiary to pay ordinary course fees and bank charges;

(i) leases, subleases, licenses, or sublicenses of the assets or properties of any of the Loan Parties and their Subsidiaries, in each case entered into in the ordinary course of business and not interfering in any material respect with the business of any of the Loan Parties and their Subsidiaries;

(j) the ground lessor’s related fee interest with respect to a ground lease; and

(k) Liens on Properties (other than Unencumbered Properties) securing Indebtedness permitted under Section 10.03(d); provided that such Liens do not at any time encumber any Property or assets other than the Property financed by such Indebtedness.

10.02 Investments. Borrower and each other Loan Party shall not, and shall not permit any other member of the Consolidated Group to, make any Investments other than Investments otherwise permitted under the Organization Documents of the applicable Person.

10.03 Indebtedness. Borrower and each other Loan Party shall not, and shall not permit any other member of the Consolidated Group to, create, incur, assume, or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Guarantees of Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of any member of the Consolidated Group;

(c) obligations (contingent or otherwise) of any member of the Consolidated Group existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(d) Non-Recourse Debt;

(e) bad boy guaranties in connection with Investments and pursuant to which no guaranteed party has gained the right to commence exercise of remedies under any such guaranty;

(f) any Indebtedness under credit facilities with Bank of America as lender and secured by, or including a repurchase agreement with respect to, Borrower’s securities investments allocated by the Investment Sub-Adviser to Western Asset Management Company, LLC for management;

(g) Indebtedness in respect of any Banking Services in the ordinary course of business;

(h) Indebtedness of a member of the Consolidated Group to any Loan Party, so long as the obligations thereunder are subordinated to the obligations of the Loan Parties under the Loan Documents (including the Obligations of Borrower under this Agreement) in a manner reasonably acceptable to Administrative Agent;

(i) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(j) unsecured Indebtedness, other than Indebtedness for borrowed money, of Borrower, any other Loan Party or any other member of the Consolidated Group in an aggregate outstanding principal amount not to exceed $1,000,000; and

(k) Indebtedness that is not Secured Indebtedness consisting of obligations of any Loan Party or Subsidiary under deferred consideration (e.g., earn-outs or purchase price adjustment arrangements) or other similar arrangements incurred by such Loan Party or Subsidiary so long as the aggregate Indebtedness incurred and outstanding pursuant to this clause (k) is no greater than $10,000,000 at any one time.

10.04 Fundamental Changes.

(a) Borrower and each other Loan Party shall not merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (including, in each case, pursuant to a Delaware LLC Division), except that, so long as no Default exists or would result therefrom, any Subsidiary may merge with (i) Borrower, provided that Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Guarantor is merging with another Subsidiary, the Guarantor shall be the continuing or surviving Person.

(b) Borrower and each other Loan Party shall not change its jurisdiction of formation without the prior written consent of Administrative Agent, not to be unreasonably withheld or delayed. No Loan Party shall change its name, chief executive office and/or principal place of business without (i) providing at least thirty (30) days’ written notice thereof to Administrative Agent, and (i) during such period, performing all such acts and executing all such documents as Administrative Agent may reasonably request in order to perfect and maintain the Lenders’ first priority, perfected and exclusive Lien on the Collateral, subject only to Customary Permitted Liens, and otherwise to preserve and protect the rights of the Lenders in respect of such first priority, perfected and exclusive Lien, subject only to Customary Permitted Liens.

10.05 Dispositions. Borrower and each other Loan Party shall not make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory (other than Unencumbered Properties) in the ordinary course of business;

(c) Dispositions of equipment (other than Unencumbered Properties) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of Properties so long as no Default exists or would result therefrom; provided that if any Disposition is of an Unencumbered Property, then Borrower shall have complied with Section 5.03(b); or

(e) Dispositions in an amount not in excess of $1,000,000 individually or in the aggregate during any calendar year.

10.06 Restricted Payments. Borrower and each other Loan Party shall not, and shall not permit any other member of the Consolidated Group to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, if (a) any Default has occurred and is continuing or would result from the making of such Restricted Payment or (b) after giving effect to such proposed Restricted Payment, Borrower will not be in pro forma compliance with the financial covenants set forth in Section 10.17 except that, notwithstanding the foregoing, so long as no Event of Default under Section 11.01(a) or 11.01(f) has occurred and is continuing and the Obligations have not otherwise been accelerated, any Loan Party that is a REIT or in which a REIT holds an interest may make Restricted Payments at such times and in such amounts to the extent necessary under Applicable Law in order to maintain its REIT status for federal and state income tax purposes or to avoid the payment of federal, state, or excise taxes.

10.07 Change in Nature of Business. Borrower and each other Loan Party shall not, and shall not permit any other member of the Consolidated Group to, engage in any material line of business substantially different from those lines of business conducted by the Consolidated Group on the date hereof or any business reasonably related or incidental thereto.

10.08 Transactions with Affiliates. Borrower and each other Loan Party shall not, and shall not permit any other member of the Consolidated Group to, enter into any transaction of any kind with any Affiliate of a member of the Consolidated Group, whether or not in the ordinary course of business, other than (a) on fair and reasonable terms substantially as favorable to such member of the Consolidated Group as would be obtainable by such member of the Consolidated Group at the time in a comparable arm’s length transaction with a Person other than an Affiliate and (b) Investments, Indebtedness and Restricted Payments expressly permitted under this Credit Agreement.

10.09 Burdensome Agreements. Borrower and each other Loan Party shall not, and shall not permit any other member of the Consolidated Group to, enter into or permit to exist any Contractual Obligation (other than any Loan Document) that (a) limits the ability (i) of any member of the Consolidated Group to make Restricted Payments to any other member of the Consolidated Group or to otherwise transfer property to or invest in any member of the Consolidated Group, except for any agreement in effect (A) on the date hereof and set forth on Schedule 10.09 or (B) at the time any member of the Consolidated Group becomes a member of the Consolidated Group, so long as such agreement was not entered into solely in contemplation of such Person becoming a member of the Consolidated Group, (ii) of any Guarantor to Guarantee the Indebtedness of Borrower or (iii) of any member of the Consolidated Group to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit (x) any Negative Pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 10.03(d) solely to the extent any such Negative Pledge relates to the property financed by or the subject of such Indebtedness or (y) any requirement for the grant in favor of the holders of any unsecured Indebtedness of an equal and ratable Lien to secure the obligations to such holders in connection with a pledge of any property or asset to secure the Obligations; (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; (c) constitutes a

Negative Pledge with respect to any Unencumbered Property or the Equity Interests in any member of the Consolidated Group (other than Borrower) that owns a Unencumbered Property, or (d) limits the ability of any member of the Consolidated Group to transfer ownership of any Unencumbered Property or the Equity Interests in any member of the Consolidated Group (other than Borrower) that owns a Unencumbered Property.

10.10 Use of Proceeds. Borrower and each other Loan Party shall not use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

10.11 Acceptable Ground Leases. Borrower and each other Loan Party shall not, and shall not permit any other Loan Party to:

(a) without the prior written consent of Administrative Agent, surrender the leasehold estate created by any Acceptable Ground Lease or terminate or cancel any Acceptable Ground Lease or modify, change, supplement, alter, or amend any Acceptable Ground Lease, either orally or in writing; or

(b) without the prior written consent of Administrative Agent, sublet any portion of any Unencumbered Property (other than pursuant to space leases entered into in the ordinary course of business) held pursuant to an Acceptable Ground Lease.

10.12 Amendments of Organization Documents. Borrower and each other Loan Party shall not, and shall not permit any other member of the Consolidated Group to, without prior written consent of Administrative Agent, in its sole discretion, amend any of its Organization Documents in any manner that would adversely affect any Loan Party’s ability to pay its Obligations hereunder or materially and adversely impairs any rights or remedies of Administrative Agent or any Lender under the Loan Documents or Applicable Laws; provided that the foregoing shall not prohibit the issuance of shares in Borrower or such other Loan Party to the extent necessary to allow Borrower or such Loan Party to qualify as a REIT, if applicable.

10.13 Accounting Changes. Borrower and each other Loan Party shall not, and shall not permit any other member of the Consolidated Group to, make any change in (a) accounting policies or reporting practices, except as required by or otherwise in accordance with GAAP, or (b) fiscal year.

10.14 Prepayments, Etc. of Indebtedness. No Loan Party shall, and no Loan Party shall permit any other Loan Party to, make any payment in violation of any subordination terms of any Indebtedness other than the Obligations in accordance with the terms hereof.

10.15 Sanctions. Borrower and each other Loan Party shall not, and shall not permit any other member of the Consolidated Group to, directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, an Arranger, Administrative Agent, an L/C Issuer, or otherwise) of Sanctions.

10.16 Anti-Corruption Laws. Borrower and each other Loan Party shall not, and shall not permit any other member of the Consolidated Group to, directly or indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other anti-corruption legislation in other jurisdictions.

10.17 Financial Covenants. Borrower shall not:

(a) Maximum Leverage Ratio. Permit the Total Leverage Ratio to exceed sixty percent (60%) as of the last day of any fiscal quarter; provided that for the two (2) consecutive quarters following any Material Acquisition (each such period, a “Leverage Bulge Period”), the Total Leverage Ratio may exceed sixty percent (60%) so long as it does not exceed sixty-five percent (65%), but only if such ratio was equal to or less than sixty percent (60%) for at least one (1) fiscal quarter following any immediately prior Leverage Bulge Period.

(b) Maximum Secured Leverage Ratio. Permit the Total Secured Indebtedness of the Consolidated Group to exceed forty percent (40%) of Total Asset Value as of the last day of any fiscal quarter.

(c) Minimum Fixed Charge Coverage Ratio. Permit the ratio of (i) Adjusted EBITDA of the Consolidated Group to (ii) Fixed Charges, as of the last day of any fiscal quarter of Borrower, to be less than 1.50 to 1.00.

(d) Minimum Tangible Net Worth. Permit the Tangible Net Worth at any time to be less than the sum of (i) $122,928,002 plus (ii) an amount equal to seventy (70%) of net equity proceeds received by the Consolidated Group after October 31, 2021.

(e) Asset Coverage. Borrower shall not incur any Indebtedness or take any other actions that would result in the Asset Coverage being less than 300%.

10.18 ERISA Compliance. Borrower and each other Loan Party shall not be (a) an employee benefit plan subject to Title I of ERISA, (b) a plan or account subject to Section 4975 of the Code, (c) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code or (d) a “governmental plan” within the meaning of ERISA or an entity deemed to hold “plan assets” of a “governmental plan” subject to any law or regulation substantially similar to Section 406 of ERISA.

10.19 Environmental Matters. Borrower and each other Loan Party shall not, and shall not permit any other member of the Consolidated Group to, (a) cause, commit, permit, or allow to continue (i) any violation of any Environmental Law, or (ii) the attachment of any environmental Liens on any Property (other than Liens being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP); or (b) place, install, dispose of, or release, or cause, permit, or allow the placing, installation, disposal, spilling, leaking, dumping, or release of, any Hazardous Material on any Property (other than routine office, cleaning, janitorial and other materials and supplies necessary to operate, maintain, repair, improve and lease such Property, in each case in commercially reasonable quantities and in compliance with all Environmental Laws) or storage tank (or similar vessel) on any Property.

10.20 Fund Administration. Borrower shall not terminate the services or accept the resignation of Investment Manager without the prior written consent of Administrative Agent (except if Investment Sub-Adviser or an Affiliate of Investment Manager or Investment Sub-Adviser is appointed as successor, and Borrower shall have given Administrative Agent prior written notice thereof). Borrower shall not enter into any other custody agreement or equivalent arrangement with any other Person unless such Person, Borrower, and Administrative Agent have entered into a control agreement in form and substance satisfactory to Administrative Agent.

ARTICLE XI.

EVENTS OF DEFAULT AND REMEDIES

11.01 Events of Default. Any of the following shall constitute an Event of Default (each, an “Event of Default”):

(a) Non-Payment. Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) pay within three (3) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) pay within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any (i) member of the Consolidated Group fails to perform or observe any term, covenant or agreement contained in any of Section 9.01, 9.02, 9.03, 9.05, 9.07, 9.10, 9.11, 9.13 or 9.14 or Article X, (ii) Guarantor fails to perform or observe any term, covenant, or agreement contained herein, or (iii) any of the Loan Parties fails to perform or observe any term, covenant or agreement contained in the Security Documents; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document, on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (x) written notice thereof has been given by Administrative Agent to Borrower or (y) a Responsible Officer of Borrower obtains actual knowledge thereof; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower, any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made in any material respect (without duplication of any materiality qualifiers set forth therein); or

(e) Cross-Default. (i) Any member of the Consolidated Group (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any member of the Consolidated Group thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any member of the Consolidated Group is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such member of the Consolidated Group as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any member of the Consolidated Group institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any member of the Consolidated Group becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against any member of the Consolidated Group (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan or the PBGC, which liability would reasonably be expected to have a Material Adverse Effect, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan and such failure would reasonably be expected to have a Material Adverse Effect; or

(j) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) REIT Status. Borrower ceases to be treated as a REIT in any taxable year; or

(m) Security Documents. Any Security Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject only to Customary Permitted Liens) on the Collateral purported to be covered thereby; or

(n) (i) Borrower’s NAV (after giving effect to distributions, dividends, withdrawals, or redemptions of Borrower) determined as of any date (other than the date that is the first anniversary of the Closing Date, in which case, clause (ii) shall apply) declines by seventy percent (70%) or more as compared to its NAV determined as of the Closing Date, or (ii) Borrower’s NAV (after giving effect to distributions, dividends, withdrawals, or redemptions of Borrower) determined as of any date declines by fifty percent (50%) or more as compared to its NAV determined as of any date in the preceding twelve (12) month period.

11.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, Administrative Agent shall, at the request of, or may, with the consent of, Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower;

(c) require that Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d) exercise on behalf of itself, the Lenders and L/C Issuer all rights and remedies available to it, the Lenders and L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of Administrative Agent or any Lender.

11.03 Application of Funds. After the exercise of remedies provided for in Section 11.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 11.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.15, be applied by Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent and amounts payable under Article III) payable to Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting (i) unpaid principal of the Loans and L/C Borrowings and (ii) breakage, termination or other payments due under any Swap Contract (that relates solely to the Obligations) between any Loan Party and Administrative Agent, any Lender or any Affiliate of Administrative Agent or a Lender, ratably among the Lenders, the applicable Affiliates (with respect to clause (ii)) and L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to Administrative Agent for the account of L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by Borrower pursuant to Sections 2.03 and 2.15 ; and

Last, the balance, if any, after all of the Obligations (other than contingent indemnification obligations for which no claim in writing has been made) have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

Subject to Sections 2.03(f) and 2.15(d), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

11.04 Performance by Administrative Agent. Should any Loan Party fail to perform any covenant, duty, or agreement contained herein or in any of the other Loan Documents, and such failure continues beyond any applicable cure period, Administrative Agent may, but shall not be obligated to, perform or attempt to perform such covenant, duty, or agreement on behalf of such Loan Party. In such event, each Loan Party shall, at the request of Administrative Agent promptly pay any amount expended by Administrative Agent in such performance or attempted performance to Administrative Agent at Administrative Agent’s Office, together with interest thereon at the Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly understood that neither Administrative Agent nor any other Secured Party assumes any liability or responsibility for the performance of any duties of any Loan Party, or any related Person hereunder or under any of the other Loan Documents or other control over the management and affairs of any Loan Party, or any related Person, nor by any such action shall Administrative Agent or any other Secured Party be deemed to create a partnership arrangement with any Loan Party or any related Person.

ARTICLE XII.

ADMINISTRATIVE AGENT

12.01 Appointment and Authority. Each of the Lenders and L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Administrative Agent, the Lenders and L/C Issuer, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

12.02 Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary thereof or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.

12.03 Exculpatory Provisions. Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 13.01 and 11.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment. Administrative Agent shall not be deemed to have knowledge of any Default, except with respect to those Defaults specified in Section 11.01(a), unless and until notice describing such Default is given in writing to Administrative Agent by Borrower, a Lender or L/C Issuer.

Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article VII or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

12.04 Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or L/C Issuer, Administrative Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless Administrative Agent shall have received notice to the contrary from such Lender or L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

12.05 Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by Administrative Agent. Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

12.06 Resignation of Administrative Agent.

(a) Administrative Agent may at any time give notice of its resignation to the Lenders, L/C Issuer and Borrower. Upon receipt of any such notice of resignation, Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to Borrower and such Person remove such Person as Administrative Agent and, in consultation with Borrower, appoint a successor. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed); and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender and L/C Issuer directly, until such time, if any, as Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(i) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 12.06). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article XII and Section 13.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (x) while the retiring or removed Administrative Agent was acting as Administrative Agent; and (y) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (A) acting as collateral agent or otherwise holding any collateral security on behalf of any of any of the Secured Parties, and (B) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(d) Any resignation by Bank of America as Administrative Agent pursuant to this Section 12.06 shall also constitute its resignation as L/C Issuer effective upon the appointment of a successor L/C Issuer. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). Upon the appointment by Borrower of a successor L/C Issuer hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender); provided, however, that no failure by Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (ii) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

12.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and L/C Issuer acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

12.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, a Lender or L/C Issuer hereunder.

12.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, L/C Issuer and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, L/C Issuer and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, L/C Issuer and Administrative Agent under Sections 2.03(i) and (j), 2.08 and 13.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and L/C Issuer to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders and L/C Issuer, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.08 and 13.04.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or L/C Issuer to authorize Administrative Agent to vote in respect of the claim of any Lender or L/C Issuer in any such proceeding.

12.10 Collateral and Guaranty Matters. The Lenders and L/C Issuer irrevocably authorize Administrative Agent, at its option and in its discretion:

(a) to transfer or release any Lien on any Collateral (i) upon termination of the Commitments and payment and satisfaction in full of all Obligations (other than contingent indemnification obligations for which no claim has been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to Administrative Agent and the L/C Issuer shall have been made), (ii) in accordance with Sections 5.03(d) or 6.02 hereof, or (iii) subject to Section 13.01, if approved, authorized or ratified in writing by Required Lenders; and

(b) to release any Guarantor from its obligations under its Credit Facility Guaranty if such Person ceases to be required to be a Guarantor pursuant to Section 5.03(d).

Upon request by Administrative Agent at any time, Required Lenders will confirm in writing Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Credit Facility Guaranty executed by such Guarantor pursuant to this Section 12.10. Administrative Agent will, at Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such Guarantor from its obligations under the Credit Facility Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 12.10.

12.11 Administrative Agent Advances.

(a) Administrative Agent is hereby authorized by each Loan Party, and by Lenders, from time to time, in Administrative Agent’s sole discretion, to make advances under this Credit Agreement, or otherwise expend funds, on behalf of Lenders (“Administrative Agent Advances”), (i) to pay any costs, fees, and expenses as described in Section 13.04(a), and (ii) when Administrative Agent deems necessary or desirable to preserve or protect the Collateral or any portion thereof (including with respect to property taxes, insurance premiums, and any costs, fees, or expenses in connection with the operation, management, improvements, maintenance, repair, sale, or disposition of any Unencumbered Property) (A) after the occurrence of a Default, or (B) subject to Section 12.10, after acquisition of all or a portion of the Collateral by foreclosure or otherwise.

(b) Administrative Agent Advances shall constitute obligatory advances of Lenders under this Credit Agreement, shall be repayable by Borrower on demand, secured by the Collateral, and shall bear interest as provided for herein. Administrative Agent shall notify each Lender in writing of each Administrative Agent Advance. Upon receipt of notice from Administrative Agent of its making of an Administrative Agent Advance, each Lender shall make the amount of such Lender’s Applicable Percentage of the outstanding principal amount of such Administrative Agent Advance available to Administrative Agent, in same day funds, to such account of Administrative Agent as Administrative Agent may designate, (i) on or before 2:00 p.m. on the day Administrative Agent provides Lenders with notice of the making of such Administrative Agent Advance if Administrative Agent provides such notice on or before 1:00 p.m., or (ii) on or before 1:00 p.m. on the Business Day immediately following the day Administrative Agent provides Lenders with notice of the making of such advance if Administrative Agent provides notice after 1:00 p.m.

12.12 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Credit Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Credit Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part i of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement (including in connection with the reservation or exercise of any rights by Administrative Agent under this Credit Agreement, any Loan Document or any documents related hereto or thereto).

12.13 Recovery of Erroneous Payments. Without limitation of any other provision in this Credit Agreement, if at any time Administrative Agent makes a payment hereunder in error to any Lender or any L/C Issuer (the “Credit Party”), whether or not in respect of an Obligation due and owing by Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Credit Party receiving a Rescindable Amount severally agrees to repay to Administrative Agent forthwith on demand the Rescindable Amount received by such Credit Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation. Each Credit Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. Administrative Agent shall inform each Credit Party promptly upon determining that any payment made to such Credit Party comprised, in whole or in part, a Rescindable Amount.

ARTICLE XIII.

MISCELLANEOUS

13.01 Amendments, Etc. No amendment or waiver of any provision of this Credit Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by Required Lenders and Borrower or the applicable Loan Party, as the case may be, and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 7.01 (other than Section 7.01(e)) without the written consent of each Lender;

(b) without limiting the generality of clause (a) above, waive any condition set forth in Section 7.02 as to any Credit Extension without the written consent of the Required Lenders;

(c) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 11.02) without the written consent of such Lender;

(d) postpone any date fixed by this Credit Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(e) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Rate that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that only the consent of Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(f) without the written consent of each Lender directly affected thereby, change (i) Sections 2.12 or 11.03 in a manner that would alter the pro rata sharing of payments required thereby or any other provision hereof in a manner that would have the effect of altering the ratable reduction of Commitments or order of application of any reduction in the Commitment or any prepayment of Loans from the application thereof set forth in the applicable provisions of Section 2.05(c), or the pro rata sharing of payments otherwise required hereunder, (ii) subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness or other obligation, (iii) subordinate, or have the effect of subordinating, the Liens securing the Obligations to Liens securing any other Indebtedness or other obligation, (iv) release, or have the effect of releasing, all or substantially all of the Collateral securing the Obligations, or (v) release, or have the effect of releasing, all or substantially all of the value of the Guarantees of the Obligations;

(g) change (i) any provision of this Section 13.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 13.01), without the written consent of each Lender; or (ii) the definition of “Required Lenders” without the written consent of each Lender;

(h) release all or substantially all of the value of the Credit Facility Guaranty without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Sections 12.10 (in which case such release may be made by Administrative Agent acting alone);

(i) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or

(j) impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder without the written consent of the Required Lenders;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by L/C Issuer in addition to the Lenders required above, affect the rights or duties of L/C Issuer under this Credit Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to the Lenders required above, affect the rights or duties of Administrative Agent under this Credit Agreement or any other Loan Document; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

13.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Borrower, Administrative Agent or L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.02 ; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and L/C Issuer hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent, L/C Issuer or Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefore; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER

MATERIALS OR THE PLATFORM. In no event shall Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, any Lender, L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or Administrative Agent’s transmission of Borrower Materials through the Internet.

(d) Change of Address, Etc. Each of Borrower, Administrative Agent and L/C Issuer may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to Borrower, Administrative Agent and L/C Issuer. In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. Administrative Agent, L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices and Letter of Credit Applications purportedly given by or on behalf of Borrower) even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify Administrative Agent, L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.

13.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, L/C Issuer or Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Administrative Agent in accordance with Section 11.02 for the benefit of all the Lenders and L/C Issuer; provided, however, that the foregoing shall not prohibit (a) Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) L/C Issuer from exercising the rights and remedies that inure to its benefit

(solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 13.08 (subject to the terms of Section 2.12), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) Required Lenders shall have the rights otherwise ascribed to Administrative Agent pursuant to Section 11.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of Required Lenders, enforce any rights and remedies available to it and as authorized by Required Lenders.

13.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Borrower shall pay (i) all reasonable and documented out of pocket expenses incurred by Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Administrative Agent), in connection with the syndication of the credit facility provided for herein, the preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by L/C Issuer, and shall pay all reasonable and documented fees and time charges for attorneys who may be employees of Administrative Agent, any Lender or any L/C Issuer, in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by Administrative Agent, any Lender or L/C Issuer (including the fees, charges and disbursements of any counsel for Administrative Agent, any Lender or L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Credit Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by Borrower. Borrower shall indemnify Administrative Agent (and any sub-agent thereof), each Lender and L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable and documented fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Credit Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Claim or Environmental Liability related in any way to any member of the Consolidated Group, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any member of the Consolidated Group or any of its directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the provisions of Section 3.01(d), this Section 13.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to Administrative Agent (or any sub-agent thereof), L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), L/C Issuer or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided further that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) or L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, Borrower shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (collectively, “Special Damages”) arising out of, in connection with, or as a result of, this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof unless such Special Damages are determined by a court of competent jurisdiction in a final and non-appealable judgment to be owed by such Indemnitee to a third party, in which case such Special Damages shall be reclassified as actual damages, for which Borrower is liable. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent that such damages are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(e) Payments. All amounts due under this Section shall be payable not later than 10 Business Days after demand therefor.

(f) Survival. The agreements in this Section 13.04 and the indemnity provisions of Section 13.02(e) shall survive the resignation of Administrative Agent, L/C Issuer, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

13.05 Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Administrative Agent, L/C Issuer or any Lender, or Administrative Agent, L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent, L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and L/C Issuer severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

13.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent, L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in Section 13.06(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in Section 13.06(b)(i)(A) , the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within five (5) Business Days after having received notice thereof; and provided, further, that Borrower’s consent shall not be required during the primary syndication of the Aggregate Commitments;

(B) the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of L/C Issuer shall be required for any assignment unless such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to Borrower or any member of the Consolidated Group, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person).

(vi) Borrower-Requested Assignments. Each assignment made as a result of a demand by Borrower under Section 13.12 shall be arranged by Borrower after consultation with Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Credit Agreement or an assignment of a portion of such rights and obligations made concurrently with another assignment or assignments that together constitute an assignment of all of the rights and obligations of the assigning Lender.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent, L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs.

Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 13.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. Administrative Agent, acting solely for this purpose as an agent of Borrower (and such agency being solely for tax purposes), shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent, the Lenders and L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 13.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 13.01 that affects such Participant. Subject to subsection (b) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(g) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 13.12 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.12 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign or grant a security interest in all or any portion of its rights under this Credit Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment, or grant of a security interest to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment, or grant of a security interest, shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee or grantee for such Lender as a party hereto.

(f) Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, upon 30 days’ notice to Borrower and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

13.07 Treatment of Certain Information; Confidentiality. Each of Administrative Agent, the Lenders and L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Credit Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.14(c) or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower and its obligations, this Credit Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating Borrower or its Subsidiaries or the credit facility provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facility provided hereunder, (h) with the consent of Borrower or (i) to the extent such Information

(x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Administrative Agent, any Lender, L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower. In addition, Administrative Agent and the Lenders may disclose the existence of this Credit Agreement and information about this Credit Agreement to market data collectors, similar service providers to the lending industry and service providers to Administrative Agent and the Lenders in connection with the administration of this Credit Agreement, the other Loan Documents, the Commitments.

For purposes of this Section, “Information” means all information received from Borrower or any Subsidiary relating to Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to Administrative Agent, any Lender or L/C Issuer on a nonconfidential basis prior to disclosure by Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of Administrative Agent, the Lenders and L/C Issuer acknowledges that (a) the Information may include material non-public information concerning Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Applicable Law, including United States Federal and state securities Laws.

13.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, L/C Issuer or any such Affiliate to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Credit Agreement or any other Loan Document to such Lender or L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Credit Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent, L/C Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, L/C Issuer or their respective Affiliates may have. Each Lender and L/C Issuer agrees to notify Borrower and Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

13.09 Counterparts; Integration; Effectiveness. This Credit Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Credit Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to Administrative Agent or L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 7.01, this Credit Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Credit Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

13.10 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, regardless of any investigation made by Administrative Agent or any Lender or on their behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

13.11 Severability. If any provision of this Credit Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Credit Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 13.11, if and to the extent that the enforceability of any provisions in this Credit Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by Administrative Agent or L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

13.12 Replacement of Lenders. If Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Credit Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) Borrower shall have paid to Administrative Agent the assignment fee specified in Section 13.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with Applicable Laws; and

(e) in the case of an assignment resulting from a Lender becoming a Non-Consenting

Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

13.13 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, IN ANY WAY RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS CREDIT AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT, ANY LENDER OR L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN

DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 13.02. NOTHING IN THIS CREDIT AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

13.14 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

13.15 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

13.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i)(A) the arranging and other services regarding this Credit Agreement provided by Administrative Agent and Arranger, and the Lenders are arm’s-length commercial transactions between Borrower , each other Loan Party and their respective Affiliates, on the one hand, and Administrative Agent and Arranger, and the Lenders, on the other hand, (B) each of Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) Administrative Agent and Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither Administrative Agent, Arranger nor any Lender has any obligation to Borrower, any other Loan Party or any of their respective

Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) Administrative Agent, Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, the other Loan Parties and their respective Affiliates, and neither Administrative Agent, Arranger nor any Lender has any obligation to disclose any of such interests to Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of Borrower and the other Loan Parties hereby waives and releases any claims that it may have against Administrative Agent and Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

13.17 Electronic Execution of Assignments and Certain Other Documents.

(a) The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Credit Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Loan Notices, waivers or consents) are deemed to include Electronic Signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Administrative Agent, and any other Electronic Record.

(b) This Credit Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Credit Agreement (each a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on each such Loan Party to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered or a paper-based recordkeeping system was used, as the case may be. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by Administrative Agent and each of the Secured Parties of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. Administrative Agent and each of the Secured Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent Administrative Agent has agreed to accept such Electronic Signature, Administrative Agent and each of the Secured Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification and (ii) upon the request of Administrative Agent or any other Secured Party, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

13.18 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Act. Borrower and each Loan Party shall, promptly following a request by Administrative Agent or any Lender, provide all documentation and other information that Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

13.19 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender or L/C Issuer that is an Affected Financial Institution is a party to this Credit Agreement, notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

13.20 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a Guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 13.20, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

13.21 Time of the Essence. Time is of the essence of the Loan Documents.

13.22 ENTIRE AGREEMENT. THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Remainder of Page Intentionally Left Blank;

Signature Page(s) Follow(s).]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to he duly executed as of the date first above written.

BORROWER:

CLARION PARTNERS REAL ESTATE INCOME FUND INC., a Maryland corporation

By:	/s/ Jane E. Trust
Name: Jane E. Trust
Title: President and Chief Executive Officer

GUARANTORS:

CPREIF 100 FRIARS LLC, a Delaware limited liability company

By: CLARION PARTNERS REAL ESTATE INCOME FUND INC., its Managing Member

By:	/s/ Jane E. Trust
Name: Jane E. Trust
Title: President and Chief Executive Officer

CPRElF 55 MESSINA LLC, a Delaware limited liability company

By: CLARION PARTNERS REAL ESTATE INCOME FUND INC., its Managing Member

By:	/s/ Jane E. Trust
Name: Jane E. Trust
Title: President and Chief Executive Officer

CPREIF ANKER HAUS LLC, a Delaware limited liability company

By: CLARION PARTNERS REAL ESTATE INCOME FUND INC., its Managing Member

By:	/s/ Jane E. Trust
Name: Jane E. Trust
Title: President and Chief Executive Officer

Signature Page to

Revolving Credit Agreement

CPREIF CONGRESS COMMONS LLC, a Delaware limited liability company

By: CLARION PARTNERS REAL ESTATE INCOME FUND INC., its Managing Member

By:	/s/ Jane E. Trust
Name: Jane E. Trust
Title: President and Chief Executive Officer

CPREIF ACQUISITIONS LLC, a Delaware limited liability company

By: CLARION PARTNERS REAL ESTATE INCOME FUND INC., its Managing Member

By:	/s/ Jane E. Trust
Name: Jane E. Trust
Title: President and Chief Executive Officer

Signature Page to

Revolving Credit Agreement

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Kyle Pearson
Name:	Kyle Pearson
Title:	Vice President

Signature Page to

Revolving Credit Agreement

LENDERS:

BANK OF AMERICA, N.A., as a Lender and L/C Issuer
By:	/s/ Kyle Pearson
Name:	Kyle Pearson
Title:	Vice President

Signature Page to

Revolving Credit Agreement

SCHEDULE 2.01

COMMITMENTS AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
Bank of America, N.A.	$75,000,000.00	100.000000000%

Total	$75,000,000.00	100.000000000%

Schedule 2.01

SCHEDULE 8.06

LITIGATION

None.

Schedule 8.06

SCHEDULE 8.09

ENVIRONMENTAL MATTERS

None.

Schedule 8.09

SCHEDULE 8.12(d)

PENSION PLAN OBLIGATIONS

None.

Schedule 8.12(d)

SCHEDULE 8.13

SUBSIDIARIES; OTHER EQUITY INVESTMENTS; EQUITY INTERESTS IN BORROWER

Part (a) - Subsidiaries

Subsidiary Name	Owner	Ownership %
CPREIF Acquisitions LLC	Clarion Partners Real Estate Income Fund Inc.	100%
CPREIF Aertson Midtown Mezz, LLC	Clarion Partners Real Estate Income Fund Inc.	100%
CPREIF 55 Messina LLC	Clarion Partners Real Estate Income Fund Inc.	100%
CPREIF Anker Haus LLC	Clarion Partners Real Estate Income Fund Inc.	100%
CPREIF Congress Commons LLC	Clarion Partners Real Estate Income Fund Inc.	100%
CPREIF 100 Friars LLC	Clarion Partners Real Estate Income Fund Inc.	100%
CPREIF 456 Sullivan LLC	Clarion Partners Real Estate Income Fund Inc.	100%
CPREIF Mosaic at Largo LLC	Clarion Partners Real Estate Income Fund Inc.	100%
CPREIF Memphis Logistics Mezz LLC	Clarion Partners Real Estate Income Fund Inc.	100%
CPREIF Civic Center LLC	Clarion Partners Real Estate Income Fund Inc.	100%

Part (b) – Other Equity Interests

Subsidiary Name	Owner	Ownership %
Mosaic at Largo JV LLC	Clarion Partners Real Estate Income Fund Inc. (through CPREIF Mosaic at Largo LLC)	92.5%
Mosaic at Largo Property Owner LLC	Clarion Partners Real Estate Income Fund Inc. (through Mosaic at Largo JV	92.5%
	LLC and CPREIF Mosaic at Largo LLC)

Schedule 8.13

456 Sullivan Ave JV LLC	Clarion Partners Real Estate Income Fund Inc. (through CPREIF 456 Sullivan LLC)	95%
456 Sullivan Ave LLC	Clarion Partners Real Estate Income Fund Inc. (through 456 Sullivan Ave JV LLC and CPREIF 456 Sullivan LLC)	95%

Schedule 8.13

SCHEDULE 13.02

ADMINISTRATIVE AGENT’S OFFICE; CERTAIN ADDRESSES FOR NOTICES

LOAN PARTIES:

Clarion Partners Real Estate Income Fund Inc. 230 Park Avenue
New York, NY 10169
Attention: David Whorton
Email: CPREIFPortfolioManagement@Clarionpartners.com

With a copy to:

Seward & Kissel LLP
One Battery Park Plaza
New York, NY 10004
Attention: Jeff Berman
Telephone: (212) 574-1232
Email: bermanj@sewkis.com

U.S. Taxpayer Identification Numbers:

ADMINISTRATIVE AGENT:

Administrative Agent’s Office
(for payments and Requests for Credit Extensions):
Bank of America, N.A. 2380 Performance Dr.
Mail Code TX2-984-03-23
Richardson, TX 75082
Telephone: 469-201-8837
Fax: 214-290-9412
Attention: Arlene Minor
Email: arlene.l.minor@bofa.com
Ref: Clarion Partners Real Estate Income Fund

Other Notices as Administrative Agent:
Bank of America, N.A. 901 Main St., 64th Floor
Dallas, TX
Telephone: 214.209.0931
Attention: Kyle Pearson
Email: kyle.pearson@bofa.com

L/C ISSUER:

Bank of America, N.A.
Global Trade Operations
One Fleet Way, 2nd Floor
Mail Code PA6-580-02-30
Scranton, PA 18507
Telephone: 1 (800) 370-7519
Fax: 1 (800) 755-8743
E-mail: scranton_standby_lc@bankofamerica.com
SWIFT Address: BOFAUS3N

EXHIBIT A

FORM OF LOAN NOTICE

Date: __________, 20__

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Revolving Credit Agreement, dated as of November 30, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among CLARION PARTNERS REAL ESTATE INCOME FUND INC., a Maryland corporation (“Borrower”), each Guarantor from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer.

Complete the following:

1.	Borrower hereby requests (select one)

☐	A Borrowing of Loans

☐	A conversion of Loans

☐	A continuation of Loans

(a)	On __________ (a Business Day).

(b)	In the amount of $__________.

(c)	Comprised of [BSBY Rate Loans][BSBY Daily Floating Rate Loans].

(d)	[For BSBY Rate Loans: with an Interest Period of [1][3][6] months.]

2.	In connection with the [Borrowing][continuation][conversion] requested herein, Borrower hereby represents, warrants, and certifies to Administrative Agent for the benefit of Lenders that:

(a)

The Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Credit Agreement, and the accuracy of the statements contained in Sections 7.02(a) and 7.02(b) of the Credit Agreement with respect to such [Borrowing][continuation][conversion];

(b)	Following the requested [Borrowing][continuation][conversion], the Total Outstandings will be $__________ plus accrued, unpaid interest; and

(c)	After giving effect to such [Borrowing][continuation][conversion], the Total Outstandings on and as of such date will not exceed the Maximum Availability on and as of such date.

3.	Following are Borrower’s instructions for distribution of loan proceeds (appropriate wire instructions, etc.):

Exhibit A – Page 1

[Remainder of Page Intentionally Left Blank;

Signature Page(s) Follow(s).]

Exhibit A – Page 2

This Loan Notice is executed on ___________, 20__. Borrower hereby certifies each and every matter contained herein to be true and correct.

BORROWER:

CLARION PARTNERS REAL ESTATE INCOME FUND INC., a Maryland corporation

By:
Name:
Title:

Signature Page to

Loan Notice

EXHIBIT B

FORM OF REVOLVING CREDIT NOTE

$	, 20

1.

FOR VALUE RECEIVED, CLARION PARTNERS REAL ESTATE INCOME FUND INC., a Maryland corporation (“Maker”), hereby unconditionally promises to pay to the order of __________ (“Payee”), at the principal office of BANK OF AMERICA, N.A., as Administrative Agent (“Administrative Agent”) for each of the Lenders under the Credit Agreement referred to below, or such other office as Administrative Agent designates, the principal sum of $__________, or, if less, the unpaid principal amount of the Loans, together with accrued interest thereon, in lawful money of the United States of America. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

2.	The unpaid principal amount of this promissory note (this “Note”) shall be payable in accordance with the terms of the Credit Agreement.

3.

The unpaid principal amount of this Note shall bear interest from the date of borrowing until maturity in accordance with Sections 2.07 and 13.15 of the Credit Agreement. Interest on this Note shall be payable in accordance with Sections 2.07 and 13.15 of the Credit Agreement.

4.

All Borrowings of Loans hereunder, and all payments made with respect thereto, may be recorded by Payee from time to time on grid(s) which may be attached hereto, or Payee may record such information by such other method as Payee may generally employ; provided, however, that failure to make any such entry shall in no way reduce or diminish Maker’s obligations hereunder. The aggregate unpaid amount of all Borrowings set forth on grid(s) which may be attached hereto shall be rebuttably presumptive evidence of the unpaid principal amount of this Note.

5.

This Note has been executed and delivered pursuant to that certain Revolving Credit Agreement, dated as of November 30, 2021 (as amended, modified, supplemented, or restated from time to time, the “Credit Agreement”), by and among Maker, as borrower, the Guarantors party thereto, Administrative Agent, and the lenders party thereto, and is one of the “Notes” referred to therein. This Note evidences Loans made under the Credit Agreement, and the holder of this Note shall be entitled to the benefits provided in the Credit Agreement. Reference is hereby made to the Credit Agreement for a statement of: (a) the obligation of Payee to make advances hereunder; (b) the prepayment rights and obligations of Maker; (c) the collateral for the repayment of this Note; and (d) the events upon which the maturity of this Note may be accelerated. Maker may borrow, repay and reborrow hereunder upon the terms and conditions specified in the Credit Agreement.

6.

If this Note, or any installment or payment due hereunder, is not paid when due, whether at maturity or by acceleration, or if it is collected through a bankruptcy, probate or other court, whether before or after maturity, Maker agrees to pay all out of pocket costs of collection, including, but not limited to, attorneys’ fees incurred by the holder hereof and costs of appeal as provided in the Credit Agreement. All past due principal of, and, to the extent permitted by applicable law, past due interest on, this Note shall bear interest until paid at the Default Rate as provided in the Credit Agreement.

7.

Maker and all sureties, endorsers, guarantors and other parties ever liable for payment of any sums payable pursuant to the terms of this Note, jointly and severally waive demand, presentment for payment, protest, notice of protest, notice of acceleration, notice of intent to accelerate, diligence in collection, the bringing of any suit against any party, and any notice of or defense on account of any extensions, renewals, partial payment, or any releases or substitutions of any security, or any delay, indulgence, or other act of any trustee or any holder hereof, whether before or after maturity.

Exhibit B – Page 1

8.	THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK..

[Remainder of Page Intentionally Left Blank;

Signature Page(s) Follow(s).]

Exhibit B – Page 2

MAKER:

CLARION PARTNERS REAL ESTATE INCOME FUND INC., a Maryland corporation

By:
Name:
Title:

Signature Page to

Revolving Credit Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Amount of Loan Made	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit B-1

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

[Financial Statement] Date: __________, 20__

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Revolving Credit Agreement, dated as of November 30, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Clarion Partners Real Estate Income Fund Inc., a Maryland corporation (“Borrower”), the Lenders from time to time party thereto, the Guarantors from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the [__________] of Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to Administrative Agent on behalf of Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Borrower has delivered the year-end audited financial statements required by Section 9.01(a) of the Agreement for the fiscal year of Borrower, ended as of the above date, together with the reports and opinions of an independent certified public accountant required by such sections.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. Borrower has delivered the unaudited financial statements required by Section 9.01(b) of the Agreement for the fiscal quarter of Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Consolidated Group in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

[Use following paragraph 1 for update to Unencumbered Properties Borrowing Base]

1. This Certificate is being delivered in connection with the addition or removal of any Unencumbered Property pursuant to the terms of the Credit Agreement.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Consolidated Group during the accounting period covered by such financial statements.

3. A review of the activities the Consolidated Group during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Borrower and each member of the Consolidated Group performed and observed all of their respective Obligations under the Loan Documents, and

Exhibit C – Page 1

[select one:]

[to the best knowledge of the undersigned after reasonable inquiry and review, during such fiscal period, Borrower and each member of the Consolidated Group performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

--or--

[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The representations and warranties of the Company contained in Article VIII of the Agreement, and any representations and warranties of the Company that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 8.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a), (c), or (d), respectively, of Section 9.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5. The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Certificate.

Remainder of Page Intentionally Left Blank;

Signature Page(s) Follow(s).

Exhibit C – Page 2

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of __________, 20__.

CLARION PARTNERS REAL ESTATE INCOME FUND INC., a Maryland corporation

By:
Name:
Title:

Signature Page to

Compliance Certificate

For the Quarter/Year ended ___________________(“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

I.	Section 10.17(a) - Maximum Total Leverage Ratio.
	A.	Total Indebtedness of the Consolidated Group as of the Statement Date:	$
	B.	Total Asset Value of the Consolidated Group as of the Statement Date:	$
	C.	Total Leverage Ratio (Line I.A divided by Line I.B):	%
		Maximum permitted:	[65%]	[1][60%][2]

II.	Section 10.17(b) - Maximum Secured Leverage Ratio.
	A.	Total Secured Indebtedness of the Consolidated Group as of the Statement Date:	$
	B.	Total Asset Value of the Consolidated Group as of the Statement Date:	$
	C.	Total Secured Leverage Ratio (Line II.A divided by Line II.B):	%
		Maximum permitted:	40%

III.	Section 10.17(c) - Minimum Fixed Charge Coverage Ratio.
	A.	Adjusted EBITDA of the Consolidated Group for the four fiscal quarters ending on the Statement Date (the “Calculation Period”):	$
	B.	Fixed Charges for the Calculation Period:	$
	C.	Fixed Charge Coverage Ratio (Line III.A divided by Line III.B):	to 1.0
		Minimum required:	1.50 to 1.0

1 During a Leverage Bulge Period.

2 At all other times.

Exhibit C – Schedule 1

IV.	Section 10.17(d) - Minimum Tangible Net Worth.
	A.	Tangible Net Worth as of the Closing Date:	$
	B.	Net equity proceeds received by the Consolidated Group received after the Closing Date multiplied by 70%:	$
	C.	Minimum Tangible Net Worth (Line IV.A plus Line IV.B:	$
	D.	Tangible Net Worth as of the Statement Date:	$
	E.	[Excess][Deficiency] for covenant compliance:	$
(Line IV.C minus Line IV.D)

V.	Section 10.17(e) – Asset Coverage.
	A.	Total assets of Borrower less all liabilities and indebtedness of Borrower not represented by Senior Securities (all as determined pursuant to the Investment Company Act)as of the Statement Date:	$
	B.	Aggregate amount of Senior Securities representing indebtedness of Borrower as of the Statement Date:	$
	C.	Asset Coverage as of the Statement Date (Line VI.A divided by Line V.B):
		Minimum required:	300%

Exhibit C – Schedule 1

EXHIBIT D-1

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]3 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]4 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]5 hereunder are several and not joint.]6 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit included in such facilities7) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[3]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[4]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[5]	Select as appropriate.
[6]	Include bracketed language if there are either multiple Assignors or multiple Assignees.
[7]	Include all applicable subfacilities.

Exhibit D-1 – Page 1

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower: Clarion Partners Real Estate Income Fund Inc., a Maryland corporation

4.	Administrative Agent: Bank of America, N.A., as administrative agent under the Credit Agreement

5.

Credit Agreement: Revolving Credit Agreement, dated as of November 30, 2021, among Borrower, the Lenders from time to time party thereto, the Guarantors from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer

6.	Assigned Interest[s]:

Assignor[s][8]	Assignee[s][9]	Aggregate Amount of Commitment for all Lenders[10]	Amount of Commitment Assigned	Percentage Assigned of Commitment[11]	CUSIP Number
		$	$	$__________%
		$	$	$__________%
		$	$	$__________%

[7.	Trade Date: __________][12]

Effective Date: __________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[8]	List each Assignor, as appropriate.
[9]	List each Assignor, as appropriate.
[10]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[11]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[12]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit D-1 – Page 2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Signature Page to

Assignment and Assumption

[Consented to and]13 Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to:]14

BORROWER:

CLARION PARTNERS REAL ESTATE INCOME FUND INC.

By:
Name:
Title:

[13]	To be added only if the consent of Administrative Agent is required by the terms of the Credit Agreement.
[14]	To be added only if the consent of Borrower and/or other parties (e.g. L/C Issuer) is required by the terms of the Credit Agreement.

Signature Page to

Assignment and Assumption

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 13.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 13.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 9.01(a) through Section 9.01(e) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery

Exhibit D-1 – Annex 1

of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit D-1 – Annex 1

EXHIBIT D-2

[FORM OF ADMINISTRATIVE QUESTIONNAIRE]15

ADMINISTRATIVE DETAILS REPLY FORM—(US DOLLAR ONLY)

CONFIDENTIAL

1.	Borrower or Deal Name: Clarion Partners Real Estate Income Fund Inc.

(i)     E-mail this document with your commitment letter to:

E-mail address of recipient:

2.	Legal Name of Lender of Record for Signature Page:

Markit Entity Identifier (MEI) #

Fund Manager Name (if applicable)

Legal Address from Tax Document of Lender of Record:

Country

Address

City                                                     State/Province                                     Country

3.	Funding Address:

Street Address

Suite/ Mail Code

City	State

Postal Code	Country

4.	Credit Contact Information:

Syndicate level information (which may contain material non-public information about the Borrower and its related parties or their respective securities will be made available to the Credit Contact(s). The Credit Contacts identified must be able to receive such information in accordance with his/her institution’s compliance procedures and applicable laws, including Federal and State securities laws.

Primary Credit Contact:

First Name
Middle Name
Last Name
Title
Street Address
Suite/Mail Code
City
State
Postal Code
Country
Office Telephone #
Office Facsimile #
Work E-Mail Address

[15]	BofA to confirm this is the most recent form

Exhibit D-2 – Page 1

IntraLinks/SyndTrak E-Mail Address

Secondary Credit Contact:
First Name
Middle Name
Last Name
Title
Street Address
Suite/Mail Code
City
State
Postal Code
Country
Office Telephone #
Office Facsimile #
Work E-Mail Address

IntraLinks/SyndTrak E-Mail Address

Primary Operations Contact:	Secondary Operations Contact:

First	MI Last	First	MI Last
Title		Title
Street Address		Street Address
Suite/ Mail Code		Suite/ Mail Code

City	State	City	State

Postal Code	Country	Postal Code	Country

Telephone	Facsimile	Telephone	Facsimile

E-Mail Address		E-Mail Address

IntraLinks/SyndTrak E-Mail Address		IntraLinks/SyndTrak E-Mail Address

Does Secondary Operations Contact need copy of notices?___ YES ___ NO

Letter of Credit Contact:	Draft Documentation Contact or Legal Counsel:

First	MI Last	First	MI Last
Title		Title
Street Address		Street Address
Suite/ Mail Code		Suite/Mail Code

City	State	City	State

Postal Code	Country	Postal Code	Country

Telephone	Facsimile	Telephone	Facsimile

Exhibit D-2 – Page 2

E-Mail Address	E-Mail Address
6. Lender’s Fed Wire Payment Instructions:
Pay to:

Bank Name
ABA #
City State
Account #
Account Name
Attention

7.	Lender’s Standby Letter of Credit, Commercial Letter of Credit, and Bankers’ Acceptance Fed Wire Payment Instructions (if applicable):

Pay to:

Bank Name
ABA #
City State
Account #
Account Name

Attention

Can the Lender’s Fed Wire Payment Instructions in Section 6 be used?___YES NO

8.	Lender’s Organizational Structure and Tax Status

Please refer to the enclosed withholding tax instructions below and then complete this section accordingly:

Lender Taxpayer Identification Number (TIN):

Tax Withholding Form Delivered to Bank of America (check applicable one):

W-9	W-8BEN-E	W-8ECI	W-8EXP	W-8IMY

Tax Contact:

First	MI Last
Title
Street Address
Suite/Mail Code

City		State

Postal Code		Country

Telephone		Facsimile

E-Mail Address

NON-U.S. LENDER INSTITUTIONS

1. Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN-E (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

Exhibit D-2 – Page 3

A U.S. taxpayer identification number is required for any institution submitting a Form W-8 ECI. It is also required on Form W-8BEN-E for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

2. Flow-Through Entities

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we require an original form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date on which your institution becomes a lender under this Credit Agreement. Failure to provide the proper tax form when requested will subject your institution to U.S. tax withholding.

9. Bank of America’s Payment Instructions:
Pay to:	Bank of America, N.A.
ABA # 026009593
New York, NY
Account # [ ]
Attn: Corporate Credit Services
Ref: Clarion Partners Real Estate Income Fund Inc.

Exhibit D-2 – Page 4

EXHIBIT E

FORM OF UNENCUMBERED PROPERTIES REPORT

To:	Bank of America, N.A., as Administrative Agent
Date: __________, 20__
I.	Unencumbered Properties Borrowing Base Availability
	A.	Aggregate Unencumbered Asset Value of all Unencumbered Properties[16] (See Schedule I):	$
	B.	Total Outstandings:	$
	C.	Borrowing Base Leverage Ratio [Line B divided by Line A]:
	D.	Amount of Total Outstandings that would result in Line C to be equal to or less than [65%][17][60%][18]:
	E.	Unencumbered NOI:	$
	F.	Total Indebtedness (other than Total Secured Indebtedness):	$
	G.	Unsecured Debt Yield (Line E divided by Line F):
	H.	Amount of Total Indebtedness (other than Total Secured Indebtedness) that would result in Line G to be equal to or less than [8%][19][9%][20]:	$
	I.	Recourse Debt:	$
	J.	Unencumbered Properties Borrowing Base (lesser of Line D or Line H, less Line I):	$
	K.	Aggregate Commitments:	$
	L.	Maximum Availability (Lesser of Line J and Line K):	$
	M.	[Borrowing Availability][ Unencumbered Properties Borrowing Base Deficiency] (Line L minus Line B):	$

This report (this “Report”) is submitted pursuant to that certain Revolving Credit Agreement, dated as of November 30, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among

[16]

At any time that the number of Properties included in the Unencumbered Properties Borrowing Base is greater than ten (10) and the Total Asset Value of all such Properties is greater than $200,000,000, then for purposes of determining the amount of Unencumbered Asset Value used to calculate the Borrowing Base Leverage Ratio and the amount of Unencumbered NOI used to calculate the Unsecured Debt Yield, the amount attributable to (a) any individual Unencumbered Property shall not exceed thirty percent (30%); (b) any single tenant shall not exceed thirty percent (30%); (c) the aggregate Unencumbered Asset Value of all Unencumbered Properties in any single Metropolitan Statistical Area shall not exceed thirty percent (30%) in the aggregate; (d) Unencumbered Properties that are owned by Subsidiaries that are non-Wholly Owned Subsidiaries shall not exceed twenty percent (20%) in the aggregate; and (e) Unencumbered Properties that are subject to Acceptable Ground Leases shall not exceed fifteen percent (15%) in the aggregate .

[17]	Use for any Borrowing Base Bulge Period only if the Borrowing Base Leverage Ratio was 60% or less for at least one fiscal quarter following any immediately prior Borrowing Base Bulge Period.
[18]	Use for all times other than those described in Footnote 18 above.
[19]	Use prior to the first anniversary of the Closing Date.
[20]	Use on and following the first anniversary of the Closing Date.

Exhibit E – Page 1

Clarion Partners Real Estate Income Fund Inc. (“Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer.

[Signature Page Follows.]

Exhibit E – Page 2

The undersigned hereby certify, as of the date first written above, that (a) the amounts and calculations herein and in Schedule I accurately reflect the Unencumbered Properties Borrowing Base, Maximum Availability, and Total Outstandings and (b) no Default has occurred or is continuing.

BORROWER:

CLARION PARTNERS REAL ESTATE
INCOME FUND INC., a Maryland corporation

By:
Name:
Title:

Signature Page to

Unencumbered Properties Borrowing Base Report

SCHEDULE I

UNENCUMBERED ASSET VALUE OF EACH UNENCUMBERED PROPERTY

	Unencumbered Property	Unencumbered Asset Value
1.		$
2		$
3		$
4		$
5		$
6		$
7		$
8		$
9		$
10		$
11		$
12		$
13		$
14		$
15		$
16		$
	Aggregate Unencumbered Asset Value of all Unencumbered Properties:	$

Exhibit E -Schedule I

EXHIBIT F-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATES

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of November 30, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Clarion Partners Real Estate Income Fund Inc., a Maryland corporation (“Borrower”), the guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Administrative Agent and Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and Administrative Agent, and (2) the undersigned shall have at all times furnished Borrower and Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:	, 20

Exhibit F-1

EXHIBIT F-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of November 30, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Clarion Partners Real Estate Income Fund Inc., a Maryland corporation (“Borrower”), the guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, 20

Exhibit F-2

EXHIBIT F-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of November 30, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Clarion Partners Real Estate Income Fund Inc., a Maryland corporation (“Borrower”), the guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS

Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, 20

Exhibit F-3

EXHIBIT F-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of November 30, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Clarion Partners Real Estate Income Fund Inc., a Maryland corporation (“Borrower”), the guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Administrative Agent and Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and Administrative Agent, and (2) the undersigned shall have at all times furnished Borrower and Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:	, 20

Exhibit F-4

EXHIBIT G

FORM OF PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT (this “Agreement”) dated as of [                    , 20    ], is made by [CLARION PARTNERS REAL ESTATE INCOME FUND INC., a Maryland corporation] (“Pledgor”), whose address is [                    ], to BANK OF AMERICA, N.A., a national banking association, as Administrative Agent for the benefit of Lenders, as Secured Party (“Secured Party”), whose address is 901 Main Street, 64th Floor, Dallas, Texas 75202.

R E C I T A L S

A.     Pledgor owns all of the [membership] interests in [COMPANY], a [Delaware limited liability company] (as such [limited liability company] now exists and may hereafter be restructured, “Company”);

B.     [Pledgor], the Guarantors from time to time party thereto, Secured Party and certain other financial institutions are party to that certain Revolving Credit Agreement, dated as of November 30, 2021 (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”).

C.     Pledgor has agreed to provide collateral security for the Secured Indebtedness (hereinafter defined) in the form of a pledge of the Collateral (hereinafter defined), as required by the Credit Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, and the direct and indirect material benefit to be received by Pledgor by reason of the Credit Agreement, which benefit is hereby expressly acknowledged by Pledgor, Pledgor agrees as follows:

SECTION 1

DEFINITIONS

1.1.     Certain Terms.

(a)     Each capitalized term used herein and defined in the Credit Agreement shall have the meaning assigned to it in the Credit Agreement, unless otherwise defined herein or the context otherwise requires. In addition, as used herein, the following terms shall, unless otherwise indicated, have the following meanings:

“Code” means the Uniform Commercial Code as in effect in the State of New York.

“Collateral” has the meaning assigned to such term in Section 2.1.

“Company Agreement” means, collectively (a) that certain [FORMATION DOCUMENT] of Company dated as of [                    , 20    ], (b) that certain [OPERATING AGREEMENT] of Company, dated as of [                    , 20    ], and (c) all modifications, amendments, or restatements of the foregoing.

“Pledged Membership Interests” means all of Pledgor’s interests in Company, including, without limitation (a) all of Pledgor’s right, title and interest now or hereafter accruing under the Company Agreement with respect to any economic or non-economic interest now owned or hereafter acquired or owned by Pledgor in Company, (b) all distributions, proceeds, fees, preferences, payments, or other benefits, which Pledgor now is or may hereafter become entitled to receive with respect to such interests in Company and with respect to the repayment of all loans now or hereafter made by Pledgor to Company,

Exhibit G – Page 1

and Pledgor’s undivided percentage interest in the assets of Company, and (c) all of Pledgor’s rights, titles, and interests as a member of Company and under the Company Agreement, including its rights to vote upon, approve or consent to (or withhold consent or approval to) any matter pursuant to the Company Agreement, or otherwise to control, manage or direct the affairs of Company.

“Secured Indebtedness” shall have the meaning assigned to such term in Section 2.1(c) hereof.

“Security Interests” means the pledge and security interests securing the Secured Indebtedness, and created under this Agreement, including (a) the pledge and security interest in the Pledged Membership Interests granted in this Agreement, and (b) all other security interests created or assigned as additional security for the Secured Indebtedness pursuant to the provisions of this Agreement.

(b)     Whenever the context so requires, the neuter gender includes the masculine and feminine, and the singular number includes the plural, and vice versa.

SECTION 2

COLLATERAL AND OBLIGATIONS

2.1.     Grant of Security Interest.

(a)     As collateral security for the Secured Indebtedness, Pledgor hereby pledges and grants to Secured Party a lien on and security interest in and to, and agrees and acknowledges Secured Party has and shall continue to have, a security interest in and to, and assigns, transfers, pledges, and conveys to Secured Party all of Pledgor’s right, title, and interest in and to the following described collateral (the “Collateral”) now owned or hereafter acquired, wherever located, howsoever arising or created, and whether now existing or hereafter arising, existing, or created:

(i)    the Pledged Membership Interests and all rights of Pledgor with respect thereto and all proceeds, income, and profits therefrom;

(ii)   all of Pledgor’s distribution rights, income rights, liquidation interest, accounts, contract rights, general intangibles, notes, instruments, drafts, and documents relating to the Pledged Membership Interests;

(iii)  to the extent attributable to the Pledged Membership Interests, all promissory notes, notes receivable, accounts, accounts receivable, and instruments owned or held by Pledgor, or in which Pledgor owns or holds an interest, evidencing obligations of Company;

(iv)  all Liens, security interests, collateral, property, and assets securing any of the promissory notes, notes receivables, instruments, accounts receivable, and other claims and interests described in clause (iii) above;

(v)   all books, files, computer records, computer software, electronic information and other files, records or information relating to any or all of the foregoing; and

(vi)  all substitutions, replacements, products, proceeds, income, and profits arising from any of the foregoing, including, without limitation, insurance proceeds.

(b)     The Security Interests are granted as security only and shall not subject Secured Party or any holder of the Secured Indebtedness or Company to, or transfer or in any way affect or modify, any obligation or liability of Pledgor with respect to any of the Collateral.

Exhibit G – Page 2

(c)     The Collateral shall secure the following obligations, indebtedness, and liabilities (whether at stated maturity, by acceleration, or otherwise) (all such obligations, indebtedness, and liabilities being hereinafter sometimes called the “Secured Indebtedness”):

(i)    the Obligations, as defined in and arising under the Credit Agreement;

(ii)   all reasonable costs and expenses, including, without limitation, all reasonable attorneys’ fees and legal expenses, incurred by Secured Party to preserve and maintain the Collateral, collect the obligations herein described, and enforce any of the Loan Documents; and

(iii)  all extensions, renewals, amendments and modifications of any of the foregoing.

2.2.     Company and Pledgor Remain Liable. Notwithstanding anything to the contrary contained herein, (a) each of Company and Pledgor, as applicable, shall remain liable under the Company Agreement to the extent set forth therein to perform all of the duties and obligations of such Person thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by Secured Party of any of its rights hereunder shall not release Company or Pledgor, as applicable, from any of such Person’s duties or obligations under the contracts and agreements included in the Collateral, and (c) Secured Party shall not have any obligation or liability under the Company Agreement by reason of this Agreement, nor shall Secured Party be obligated to perform any of the obligations or duties of Company or Pledgor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder, to the extent the same arise prior to such foreclosure.

2.3.     Consent. To the extent the Company Agreement requires the consent or agreement of Pledgor, in its capacity as the sole member of Company or otherwise, to the transfer, conveyance, or encumbrance of all or any portion of the Pledged Membership Interests, Pledgor hereby irrevocably consents to (a) the grant of the security interest described in Section 2.1 of this Agreement, and (b) the transfer or conveyance of the Pledged Membership Interests and other Collateral, and the substitution of Secured Party, its nominee or any transferee as the member of Company, pursuant to Secured Party’s exercise of its rights and remedies under Section 5.3 of this Agreement or any of the Loan Documents.

SECTION 3

REPRESENTATIONS AND WARRANTIES

Pledgor hereby represents and warrants to Secured Party as follows:

(a)     Pledgor is a [corporation] duly formed, validly existing and in good standing under the laws of the State of [Maryland], has the requisite [corporation] power and authority to own its properties and assets and to carry on its business as now conducted, and is qualified to do business in each jurisdiction where the nature of the business conducted or the property owned or leased requires such qualification except where the failure to be so qualified to do business would not have a Material Adverse Effect.

(b)     Pledgor is the legal and beneficial owner of good and indefeasible title to 100% of the membership interests in Company, which is not certificated. Pledgor has good and indefeasible title to the Pledged Membership Interests and other Collateral free and clear of any Lien except for Customary Permitted Liens, and has all necessary authority to pledge, sell, transfer and assign the Pledged Membership Interests and other Collateral as provided herein, and such assignment and transfer, and any subsequent foreclosure or other realization upon the Pledged Membership Interests or other Collateral pursuant hereto (whether acquired by Secured Party or a third party), are not contrary to or in conflict with either Company Agreement or any other agreement;

Exhibit G – Page 3

(c)     To Pledgor’s knowledge, no financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of Secured Party relating to this Agreement, and Pledgor has not authorized or agreed to any such other financing statements or filings;

(d)     This Agreement has been duly executed and delivered by Pledgor and is the legal and binding obligation of Pledgor enforceable in accordance with its terms, subject to Debtor Relief Laws and general principles of equity (whether considered in a proceeding at law or in equity), including concepts of commercial reasonableness and materiality, and implied covenants of good faith and fair dealing;

(e)     Upon execution of this Agreement by Pledgor and the recording of the financing statements previously provided to Pledgor in the appropriate offices, Secured Party will have a valid, first and prior perfected security interest in the Collateral, subject only to Customary Permitted Liens;

(f)     Neither the execution and delivery of this Agreement, nor the consummation of any of the transactions hereby contemplated, nor compliance with the terms and provisions hereof, will contravene or materially conflict with (i) any material provision of Law, statute, or regulation to which Pledgor or Company is subject, or (ii) any judgment, license, order, or permit applicable to Pledgor or Company. No consent, approval, authorization, or order of any Governmental Authority, member, or third party is required that has not been received or taken (i) for the grant by Pledgor of the Security Interests, (ii) for the execution, delivery, or performance of this Agreement by Pledgor, (iii) for the perfection of the Security Interests, or (iv) except for such notices as are required by the Code or the Credit Agreement, for the exercise by Secured Party of its rights and remedies hereunder;

(g)     Pledgor’s exact legal name, jurisdiction of organization, type of entity, and state issued organizational identification number are disclosed on its signature page to this Pledge Agreement. Pledgor has not done business in the last five (5) years under any other name (including any trade-name or fictitious business name). Pledgor has not changed its name or jurisdiction of organization or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) within the past five years; and

(h)     Pledgor has fully performed each and every one of its obligations and duties under the Company Agreement on or prior to the date due. Pledgor has not received any notice of any default in the performance of its obligations under the Company Agreement or of any situation which could give rise to such an event of default thereunder.

SECTION 4

COVENANTS

Pledgor hereby covenants and agrees that until the Secured Indebtedness is paid and performed in full:

(a)     Pledgor will not cause, permit, or consent to (i) any amendment or modification to the Company Agreement in effect as of the date hereof other than in any manner that would not adversely affect any Loan Party’s ability to pay its Obligations or materially and adversely impair any rights or remedies of Secured Party or any Lender under the Loan Documents or Applicable Laws or such other changes that have been approved in writing by Secured Party; (ii) any transfer or change in the ownership of the membership interests in Company; or (iii) the membership interests in Company being or becoming certificated;

Exhibit G – Page 4

(b)     Pledgor will pay and discharge promptly when due all taxes, assessments, forced contributions, governmental charges, fines, penalties, and any other lawful claims, of every description, payable by Pledgor with respect to (or which, if not paid, could result in an encumbrance upon) any of the Collateral, except as otherwise permitted by the terms of the Credit Agreement, unless, in all instances, the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Pledgor. In the event that Pledgor should, for any reason, fail to pay and discharge promptly any taxes, assessments, forced contributions, governmental charges, fines, or penalties when due (subject to the provisions of the Credit Agreement), then Secured Party shall be authorized, but shall not be obligated, to pay the same, with full subrogation to all rights of any Person by reason of such payment, and the amounts so paid, together with interest thereon as provided herein, shall be secured by the Security Interests;

(c)     Pledgor will not sell, transfer, mortgage, or otherwise encumber any Collateral in any manner without first obtaining the written consent of Secured Party, which consent may be withheld in Secured Party’s sole and absolute discretion. Any written consent to any such sale, mortgage, transfer, or encumbrance shall not be construed to be a waiver of this provision in respect of any subsequent proposed sale, mortgage, transfer, or encumbrance;

(d)     Pledgor will, at its expense and in such manner and form as Secured Party may from time to time reasonably require, execute, deliver, and allow Secured Party to file and record, any financing statement, specific assignment, or other instruments, certificates, or papers, and take any other action that may be necessary or desirable, or that Secured Party may from time to time reasonably request, in order to create, preserve, perfect, or validate any Security Interest, or to enable Secured Party to exercise and enforce its rights hereunder with respect to any of the Collateral. In the event, for any reason, that the Law of any jurisdiction other than the State of Delaware becomes or is applicable to the Collateral, or any part thereof, Pledgor agrees to execute and deliver all such instruments and to do all such other things that may be necessary or appropriate to preserve, protect, and enforce the Security Interests of Secured Party under the Law of such other jurisdiction, to at least the same extent that the Security Interests would be protected under the Code. To the extent permitted by applicable Law, Pledgor hereby authorizes Secured Party to execute and file, in the name of Pledgor or otherwise, Code financing statements that Secured Party in its sole discretion may deem necessary or appropriate to further perfect the Security Interests;

(e)     If Pledgor receives, by virtue of being or having been an owner of any of the Collateral, any notes, other instruments, options, cash distributions, or any other distribution (subject to distributions permitted under Section 5.1(c)), then Pledgor shall receive the same in trust for Secured Party, shall immediately notify Secured Party of such receipt, and shall immediately take all such actions and execute all such documents as Secured Party reasonably deems necessary or appropriate to continue or create as first and prior perfected Liens (subject only to Customary Permitted Liens), in favor of Secured Party, covering such notes, other instruments or options;

(f)     Pledgor shall not change its address to be used for Code filings from the address set forth in the opening paragraph hereto without prior notice to Secured Party;

(g)     Pledgor shall cause to be obtained any and all waivers and consents necessary to make effective the grant contained in and to perfect the security interest granted pursuant to Section 2.1 hereof. Pledgor shall not vote to amend the Company Agreement to provide that its equity interests are securities governed by Article 8 of the Code, and hereby agrees and acknowledges that any such vote shall be invalid and any such amendment shall be void ab initio;

(h)     Pledgor shall perform fully all obligations imposed upon it by any agreements or instruments concerning all or any part of the Collateral, including, without limitation, the Company

Exhibit G – Page 5

Agreement, and shall maintain in full force and effect all such agreements and instruments, and shall not amend or modify, or consent to the amendment or modification of such agreements or instruments, except as expressly permitted hereunder, without the prior written consent of Secured Party; and

(i)     Pledgor shall promptly notify Secured Party of any material adverse change in any material fact or material circumstance warranted or represented by Pledgor in this Agreement or in any other writing furnished by Pledgor to Secured Party in connection with the Collateral or the Secured Indebtedness, and shall promptly notify Secured Party of any claim, action, or proceeding affecting title to the Collateral, or any part thereof, or the Security Interests herein, and, at the request of Secured Party, shall appear and defend, at Pledgor’s expense, any such action or proceeding.

SECTION 5

GENERAL AUTHORITY AND POWERS AND REMEDIES

5.1.     Voting Rights; Dividends, Etc., Prior to Default.

(a)     Rights Prior to Default. So long as no Default or Event of Default exists and Secured Party shall not have given written notice to Pledgor or Company of its intention to foreclose upon or otherwise dispose of all or any part of the Collateral, or to exercise its voting rights pertaining to the Pledged Membership Interests, Pledgor shall be entitled to exercise any and all voting and/or consensual rights and powers relating or pertaining to the Pledged Membership Interests or any part thereof for any purpose not inconsistent with the terms of this Agreement.

(b)     Termination of Rights. Upon both (i) the occurrence of an Event of Default and during its continuation, and (ii) the giving of written notice by Secured Party to Pledgor or Company of its intention to (A) foreclose upon or otherwise dispose of all or any part of the Collateral or (B) exercise its voting rights pertaining to the Pledged Membership Interests, all rights of Pledgor to exercise the voting and/or consensual rights and powers which it is entitled to exercise pursuant to Section 5.1(a) hereof shall cease, at the option of Secured Party, and all such rights shall thereupon become vested in Secured Party, who shall have the sole and exclusive right and authority to exercise such voting and/or consensual rights.

(c)     No Right to Receive Distributions. If an Event of Default exists, all payments and distributions made to Pledgor upon or with respect to the Collateral shall be paid or delivered to Secured Party, and Pledgor agrees to take all such action as Secured Party may reasonably deem necessary or appropriate to cause all such payments and distributions to be made to Secured Party. Further, Secured Party shall have the right, at any time during which an Event of Default exists, to notify and direct Company to thereafter make all payments, dividends, and any other distributions payable in respect thereof directly to Secured Party until such time as such Event of Default ceases to exist. Company shall be fully protected in relying on the written statement of Secured Party that it then holds a security interest which entitles it to receive such payments and distributions. Any and all money and other property paid over to or received by Secured Party pursuant to this Section 5.1 shall be retained by Secured Party as additional collateral hereunder and may be applied (and upon Pledgor’s written request all cash shall promptly be applied) in accordance with Section 5.5 hereof.

5.2.     General Authority. Pledgor hereby irrevocably appoints Secured Party, and its successors and assigns, the true and lawful attorney in fact of Pledgor, with full power of substitution, in the name of Pledgor, for the sole use and benefit of Secured Party, but at Pledgor’s expense, to the extent permitted by law to exercise, at any time and from time to time following the occurrence and during the continuance of an Event of Default, all or any of the following powers with respect to all or any of the Collateral:

Exhibit G – Page 6

(a)     to ask, demand, sue for, collect, receive, and give acquittance and receipts for any and all monies due or to become due upon or by virtue thereof;

(b)     to receive, endorse, and collect any drafts or other instruments, documents, and chattel paper, in connection with clause (a) preceding;

(c)     to settle, compromise, compound, prosecute, or defend any action or proceeding with respect thereto;

(d)     subject to Section 5.3 hereof, to sell, transfer, assign, or otherwise deal in or with the same or the proceeds thereof as fully and effectually as if Secured Party were the absolute owner thereof; and

(e)     to extend the time of payment of any or all thereof and to make any allowance and other adjustments with reference thereto.

In addition, the provisions of Section 9.10 of the Credit Agreement (Inspection Rights) regarding Secured Party’s right to inspect and visit any property of Company are hereby incorporated by reference. Pledgor shall furnish to Secured Party any information existing at the time of any such inspection or visit and reasonably requested by Secured Party in connection with the Collateral. Pledgor will maintain complete and accurate books and records regarding the Collateral.

5.3.     Remedies Upon Event of Default.

(a)     If any Event of Default shall have occurred and is continuing, then Secured Party, at its option, without demand, presentment, notice of acceleration, intention to accelerate, or other notice (which are fully waived) may:

(i)     exercise all the rights of a secured party under the Code (whether or not the Code is in effect in the jurisdiction where such rights are exercised, unless prohibited by applicable law), under other applicable law, or at equity.

(ii)    apply the cash, if any, then held by Secured Party as Collateral as specified in Section 5.5.

(iii)   sell all of the Collateral or any part thereof at public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit, or for future delivery, and at such price or prices as Secured Party may reasonably deem satisfactory. Upon Secured Party’s demand, Pledgor will take all steps necessary to prepare the Collateral for and otherwise assist in any proposed disposition of the Collateral. Any holder of the Secured Indebtedness may be the purchaser of any or all of the Collateral so sold at any public sale (or, if the Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations or if the subject Collateral is membership interest or other Collateral that is the subject of the immediately following paragraph, at any private sale) and thereafter hold the same absolutely free from any right or claim of whatsoever kind. Any holder of the Secured Indebtedness shall have the right to offset the amount of its bid against an equal amount to the Secured Indebtedness held by such holder.

Pledgor agrees that, because of the Securities Act of 1933, as amended, or any other laws or regulations, and for other reasons, there may be legal and/or practical restrictions or limitations affecting Secured Party in any attempts to dispose of certain portions of the Collateral and for the enforcement of their rights. For these reasons, Secured Party is hereby authorized by Pledgor, but

Exhibit G – Page 7

not obligated, upon the occurrence and during the continuation of an Event of Default, to sell all or any part of the Collateral at private sale, subject to investment letter or in any other manner which will not require the Collateral, or any part thereof, to be registered in accordance with the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, or any other laws, at a reasonable price at such private sale or other distribution in the manner mentioned above. Pledgor understands that Secured Party may in its discretion approach a limited number of potential purchasers and that a sale under such circumstances may yield a lower price for the Collateral, or any part thereof, than would otherwise be obtainable if such Collateral were either afforded to a larger number of potential purchasers or registered or sold in the open market. Pledgor agrees that such private sale shall be deemed to have been made in a commercially reasonable manner, and that Secured Party has no obligation to delay the sale of any Collateral to permit the issuer thereof to register it for public sale under any applicable federal or state securities laws.

Secured Party is authorized in connection with any such sale to (i) restrict the prospective bidders on or purchasers of any of the Collateral to parties who can provide reasonably satisfactory evidence of creditworthiness necessary to complete the purchase of the Collateral, and (ii) impose such other limitations or conditions in connection with any such sale as Secured Party reasonably deems necessary in order to comply with applicable law. Pledgor covenants and agrees that it will execute and deliver such documents and take such other action as Secured Party reasonably deems necessary in order that any such sale may be made in compliance with applicable law. Upon any such sale Secured Party shall have the right to deliver, assign, and transfer to the purchaser thereof the Collateral so sold. Each purchaser at any such sale shall hold the Collateral so sold absolutely free from any claim or right of Pledgor of whatsoever kind, including any equity or right of redemption of Pledgor. Pledgor, to the extent permitted by applicable law, hereby specifically waives all rights of redemption, stay, or appraisal which it has or may have under any law now existing or hereafter enacted.

Pledgor agrees that 10 days’ written notice from Secured Party to Pledgor of Secured Party’s intention to make any such public or private sale or sale at a broker’s board or on a securities exchange shall constitute “reasonable notification” within the meaning of Section 9-504(c) of the Code. Such notice shall (A) in case of a public sale, state the time and place fixed for such sale, (B) in case of sale at a broker’s board or on a securities exchange, state the board or exchange at which such a sale is to be made and the day on which the Collateral, or the portion thereof so being sold, will first be offered to sale at such board or exchange, and (C) in the case of a private sale, state the day after which such sale may be consummated. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as Secured Party may fix in the notice of such sale. At any such sale, the Collateral may be sold in one lot as an entirety or in separate parcels, as Secured Party may reasonably determine. Secured Party shall not be obligated to make any such sale pursuant to any such notice. Secured Party may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned.

In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by Secured Party until the selling price is paid by the purchaser thereof, but Secured Party shall not incur any liability in case of the failure of such purchaser to take up and pay for the Collateral so sold, and in case of any such failure, such Collateral may again be sold upon like notice. Secured Party, instead of exercising the power of sale herein conferred upon it, may proceed by a suit or suits at law or in equity to foreclose the Security Interests and sell the Collateral, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction.

Exhibit G – Page 8

(b)     Without limiting the foregoing or imposing upon Secured Party any obligations or duties not required by applicable law, Pledgor acknowledges and agrees that, in foreclosing upon any of the Collateral or exercising any other rights or remedies provided Secured Party hereunder or under applicable law, Secured Party may, but shall not be required to: (i) qualify or restrict prospective purchasers of the Collateral by requiring evidence of creditworthiness, and requiring the execution and delivery of confidentiality agreements or other documents and agreements as a condition to such prospective purchasers’ receipt of information regarding the Collateral or participation in any public or private foreclosure sale process; (ii) provide to prospective purchasers the Company Agreement and business and financial information regarding Company available in the files of Secured Party at the time of commencing the foreclosure process, without the requirement that Secured Party obtain, or seek to obtain, any updated business or financial information or Company Agreement, or verify or certify to prospective purchasers the accuracy of any such business or financial information or Company Agreement; (iii) sell at foreclosure all, or a portion but not all, of the rights, titles, and interests of Pledgor in Company; it being further specifically acknowledged by Pledgor that limitations or potential limitations on the transfer of certain Collateral under the Company Agreement or other applicable agreements or law may limit Secured Party’s right or ability to foreclose upon or sell certain rights, titles, and interests of Pledgor in Company; or (iv) offer for sale, and sell, membership interests either with, or without, first employing an appraiser, investment banker, or broker with respect to the evaluation of Collateral, the solicitation of purchasers for Collateral, or the manner of sale of Collateral.

(c)     Secured Party shall have all rights, remedies, and recourse granted in the Credit Agreement and the other Loan Documents or existing at common law or equity (including specifically those granted by the Code), and such rights and remedies (i) shall be cumulative and concurrent, (ii) may be pursued separately, successively, or concurrently against Pledgor and any party obligated to pay or perform the Secured Indebtedness, any of the Collateral, or any other security for any of the Secured Indebtedness, at the sole discretion of Secured Party, and (iii) may be exercised as often as occasion therefor shall arise, it being agreed by Pledgor that the exercise or failure to exercise any such rights or remedies shall in no event be construed as a waiver or release thereof or of any other right, remedy, or recourse.

(d)     Notwithstanding a foreclosure upon any of the Collateral or exercise of any other remedy by Secured Party in connection with an Event of Default, Pledgor shall not be subrogated thereby to any rights of Secured Party against the Collateral or any other security for any of the Secured Indebtedness. Pledgor shall not be deemed based on any subrogation or other rights they may have to be the owner of any interest in any of the Secured Indebtedness unless and until all of the Secured Indebtedness has been indefeasibly paid to Secured Party and fully performed and discharged.

(e)     All recitals in any instrument of assignment or any other instrument executed by Secured Party incident to the sale, transfer, assignment, or other disposition or utilization of the Collateral or any part thereof hereunder shall be presumptive evidence of the matters stated therein and all prerequisites of such sale or other action contained in such recitals shall be presumed to have been performed or to have occurred.

5.4.     Waivers by Pledgor. In case of any Event of Default, neither Pledgor nor anyone claiming by, through, or under Pledgor, to the extent Pledgor may lawfully so agree, shall or will set up, claim, or seek to take advantage of any appraisement, valuation, stay, extension, or redemption law now or hereafter in force under any applicable law, in order to prevent or hinder the enforcement of this Agreement, or the absolute sale of the Collateral, or the final and absolute putting into possession thereof, immediately after such sale, of the purchaser thereof; and Pledgor in Pledgor’s own right and for all who may claim under Pledgor, hereby waives, to the fullest extent that Pledgor may lawfully do so, the benefit of any and all right to have the Collateral marshaled upon any enforcement of the Security Interests herein granted, and Pledgor agrees that Secured Party or any court having jurisdiction to enforce the Security Interests may sell the Collateral in parts or as an entirety.

Exhibit G – Page 9

5.5.     Application of Proceeds. Upon the maturity of any instrument evidencing the Secured Indebtedness or any part thereof, whether such maturity be by such terms of such instruments or through the exercise of any power of acceleration, Secured Party is authorized and empowered to apply any and all funds realized from the sale of all or any part of the Collateral not previously credited against the Secured Indebtedness in its reasonable discretion; provided, that any funds realized from the sale of Collateral that are applied to reduce any Obligations (as defined in and arising under the Credit Agreement) shall be applied to the repayment of the Obligations resulting from the Borrowings under the Credit Agreement used to acquire such Collateral.

5.6.     Enforcement of Secured Indebtedness. Nothing in this Agreement shall affect or impair the unconditional and absolute right of Secured Party to enforce the Secured Indebtedness as and when the same shall become due in accordance with the terms of the Credit Agreement, whether by acceleration or otherwise.

SECTION 6

MISCELLANEOUS

6.1.     Headings. The headings of sections herein are inserted only for convenience and shall in no way define, describe, or limit the scope or intent of any provision of this Agreement.

6.2.     Amendments. No change, amendment, modification, cancellation, or discharge of any provision of this Agreement shall be valid unless consented to in writing by the party or parties against whom enforcement thereof is sought (subject to the terms of the Credit Agreement).

6.3.     Assignment of Secured Party’s Rights. Secured Party shall have the right to assign all or any portion of its rights under this Agreement to any subsequent holder or holders of the Secured Indebtedness permitted under the Credit Agreement.

6.4.     Parties in Interest. As and when used herein, the term “Pledgor” shall mean and include Pledgor herein named and its successors and permitted assigns, the term “Secured Party” shall mean and include Secured Party herein named and its successors and assigns, and all covenants and agreements herein shall be binding upon and inure to the benefit of Pledgor and Secured Party and their respective assigns, provided that Pledgor shall have no right to assign its rights hereunder to any other Person.

6.5.     Applicable Laws. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW PRINCIPLES THAT MIGHT OTHERWISE APPLY, AND THE APPLICABLE FEDERAL LAWS OF THE UNITED STATES OF AMERICA. If any provision of this Agreement is held to be invalid or unenforceable, the validity and enforceability of the other provisions of this Agreement shall remain unaffected.

6.6.     Notices. Any notices or other communications required or permitted to be given by this Agreement or any other documents and instruments referred to herein must be given to the address of such party as follows:

Exhibit G – Page 10

If to Secured Party:

Bank of America, N.A.

901 Main Street, 64th Floor

Dallas, Texas 75202

Telephone: (214) 209-3755

Fax: (214) 290-3444

Attention: [        ]

E-mail: [        ]

If to Pledgor:

Clarion Partners Real Estate Income Fund Inc.

230 Park Avenue

New York, NY 10169

Attention: David Whorton

Email: CPREIFPortfolioManagement@Clarionpartners.com

6.7.     Financing Statement. Secured Party shall be entitled at any time to file a photographic or other reproduction of this Agreement as a financing statement, but the failure of Secured Party to do so shall not impair the validity or enforceability of this Agreement.

6.8.     Obligations Absolute. All rights and remedies of Secured Party hereunder, and all obligations of Pledgor hereunder, shall be absolute and unconditional irrespective of:

(a)     any lack of validity or enforceability of the Credit Agreement or any of the other Loan Documents or any other agreement or instrument relating to any of the foregoing;

(b)     any change in the time, manner, or place of payment of, or in any other term of, all or any of the Secured Indebtedness, or any other amendment or waiver of or any consent to any departure from the Credit Agreement or any of the other Loan Documents;

(c)     any exchange, release, or non-perfection of any Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Indebtedness; or

(d)     any other circumstance (other than payment in full of the Secured Indebtedness) that might otherwise constitute a defense available to, or a discharge of, Pledgor.

6.9.     Termination of Agreement. Upon (a) indefeasible repayment in full of all Secured Indebtedness and termination of the Credit Agreement, or (b) release of the Unencumbered Property owned (or leased pursuant to an Acceptable Ground Lease, as applicable) by Company pursuant to and in accordance with Section 5.03 of the Credit Agreement (Addition/Removal of Unencumbered Properties), this Agreement shall terminate and the security interest and lien in and to the Collateral shall be released. Upon termination of this Agreement, Secured Party shall deliver to Pledgor (at Pledgor’s expense) such releases and terminations as Pledgor reasonably requests to evidence the extinguishment of such liens and security interests.

6.10.     Counterparts; Electronic Delivery of Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument, and in making proof of this Agreement it shall not be necessary to produce or account for more than one such counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

Exhibit G – Page 11

6.11.     Disclosure. Subject to the requirements set forth in Section 13.07 of the Credit Agreement (Treatment of Certain Information; Confidentiality), Secured Party is granted the right to discuss Pledgor’s or Company’s affairs, finances, and accounts with all parties to such degree as Secured Party reasonably deems necessary or advisable to protect its security interest and/or the repayment of the indebtedness secured hereby. Pledgor covenants to do all things necessary or appropriate to permit Secured Party to fully exercise its rights under this paragraph.

6.12.     Entirety. This Agreement embodies the final, entire agreement among Pledgor and Secured Party with respect to the pledge and assignment of the Collateral and the other matters addressed herein and therein, and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof, and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.

6.13.     WAIVER OF TRIAL BY JURY. PLEDGOR HEREBY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, WHICH WAIVER IS INFORMED AND VOLUNTARY.

6.14.     Waiver of Certain Claims. Pledgor hereby waives any right or claim to consequential or punitive damages arising out of or relating to this Agreement or any of the other Loan Documents or the transactions contemplated hereby or thereby, or the actions of Secured Party in the negotiation, administration, or enforcement hereof or thereof.

6.15.     WAIVER OF NOTICE AND HEARING. PLEDGOR HEREBY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO NOTICE OR HEARING PRIOR TO SEIZURE BY SECURED PARTY OF THE COLLATERAL, WHETHER BY WRIT OF POSSESSION OR OTHERWISE.

[Remainder of Page Intentionally Left Blank;

Signature Page(s) Follow(s).]

Exhibit G – Page 12

IN WITNESS WHEREOF, Pledgor has executed this Agreement as of the day and year first above written.

PLEDGOR:

[CLARION PARTNERS REAL ESTATE INCOME FUND INC., a Maryland corporation]

By:
Name:
Title:

Jurisdiction: [Maryland]
Organizational ID: [D19297555]

Signature Page to

Pledge Agreement

ACKNOWLEDGMENT OF PLEDGE

Company hereby acknowledges the pledge of the Pledged Membership Interests and other Collateral pursuant to this Agreement and consents to the terms and conditions set forth in this Agreement. Company has identified Secured Party’s interest in the Pledged Membership Interests and other Collateral in Company’s records, and shall comply with any instruction received thereby from Secured Party in accordance with the terms of this Pledge Agreement with respect to the Collateral, without any consent or further instructions from Pledgor (or other registered owner).

COMPANY:

[ ], a [ ]

By:
Name:
Title:

Exhibit G - Acknowledgment of Pledge

EXHIBIT H

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Joinder Agreement”), dated as of [__________, 20__], is entered into by CPREIF 100 FRIARS LLC, CPREIF 55 MESSINA LLC, CPREIF ANKER HAUS LLC, CPREIF CONGRESS COMMONS LLC, CPREIF ACQUISITIONS LLC, each a Delaware limited liability company (collectively, the “Initial Guarantors”), and [NAME OF PROPOSED GUARANTOR], a [__________] (“Proposed Guarantor”), in connection with that certain Revolving Credit Agreement dated as of November 30, 2021 (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”), entered into by and among CLARION PARTNERS REAL ESTATE INCOME FUND, INC., a Maryland corporation, Initial Guarantor, BANK OF AMERICA, N.A., a national banking association (in its individual capacity, “Bank of America”), as Administrative Agent, and the lenders from time to time party thereto (the “Lenders”). All capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Credit Agreement.

A. Proposed Guarantor desires to become a “Guarantor” under the Credit Agreement.

B. Accordingly, Proposed Guarantor hereby agrees as follows with Administrative Agent, for the benefit of the Lenders:

1. Proposed Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, it will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement and the other Loan Documents, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement and the other Loan Documents. Proposed Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Loan Documents applicable to a Guarantor. Without limitation of the foregoing, to the extent applicable to it, Proposed Guarantor represents and warrants that the representations and warranties in Article VIII of the Credit Agreement applicable to a Guarantor are true and correct as of the date hereof as to Proposed Guarantor.

2. Proposed Guarantor acknowledges and confirms that it has received a copy of the Credit Agreement and the schedules and exhibits thereto.

3. Initial Guarantors confirm that, notwithstanding the joinder of Proposed Guarantor to the Loan Documents, the obligations of such Initial Guarantors under the Credit Agreement are and shall continue to be in full force and effect.

4. Proposed Guarantor agrees that at any time and from time to time, upon the reasonable written request of Administrative Agent, it will execute and deliver such further documents and do such further acts and things as Administrative Agent may reasonably request in order to effect the purposes of this Joinder Agreement.

5. The address of Proposed Guarantor for purposes of Section 13.02 of the Credit Agreement (Notices; Effectiveness; Electronic Communication) shall be [the same as the address of Initial Guarantors referred to in Section 13.02 of the Credit Agreement][the address set forth on the signature page hereto].

6. This Joinder Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one document.

Exhibit H – Page 1

7. This Joinder Agreement shall become effective, and Proposed Guarantor shall become a Guarantor, upon satisfaction of the conditions contained in Section 4.09 of the Credit Agreement (Additional Guarantors).

8. THIS JOINDER AGREEMENT, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Remainder of Page Intentionally Left Blank;

Signature Page(s) Follow(s).]

Exhibit H – Page 2

IN WITNESS WHEREOF, Proposed Guarantor and Initial Guarantors have caused this Joinder Agreement to be duly executed by their authorized officers, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted and agreed to by its authorized officer, as of the day and year first above written.

INITIAL GUARANTOR:

CPREIF 100 FRIARS LLC, a Delaware limited liability company

By: CLARION PARTNERS REAL ESTATE INCOME FUND INC., its Managing Member

By:
Name:
Title:

CPREIF 55 MESSINA LLC, a Delaware limited liability company

By: CLARION PARTNERS REAL ESTATE INCOME FUND INC., its Managing Member

By:
Name:
Title:

CPREIF ANKER HAUS LLC, a Delaware limited liability company

By: CLARION PARTNERS REAL ESTATE INCOME FUND INC., its Managing Member

By:
Name:
Title:

CPREIF CONGRESS COMMONS LLC, a Delaware limited liability company

By: CLARION PARTNERS REAL ESTATE INCOME FUND INC., its Managing Member

By:
Name:
Title:

Signature Page to

Joinder Agreement

CPREIF ACQUISITIONS LLC, a Delaware limited liability company

By: CLARION PARTNERS REAL ESTATE INCOME FUND INC., its Managing Member

By:
Name:
Title:

PROPOSED GUARANTOR: [__________]

By:
Name:
Title:
[Address for Notices:]

Signature Page to

Joinder Agreement

Accepted and agreed:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Signature Page to

Joinder Agreement

EXHIBIT I

MORTGAGTE INSURANCE REQUIREMENTS

(a) Each applicable Loan Party shall obtain and maintain at such Loan Party’s sole expense: (i) property insurance with respect to all insurable Property, against loss or damage by fire, lightning, windstorm, explosion, hail, tornado and such additional hazards as are presently included in “Special Form” (also known as “all-risk”) coverage and against any and all acts of terrorism and such other insurable hazards as Administrative Agent may require, in an amount not less than 100% of the full replacement cost, including the cost of debris removal, without deduction for depreciation and sufficient to prevent such Loan Party and Administrative Agent from becoming a coinsurer, such insurance to be in “builder’s risk” completed value (non-reporting) form during and with respect to any construction on the Property; (ii) if and to the extent Subsection (b) of this Exhibit applies, a flood insurance policy in accordance with Subsection (b) below; (iii) general liability insurance, on an “occurrence” basis, against claims for “personal injury” liability, including bodily injury, death or property damage liability, for the benefit of such Loan Party as named insured and Administrative Agent as additional insured; (iv) statutory workers’ compensation insurance with respect to any work on or about the Property (including employer’s liability insurance, if required by Administrative Agent), covering all employees of such Loan Party and any contractor; (v) if there is a general contractor, commercial general liability insurance, including products and completed operations coverage, and in other respects similar to that described in clause (iii) above, for the benefit of the general contractor as named insured and such Loan Party and Administrative Agent as additional insureds, in addition to statutory workers’ compensation insurance with respect to any work on or about the Property (including employer’s liability insurance, if required by Administrative Agent), covering all employees of the general contractor and any contractor; and (vi) such other insurance on the Property and endorsements as may from time to time be required by Administrative Agent (including soft cost coverage, automobile liability insurance, business interruption insurance or delayed rental insurance, boiler and machinery insurance, earthquake insurance, wind insurance, volcano insurance, sinkhole coverage, and/or permit to occupy endorsement) and against other insurable hazards or casualties which at the time are commonly insured against in the case of premises similarly situated, due regard being given to the height, type, construction, location, use and occupancy of buildings and improvements. All insurance policies shall be issued and maintained by insurers, in amounts, with deductibles, limits and retentions, and in forms satisfactory to Administrative Agent, and shall require not less than ten (10) days’ prior written notice to Administrative Agent of any cancellation for nonpayment of premiums, and not less than thirty (30) days’ prior written notice to Administrative Agent of any other cancellation or any change of coverage. All insurance companies must be qualified, authorized, or licensed to do business in the state in which the Property is located and must have an A.M. Best Company financial and performance ratings of A-:IX or better. All insurance policies maintained, or caused to be maintained, with respect to the Property, except for general liability insurance, shall provide that each such policy shall be primary without right of contribution from any other insurance that may be carried by such Loan Party or Administrative Agent and that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured. If any insurer which has issued a policy of title, hazard, liability or other insurance required pursuant to this Agreement or any other Loan Document becomes insolvent or the subject of any petition, case, proceeding or other action pursuant to any Debtor Relief Law, or if in Administrative Agent’s reasonable opinion the financial responsibility of such insurer is or becomes inadequate, such Loan Party shall, in each instance promptly upon its discovery thereof or upon the written request of Administrative Agent therefor, and at such Loan Party’s expense, promptly obtain and deliver to Administrative Agent a like policy (or, if and to the extent permitted by Administrative Agent, acceptable evidence of insurance) issued by another insurer, which insurer and policy meet the requirements of this Agreement or such other Loan Document, as the case may be. Without limiting the discretion of Administrative Agent with respect to required endorsements to insurance policies, all such policies for loss of or damage to the Property shall contain a standard mortgagee “Loss Payee” clause (without contribution)

Exhibit I – Page 1

naming Administrative Agent as “Loss Payee” with loss proceeds payable to Administrative Agent notwithstanding (A) any act, failure to act or negligence of or violation of any warranty, declaration or condition contained in any such policy by any named or additional insured; (B) the occupation or use of the Property for purposes more hazardous than permitted by the terms of any such policy; (C) any foreclosure or other action by Administrative Agent under the Loan Documents; or (D) any change in title to or ownership of the Property or any portion thereof, such proceeds to be held for application as provided in the Loan Documents. such Loan Party shall pay all premiums on policies required hereunder as they become due and payable. If any loss occurs at any time when such Loan Party has failed to perform such Loan Party’s covenants and agreements in this Subsection with respect to any insurance payable because of loss sustained to any part of the Property whether or not such insurance is required by Administrative Agent, Administrative Agent shall nevertheless be entitled to the benefit of all insurance covering the loss and held by or for such Loan Party, to the same extent as if it had been made payable to Administrative Agent.

(b) This Subsection applies if and to the extent any portion of the improvements on the Property or any other structure is, are or in the future may be, under the Flood Insurance Laws, in a Special Flood Hazard Area. Each applicable Loan Party shall obtain and maintain at such Loan Party’s sole expense, a flood insurance policy on the improvements on the Property and any such other structure in an amount required by Administrative Agent, but in no event less than the amount sufficient to meet the requirements of applicable Law, as such requirements may from time to time be in effect. In addition to the foregoing, such Loan Party shall obtain and maintain at such Loan Party’s expense, a flood insurance policy on any building materials and supplies and any personal property contents owned by such Loan Party, as soon as a flood insurance policy on such building materials, supplies and contents can be obtained, to the extent Administrative Agent and Lenders take a security interest in such building materials, supplies, and/or personal property contents, in an amount required by Administrative Agent, but in no event less than the amount sufficient to meet the requirements of applicable Law, as such requirements may from time to time be in effect.

(c) Each Loan Party shall promptly deliver to Administrative Agent evidence satisfactory to Administrative Agent of the timely payment of all premiums on the policies required hereunder. The originals of each renewal or substitute policy (or to the extent permitted by Administrative Agent, a copy thereof and such evidence of insurance as may be acceptable to Administrative Agent) shall be delivered to Administrative Agent, with all premiums paid fully current, at least ten (10) days before the termination of the policy it renews or replaces.

(d) Administrative Agent may retain, at the applicable Laon Party’s sole expense, an independent insurance consultant to evaluate the sufficiency of the insurance to be carried by such Loan Party pursuant to this Exhibit and to advise Administrative Agent with respect to such other insurance as may be necessary and prudent to protect the Lenders’ security for repayment of the Obligations; provided, however, that, so long as no Event of Default shall have occurred and be continuing, such Loan Party shall only be obligated to pay for such independent evaluation one (1) time per calendar year.

(e) Administrative Agent shall have the right (but not the obligation) to make proof of loss for, settle and adjust any claim under, and receive all proceeds of insurance for loss of or damage to the applicable Property, regardless of whether the applicable insurance policies are required by Administrative Agent. Administrative Agent shall not be, under any circumstances, liable or responsible for failure to collect or exercise diligence in the collection of any such proceeds or for the obtaining, maintaining or adequacy of any insurance or for failure to see to the proper application of any amount paid over to any Loan Party. Each Loan Party shall at all times comply with the requirements of the insurance policies required hereunder and of the issuers of such policies and of any board of fire underwriters or similar body as applicable to or affecting the applicable Property.

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(f) Upon any foreclosure of any Mortgage or transfer of title to any Property in extinguishment of the whole or any part of the Obligations, all of the applicable Loan Party’s right, title and interest in and to the insurance policies referred to in this Exhibit (including unearned premiums) and all proceeds payable thereunder shall vest thereupon in the purchaser at foreclosure or such other transferee, to the extent permissible under such policies.

(g) Administrative Agent shall have the right (but not the obligation) to make proof of loss for, settle and adjust any claim under, and receive the proceeds of, all insurance for loss of or damage to the applicable Property, regardless of whether or not such insurance policies are required by Administrative Agent, and the expenses incurred by Administrative Agent, including reasonable attorneys’ fees, in the adjustment and collection of insurance proceeds shall be a part of the Obligations and shall be due and payable to Administrative Agent on demand. Administrative Agent shall not be, under any circumstances, liable or responsible for failure to collect or exercise diligence in the collection of any of such proceeds or for the obtaining, maintaining or adequacy of any insurance or for failure to see to the proper application of any amount paid over to the applicable Loan Party. Any proceeds of insurance policies received by Administrative Agent shall, after deduction therefrom of all expenses incurred by Administrative Agent, including reasonable attorneys’ fees, at Administrative Agent’s option be (1) released to the applicable Loan Party, or (2) applied (upon compliance with such terms and conditions as may be required by Administrative Agent) to repair or restoration, either partly or entirely, of the applicable Property so damaged, or (3) applied to the payment of the Obligations in such order and manner as Administrative Agent, in its sole discretion, may elect, whether or not due. In any event, the unpaid portion of the Obligations shall remain in full force and effect and the payment thereof shall not be excused. Each Loan Party shall at all times comply with the requirements of the insurance policies required hereunder and of the issuers of such policies and of any board of fire underwriters or similar body as applicable to or affecting each applicable Property.

As used in this Exhibit:

“FEMA” means the Federal Emergency Management Agency or any successor agency.

“Flood Insurance Laws” means, collectively, (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973, and (c) the National Flood Insurance Reform Act of 1994, and any regulation promulgated thereto, and any regulation promulgated thereto, each as amended and together with any successor Law of such type.

“Special Flood Hazard Area” means an area identified as such by the Administrator of FEMA using FEMA’s Flood Insurance Rate Map or FEMA’s Flood Hazard Boundary Map.

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